EXHIBIT 10-1

EXECUTION COPY

PARTICIPATION AGREEMENT

Dated as of June 26, 2007

among

FIRSTENERGY GENERATION CORP., as Lessee,

FIRSTENERGY SOLUTIONS CORP., as Guarantor,

MANSFIELD 2007 TRUST A, as Lessor,

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trust Company,

HILLBROOK CORP., as Owner Participant,

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
not in its individual capacity, except
as expressly provided herein, but solely
as Indenture Trustee,

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
not in its individual capacity, except
as expressly provided herein, but solely
as Pass Through Trustee

SALE AND LEASEBACK OF A 16.8885% UNDIVIDED INTEREST IN
BRUCE MANSFIELD PLANT, UNIT 1

i

APPENDICES:

Appendix A	Definitions and Rules of Interpretation

SCHEDULES:

Schedule 1-A	Equity Investment and Debt Financing
Schedule 1-B	Indenture Trustee’s Account
Schedule 1-C	Owner Participant’s Account
Schedule 2	Pricing Assumptions
Schedule 3.1	Lessee Disclosure Schedule
Schedule 4.5	Governmental Approvals
Schedule 4.21	Recordings and Filings
Schedule 7.1(b)	Listed Ineligible Transferees

EXHIBITS:

Exhibit A	Description of the Facility and the Undivided Interest
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Facility Lease Agreement
Exhibit D	Form of Site Lease
Exhibit E	Form of Site Sublease
Exhibit F	Form of Pass Through Trust Agreement
Exhibit G	Form of OP Parent Guaranty
Exhibit H	Form of Guaranty
Exhibit I	Form of Indenture
Exhibit J	Form of OP Assignment and Assumption Agreement
Exhibit K	Form of Support Agreement
Exhibit L	Form of Second Amendment to Operating Agreement
Exhibit M	Form of AF Security Agreement

PARTICIPATION AGREEMENT

                This PARTICIPATION AGREEMENT, dated as of June 26, 2007 (as amended, supplemented or otherwise modified from time to time, in accordance with the provisions hereof, this “Participation Agreement” or this “Agreement”), among (a) FIRSTENERGY GENERATION CORP., an Ohio corporation (together with its successors and permitted assigns, called the “Lessee”), (b) FIRSTENERGY SOLUTIONS CORP., an Ohio corporation, as Guarantor (together with its successors and permitted assigns, called the “Guarantor”) under the Guaranty, (c) MANSFIELD 2007 TRUST A, a Delaware statutory trust (together with its successors and permits assigns, called the “Lessor”), (d) U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, in its individual capacity (together with its successors and permitted assigns, called the “Trust Company”), (e) HILLBROOK CORP., a Delaware corporation (herein, together with its successors and permitted assigns, called the “Owner Participant”), (f) THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association organized and existing under the laws of the United States, not in its individual capacity, except as expressly provided herein, but solely as trustee under the Indenture (herein in its capacity as trustee under the Indenture, together with its successors and permitted assigns, called the “Indenture Trustee”, and herein in its individual capacity, together with its successors and permitted assigns, called the “Indenture Company”), and (g) THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association organized and existing under the laws of the United States, not in its individual capacity, except as expressly provided herein, but solely as trustee under the Pass Through Trust Agreement (herein in its capacity as trustee under the Pass Through Trust Agreement, called the “Pass Through Trustee”, and herein in its individual capacity, together with its successors and permitted assigns, called the “Pass Through Trust Company”).

WITNESSETH:

                WHEREAS, the Lessee, a direct, wholly-owned subsidiary of the Guarantor and an indirect, wholly-owned subsidiary of FirstEnergy, owns a 93.825% undivided interest in the Facility, which is more fully described in Exhibit A hereto;

                WHEREAS, the Lessee desires to (i) sell to the Lessor the Undivided Interest pursuant to the Bill of Sale, (ii) lease to the Lessor the Ground Interest pursuant to the Site Lease, and (iii) lease the Undivided Interest and sublease the Ground Interest from the Lessor pursuant to the Facility Lease and the Site Sublease, respectively;

                WHEREAS, the Owner Participant desires to cause the Lessor to (i) purchase the Undivided Interest from the Lessee pursuant to the Bill of Sale, (ii) lease the Ground Interest from the Lessee pursuant to the Site Lease, and (iii) lease the Undivided Interest and sublease the Ground Interest to the Lessee pursuant to the Facility Lease and Site Sublease, respectively;

                WHEREAS, the Owner Participant has entered into the Trust Agreement, pursuant to which the Owner Participant has authorized the Owner Trustee on behalf of the Lessor to, among other things and subject to the terms and conditions thereof and hereof, issue the Notes and sell such Notes to the Pass Through Trust, purchase the Undivided Interest from the Lessee pursuant to the Bill of Sale, lease the Ground Interest from the Lessee pursuant to the Site Lease, and lease the Undivided Interest and sublease the Ground Interest to the Lessee pursuant to the Facility Lease and the Site Sublease, respectively;

                WHEREAS, in order to provide a portion of the Purchase Price payable by the Lessor in respect of its acquisition of the Undivided Interest pursuant to the Bill of Sale, the Owner Participant is willing to make an investment in the Lessor in an amount equal to the Equity Investment, all in the manner and subject to the conditions set forth herein;

                WHEREAS, on the Closing Date, the Lessor intends to sell the Notes to the Pass Through Trust and to grant to the Indenture Trustee liens and security interests in the Indenture Estate to secure its obligations thereunder;

                WHEREAS, on or before the Closing Date, the Pass Through Trustee will enter into the Pass Through Trust Agreement, pursuant to which the Pass Through Trustee will be directed to use the Proceeds to purchase the Notes from the Lessor on the Closing Date;

                WHEREAS, on or before the Closing Date, the Lessee will enter into the Purchase Agreement with the Initial Purchasers and the Pass Through Trust pursuant to which the Initial Purchasers will purchase the Pass Through Certificates on the Closing Date from the Pass Through Trust;

                WHEREAS, concurrently with the execution and delivery of this Participation Agreement, the OP Guarantor has executed and delivered the OP Parent Guaranty pursuant to which the OP Guarantor guarantees the payment obligations of the Owner Participant under the Operative Documents;

                WHEREAS, pursuant to the Guaranty, the Guarantor has guaranteed all of the obligations of the Lessee under the Participation Agreement and as of the Closing Date shall guarantee all of the obligations of the Lessee under the other Operative Documents to which the Lessee is a party;

                WHEREAS, on or before the Closing Date, the Lessee and Lessor will enter into the Support Agreement regarding certain rights with respect to the Operating Agreement and Ancillary Facilities; and

                WHEREAS, the parties hereto desire to consummate the transactions contemplated hereby;

                NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           DEFINITIONS; INTERPRETATION OF THIS PARTICIPATION AGREEMENT

                Capitalized terms used in this Participation Agreement, including the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A hereto. The Rules of Interpretation set forth in Appendix A hereto shall apply to the terms used in and the interpretation of this Participation Agreement.

SECTION 2.           PARTICIPATION; CLOSING DATE; TRANSACTION EXPENSES

Section 2.1.           Agreements to Participate.

                Subject to the terms and conditions of this Agreement, and in reliance on the agreements, representations and warranties made herein and in the other Operative Documents, the parties agree to participate in the transactions described in this Section 2.1 on the Closing Date as follows:

(a) the Owner Participant will provide the Lessor funds in an amount sufficient to (i) fund the Equity Investment and (ii) pay the Transaction Expenses which the Lessor is responsible to pay pursuant to Section 2.3(a) hereof (collectively, the “Owner Participant’s Commitment”);

(b) the Lessor will (i) issue the Initial Notes, (ii) sell the Initial Notes to the Pass Through Trustee and (iii) grant to the Indenture Trustee, for the benefit of the Noteholders, certain liens and security interests in the Indenture Estate to secure its obligations with respect to the Notes;

(c) the Pass Through Trust will use the Proceeds to purchase the Initial Notes from the Lessor;

(d) the Lessor will use the proceeds of the (i) Owner Participant’s Commitment and (ii) the sale of the Initial Notes to pay (x) the Purchase Price for the Undivided Interest to the Lessee and (y) the Transaction Expenses which the Lessor is responsible to pay pursuant to Section 2.3(a) hereof;

(e) (i) the Lessee will (A) sell the Undivided Interest to the Lessor on the terms and conditions set forth herein and in the Bill of Sale, (B) lease the Ground Interest to the Lessor on the terms and conditions set forth in the Site Lease, (C) assign certain rights with respect to the Operating Agreement, and provide the Lessor with the easements, rights of way and other rights to access and use the Facility and the Ancillary Facilities described in the Support Agreement;

(ii) the Lessor will (A) buy the Undivided Interest from the Lessee on the terms and conditions set forth herein and in the Bill of Sale, (B) lease the Ground Interest from the Lessee on the terms and conditions set forth in the Site Lease, and (C) accept certain rights with respect to the Operating Agreement, and the easements, rights of way and other rights to access and use the Facility and the Ancillary Facilities from the Lessee described in the Support Agreement; and

(iii) each of the Lessor and Lessee will execute and deliver the Bill of Sale, the Site Lease, and the Support Agreement;

(f) (i) the Lessor will (A) lease to the Lessee the Undivided Interest on the terms and conditions set forth in the Facility Lease, (B) sublease the Ground Interest to the Lessee on the terms and conditions set forth in the Facility Lease and Site Sublease, and (C) assign certain rights with respect to the Operating Agreement to the Lessee, and provide the Lessee with the easements, rights of way and other rights to access and use the Facility and the Ancillary Facilities described in the Support Agreement;

(ii) the Lessee will (A) lease the Undivided Interest from the Lessor on the terms and conditions set forth in the Facility Lease, (B) sublease the Ground Interest from the Lessor on the terms and conditions set forth in the Facility Lease and Site Sublease, and (C) accept certain rights with respect to the Operating Agreement, and the easements, rights of way and other rights to access and use the Facility and the Ancillary Facilities from the Lessee described in the Support Agreement; and

(iii) each of the Lessor and Lessee will execute and deliver the Facility Lease and the Site Sublease;

(g) the Indenture Trustee will act as the trustee under and enter into the Indenture pursuant to which the Notes will be issued;

(h) the OP Guarantor will guarantee the payment obligations of the Owner Participant under the Operative Documents pursuant to the OP Parent Guaranty;

(i) the Guarantor will guarantee the obligations of the Lessee under the Lessee Documents pursuant to the Guaranty;

(j) the Owner Participant and the Lessee will execute and deliver the Tax Indemnity Agreement; and

(k) the parties agree to enter into the agreements referred to above and the other Operative Documents and the Operating Agreement, and to cause each Affiliate thereof that is not a party hereto but is a party to an Operative Document to enter into such Operative Document, as the case may be (in each case, if attached as an Exhibit hereto, in substantially the form attached hereto).

Section 2.2.            Closing Date; Procedure for Closing.

(a) Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place after 12:00 noon, New York City time, on the Scheduled Closing Date or such other date as the parties hereto shall mutually agree (the “Closing

Date”), at the offices of Akin Gump Strauss Hauer & Feld LLP located at 590 Madison Avenue, New York, New York 10022, or at such other place as the parties hereto shall mutually agree.

(b) Procedures for Funding. Unless the Closing Date shall have been postponed pursuant to Section 2.2(c), subject to the terms and conditions of this Participation Agreement, the Owner Participant shall make the Owner Participant’s Commitment available not later than 12:00 noon, New York City time, on the Scheduled Closing Date, by transferring or delivering such amount, in funds immediately available on such Scheduled Closing Date, to the Trust Company in New York, New York. All funds made available pursuant to this Section 2.2(b) will be held by the Trust Company in trust for the Owner Participant and shall not be part of the Indenture Estate or the Trust Estate, shall be invested by the Trust Company in accordance with Section 2.2(d) below and such funds shall remain the sole property of the Owner Participant unless and until released by the Owner Participant and made available to the Lessor and applied to pay the Purchase Price or Transaction Expenses or returned to the Owner Participant, as provided in this Agreement.

(c) Postponement of the Closing. The Scheduled Closing Date may be postponed from time to time for any reason if the Lessee gives the Owner Participant, the Lessor, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee a facsimile or telephonic (confirmed in writing) notice of such postponement and notice of the date to which the Closing has been postponed, such notice of postponement to be received by each party no later than noon, New York City time, on the Business Day immediately preceding the Scheduled Closing Date. If, prior to receipt of a postponement notice under this Section 2.2(c), the Owner Participant shall have provided funds in accordance with Section 2.2(b), such funds shall be returned to the Owner Participant, as soon as reasonably practicable but in no event later than the Business Day following the date of such notice, unless the Owner Participant shall have otherwise directed.

(d) Investment of Funds. If, on or prior to the Scheduled Closing Date, the Owner Participant has made the Owner Participant’s Commitment available to the Trust Company in accordance with Section 2.2(b), the Closing does not occur on such date and the Trust Company is unable to return such funds to the Owner Participant on such date, the Trust Company shall, subject to Section 2.2(b) above, use reasonable efforts to invest such funds from time to time at the written direction of the Lessee, and at the Lessee’s sole expense and risk, in Permitted Investments described in clause (h) of the definition thereof until such funds can be returned to the Owner Participant. If, on or prior to the Scheduled Closing Date, the Owner Participant has made the Owner Participant’s Commitment available to the Trust Company in accordance with Section 2.2(b), the Closing does not occur on such date and the Trust Company has not returned such funds to the Owner Participant by 2:00 p.m., New York City time, on such date, then the Lessee shall reimburse the Owner Participant for loss of the use of such funds at the Applicable Rate for each day, from and including the Scheduled Closing Date to, but excluding the earlier of, (i) the day that such funds have been returned to the Owner Participant pursuant to Section 2.2(c) (funds received by the Owner Participant after 2:00 p.m., New York City time, on any day shall be deemed to be returned on the next succeeding Business Day) and (ii) the Closing Date. Subject to payment for the account of the Owner Participant of any reimbursement for loss of use of funds due to it at the Applicable Rate, any net gain realized on the investment of such funds (including interest) to the extent actually received by the Trust Company shall be paid to the Lessee by the Trust Company on the earlier of (A) the date such funds are returned to the Owner Participant pursuant to Section 2.2(c) and (B) the Closing Date. The Trust Company shall not be liable for any interest on or loss resulting from such investments and, if such funds are made available to the Lessor and utilized to pay the Purchase Price or Transaction Expenses on the Closing Date, the Lessee shall reimburse the Lessor for any net loss realized on the investment of such funds. If such funds are not so utilized, the Lessee shall, in addition to its obligation to reimburse the Owner Participant for loss of use as provided above, reimburse the Owner Participant on the date such funds are returned to the Owner Participant for any net loss realized on the investment of such funds. In order to obtain funds for payment of the Purchase Price or Transaction Expenses or to return funds made available to the Trust Company by the Owner Participant, the Trust Company is authorized, at the direction of the Owner Participant, to sell any investments or obligations purchased as aforesaid.

(e) Expiration of Commitments. The obligation of the Owner Participant to make its Equity Investment shall expire at 5:00 p.m., New York City time, on September 30, 2007. If the Closing Date has not occurred on or before such date the Transaction Parties shall have no obligation to consummate the transactions contemplated under this Agreement and, except as provided in Sections 2.3, 9.1 and 9.2, all obligations of the Transaction Parties shall cease and terminate.

Section 2.3.           Transaction Expenses.

(a) If the Overall Transaction is consummated, (i) the Lessor agrees to promptly pay all Transaction Expenses upon receipt of detailed invoices (provided that legal bills may be redacted to preserve attorney-client privilege) (or, with respect to Transaction Expenses payable by the Lessor that have previously been paid by the Lessee with the consent of the Owner Participant, the Lessor agrees to reimburse the Lessee therefor promptly upon request by the Lessee); provided, however, that in no event shall the Lessor be obligated to pay any portion of such Transaction Expenses to the extent that the payment of such portion would cause the aggregate amount of all such Transaction Expenses paid by the Lessor to exceed an amount equal to the Lessor Expense Cap. If the aggregate amount of Transaction Expenses exceeds the Lessor Expense Cap, the Lessor and the Lessee shall cooperate in good faith to allocate the Transaction Expenses with the intention that, to the maximum extent possible, the Lessee pays only those expenses properly attributable to the Lessee; provided, however, that the Lessor shall not pay any Transaction Expenses in excess of the Lessor Expense Cap.

(b) If the Overall Transaction is not consummated for any reason (including as a result of the Lessee electing not to close the Overall Transaction pursuant to Section 12.1), then the Lessee shall pay all Transaction Expenses upon receipt of detailed invoices; provided, however, that the Lessee shall not be obligated to pay the out-of-pocket expenses of the Lessor and the Owner Participant (which out-of-pocket expenses do not include the fees and expenses of the Appraiser, the Engineering Consultant, Thorndike Landing LLC, Arcadis, MPR Associates, Inc., the Environmental Consultant and Insurance Consultant) or the legal fees and expenses of their counsel if the Overall Transaction is not consummated due to a failure of the Owner Participant to negotiate in good faith or to have obtained its internal approvals for reasons other than arising out of its due diligence review of the Lease Transaction, the Generating Station, the Lessee and the Guarantor.

(c) Following the Closing Date, the Lessee will be responsible for, and will pay as Supplemental Rent on an After-Tax Basis to the Owner Participant, the annual administration fees, if any, and expenses (including reasonable and documented fees and expenses of its outside counsel) of the Trust Company (in its individual capacity or as Owner Trustee), the Account Bank, the Indenture Trustee and the Pass Through Trustee.

SECTION 3.           REPRESENTATIONS AND WARRANTIES

Section 3.1.            Representations and Warranties of the Lessee.

                The Lessee represents and warrants that, except as set forth in the applicable section of the disclosure schedule attached hereto as Schedule 3.1 (the “Lessee Disclosure Schedule”), as of the date of execution and delivery hereof and as of the Closing Date:

(a) Organization, Good Standing. The Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Lessee is duly qualified to do business in each other jurisdiction where the nature of its business requires such qualification other than any such jurisdiction where the failure to be so qualified would not result in a Material Adverse Effect. The Lessee has all requisite power and authority to own its assets, conduct its business and execute, deliver and perform its obligations under the Lessee Documents.

(b) Lessee Documents. With respect to its obligations under the Lessee Documents:

(i) The Lessee has taken all action required for the due execution, delivery and performance of the Lessee Documents;

(ii) The Lessee’s obligations under the Lessee Documents are legal, valid, binding and enforceable, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable

Laws affecting the rights of creditors generally and by general principles of equity; and

(iii) The execution, delivery and performance of the Lessee Documents does not (a) result in any breach of its certificate of incorporation or by-laws or any material agreement, contract or instrument to which the Lessee is a party or by which any of its property or assets is bound, (b) conflict with any Applicable Law which reasonably would be expected to result in a Material Adverse Effect, or (c) result in the creation of any Lien (with the exception of Permitted Liens) upon any of the property or assets of the Lessee pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or any other material agreement, contract or instrument to which the Lessee is a party or by which any of its property or assets is bound.

(c) Governmental Approvals. All Permits which are required to be obtained (as of the date this representation is made or deemed to be made) (1) by the FirstEnergy Parties in connection with the execution and delivery of, or performance of the transactions contemplated by, this Agreement, the other Operative Documents and the Operating Agreement, (2) to the Actual Knowledge of Lessee with respect to the participation by the Owner Participant, the OP Guarantor and the Lessor in the transactions contemplated by this Agreement and the other Operative Documents, and (3) in connection with (i) the operation and maintenance of the Facility and the Ancillary Facilities, (ii) the issuance of the Pass Through Certificates and the execution, delivery and performance by the Lessee of the Lessee Documents, and (iii) the leasing of the Undivided Interest, have been obtained, were validly issued and are in full force and effect on the date hereof. A list of all such Permits is set forth on Part I of Schedule 4.5 hereof (all such Permits, including those set forth on Part II of Schedule 4.5 hereof, collectively, the “Governmental Approvals”). The Lessee has received uncontested FERC orders authorizing the Facility Lease pursuant to Section 203 of the FPA and all Governmental Approvals that have been obtained pursuant to the first sentence of this Section 3.1(c) are final and any period for the filing of notice of rehearing or application for judicial review of the issuance of each such Governmental Approval has expired without any such notice or application having been made (in each case, other than those for which the failure to be final would not have a Material Adverse Effect). No such Governmental Approval is the subject of any pending or, to the Actual Knowledge of the Lessee, threatened judicial or administrative proceeding, which judicial review or proceeding could have a Material Adverse Effect. Each FirstEnergy Party is in compliance with all Governmental Approvals required to be obtained by it as of the date this representation is made or deemed to be made unless such noncompliance could not reasonably be expected to result in a Material Adverse Effect. The Lessee does not have any reason to believe that it will be unable to obtain the Governmental Approvals that are not required to be obtained prior to the date this representation is made or deemed to be made, which Governmental Approvals are set forth on Part II of Schedule 4.5, in the ordinary course of business and at such time or times as may be necessary to avoid any substantial delay in, or material impairment to, the performance of the transactions as contemplated by the Operative Documents and the Operating Agreement.

(d) Litigation. There are no actions, suits, investigations or proceedings at law or in equity by or before any Governmental Entity pending against the Lessee or, to its Actual Knowledge, threatened against the Lessee, or any property or other assets or rights of the Lessee or with respect to any Operative Document, the Operating Agreement, the Generating Station, the Facility or the Undivided Interest which (i) questions the validity of the Operative Documents or the ability of the Lessee to perform its obligations under the Lessee Documents or (ii) if determined adversely to it, would reasonably be expected to result in a Material Adverse Effect.

(e) Taxes. The Lessee has filed, or caused to be filed, all material Tax and information returns that are required to have been filed in any jurisdiction and has paid all Taxes shown to be due and payable on such returns or pursuant to an assessment received by the Lessee, other than Taxes and assessments which are being diligently contested in good faith by the Lessee and with respect to which adequate reserves have to the extent required by GAAP been set aside, and the Lessee does not have Actual Knowledge of any threatened actual or proposed deficiency or additional assessment in connection therewith that, either in any case or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(f) Use o f Proceeds. No part of the proceeds of the Purchase Price to be received by the Lessee, if any, will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” (as defined in Regulation U) or to extend credit to others for such purpose. No part of the proceeds of the Purchase Price to be received by the Lessee, if any, will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, Section 7 of the Exchange Act or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Sections 207, 220, 221 and 224, respectively).

(g) Investment Company. Neither the Lessee nor any of its Affiliates is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

(h) Adequate Rights. Based upon the Lessee’s reasonable expectations, and subject to obtaining any necessary Permits, which under any Applicable Law on the Closing Date the Lessor would be able to obtain upon or before the expiration or earlier termination of the Lease Term, the rights and interests made available to the Lessor pursuant to the Support Agreement, the Operating Agreement and the other Operative Documents, permit on a commercially practicable basis after the expiration or earlier termination of the Lease Term, (i) the occupation, use, operation, leasing, possession, maintenance, replacement, renewal and repair by or on behalf of the Lessor of the

Undivided Interest and the ability of the Lessor to make all reasonably contemplated necessary or desirable alterations, Modifications, additions, accessions, improvements, appurtenances, replacements and substitutions thereof and thereto, subject to the provisions of the Operative Documents, (ii) appropriate ingress to and egress by the Lessor from the Facility Site and the Undivided Interest for any reasonable purpose in connection with the exercise of rights under the Support Agreement, the Operating Agreement and the Site Lease and with the Lessor’s Interest, (iii) the procurement of other rights, supplies and services necessary or appropriate to utilize the Undivided Interest in a commercial manner (including, without limitation, access to fuel transport, storage and handling facilities, adequate land-fill or other waste disposal facilities and water, sewage and all other required utilities, in each case necessary or advisable for the commercial utilization of the Facility) and (iv) transmission services from the Undivided Interest sufficient to enable the Lessor to sell the output of the Undivided Interest.

(i) Disclosure. Neither the financial statements nor any written statement furnished by or on behalf of the Lessee in connection with the negotiation of the Facility Lease or any other Lessee Document contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to the Lessee that has not been disclosed in writing to the other parties hereto or to (i) the Engineering Consultant in connection with the preparation of the Engineering Report, (ii) the Appraiser in connection with the preparation of the Closing Appraisal, (iii) the Environmental Consultant in connection with the preparation of the Environmental Report, and (iv) the Insurance Consultant in connection with the preparation of the Insurance Consultant’s report that would reasonably be expected to have a Material Adverse Effect on the ability of the Lessee to perform its obligations under the Operative Documents.

(j) ERISA.

(i) The Lessee and each ERISA Affiliate have operated and administered each Plan in compliance with all Applicable Laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. The Lessee does not have, nor does it reasonably expect to have, any material obligation or liability, other than periodic contributions paid in the normal course of business, under or with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

(ii) The execution and delivery of, and performance under, the Operative Documents by the Transaction Parties will not involve any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. The representation by the Lessee in this subparagraph is made in reliance upon and subject to the accuracy of the representations of the Owner Participant as to the source of funds for the Owner Participant’s investment and the representations of the Lead Initial Purchaser in the Purchase Agreement and the

deemed representations of each subsequent purchaser of the Pass Through Certificates as to the source of funds used to purchase the Pass Through Certificates.

(k) Patents and Trademarks. To the Lessee’s Actual Knowledge, the Lessee owns or possesses or has the right to use all the patents, patent rights, trademarks, service marks, trade names, copyrights, licenses and similar rights necessary for the use and operation of the Facility, without any conflict known to it with the actual or asserted rights of others which would have a Material Adverse Effect on the Lessee’s ability to perform its obligations under the Lessee Documents.

(l) Regulatory Jurisdiction. To the Lessee’s Actual Knowledge, no event or condition which would, or with the passage of time or the giving of notice, or both, constitute a Regulatory Event of Loss will occur solely by reason of the execution and delivery of the Lessee Documents or (except with respect to the exercise by any Person of any control over the Undivided Interest upon the occurrence of a Lease Event of Default or the expiration or other termination of the Facility Lease) the consummation of any of the transactions contemplated hereby or thereby, except as a result of regulation the applicability of which depends on the existence of facts in addition to the ownership of the Undivided Interest upon the exercise of remedies under the Facility Lease or upon the expiration of the Facility Lease.

(m) Title; Liens.

(i) The Lessee has good and valid title to the Undivided Interest, the Ancillary Facilities and a 93.825% undivided interest in the Facility Site, in each case free and clear of all Liens other than Permitted Liens and Permitted Encumbrances.

(ii) Upon execution and delivery of the Lessee Documents and recording or filing (as appropriate) of the Permits referred to in Part I of Schedule 4.5 which are required to be recorded or filed, as noted therein, (A) good and valid title to the Undivided Interest will have been duly, validly and effectively conveyed and transferred to the Lessor, and the Lessor shall hold such title, free and clear of all Liens other than Permitted Liens and Permitted Encumbrances, and (B) a good and valid leasehold interest in the Ground Interest will have been duly, validly and effectively granted to the Lessor upon the terms and conditions in the Site Lease, and the Lessor shall hold such interest, free and clear of all Liens other than Permitted Liens and Permitted Encumbrances. The descriptions of the Undivided Interest and the Facility Site set forth herein and in the Facility Lease and the Site Lease, respectively, are true, complete and accurate descriptions of the property leased thereunder, and the Facility is located wholly within the boundaries of the Facility Site, without any material encroachments therefrom.

(iii) When duly authorized, executed and delivered by each of the parties thereto, the Indenture will create a valid and, when the required Permits noted on Part I of Schedule 4.5 have been obtained, first priority perfected Lien in favor of the Indenture Trustee in the Indenture Estate to the extent such Lien may be perfected by obtaining any Permits, and no other Permit from, or payment of any fees to, any Governmental Entity will be necessary to establish or to perfect, or give record notice of, the Lien in favor of the Indenture Trustee in the Indenture Estate.

(iv) None of the Permitted Encumbrances will, on and after the Closing Date, materially adversely interfere with the use, operation or possession of the Facility and the Ancillary Facilities (as contemplated by the Lessee Documents) or the use of or the exercise by the Lessor of its rights under the Bill of Sale, the Site Lease, the Site Sublease or the Facility Lease.

(n) No Defaults. No Lease Default or Lease Event of Default has occurred and is continuing.

(o) Fees. Neither the Lessee nor any Person authorized or employed by the Lessee as agent or otherwise has taken any action the effect of which would be to cause the Owner Participant, the Lessor or the Trust Company (in its individual capacity or as Owner Trustee) to be liable for any brokers’, finders’, agents’ or advisors’ fees or commissions or costs of any nature or kind claimed by or on behalf of brokers, finders, agents or advisors in respect of the transactions contemplated by the Lessee Documents, other than fees, commissions and costs included in Transaction Expenses.

(p) Financial Reports. The consolidated financial statements of the Guarantor and its subsidiaries (on a consolidated basis) contained in the Guarantor’s audited annual financial statements for the year ended December 31, 2006 (which includes consolidated balance sheets for each of the years 2005 and 2006 and income statements for each of the three years in the period ended December 31, 2006), certified by PricewaterhouseCoopers LLP, independent public accountants, and the Guarantor’s unaudited quarterly financial statements for the quarter ended March 31, 2007 (collectively, the “Financial Reports”) present fairly, in all material respects, the financial condition of the Guarantor and its subsidiaries (on a consolidated basis) as of the dates indicated therein and the consolidated results of operations and changes in financial position or, if applicable, changes in cash flow for the periods therein specified.

(q) Filing Information. The principal place of business and chief executive office (as such term is used in Article 9 of the Uniform Commercial Code) of the Lessee is located at 76 South Main Street, Akron, Ohio 44308. The Lessee’s true legal name (as registered in the State of Ohio, the jurisdiction of its incorporation) is FirstEnergy Generation Corp. Its federal tax identification number is 34-1940561.

(r) Applicable Laws. The Lessee, the Generating Station and the commercial operation and Use of the Generating Station are in compliance with all Applicable Laws, including Environmental Laws, the Consent Decree and any other administrative or judicial orders, agreements or decrees by, with or of any Governmental Entity, other than such non-compliance that would not, individually or in the aggregate, (i) have a Material Adverse Effect, (ii) impose any material penalty on, or result in the imposition of any criminal liability on, any Indemnified Party or (iii) have a material adverse effect on the Undivided Interest or the commercial operation or use thereof.

(s) No Taxes. No sales, use, transfer, documentation, real estate or similar taxes, fees or other charges are payable on the Closing Date for the Undivided Interest or the Facility Site (or the lease of either) in connection with the entering into, or performance under, or enforcement of any Lessee Document with respect thereto, except such taxes, fees and other charges as have been paid or will be paid by the Lessee when due or are included in the Transaction Expenses.

(t) No Event of Loss; Etc. No Event of Loss or Burdensome Termination Event has occurred and no event or condition has occurred which would, with the passage of time or the giving of notice, or both, constitute an Event of Loss or a Burdensome Termination Event.

(u) Securities Act. Neither the Lessee nor the Lessee’s Advisor has directly or indirectly offered or sold any interest in the Facility or the Notes or any part thereof, or in any similar security, the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the Facility or the Notes or any part thereof, or solicited any offer to acquire any of the same in violation of the registration requirements of Section 5 of the Securities Act. The Lessee has only authorized and employed the Lessee’s Advisor to act as agent, broker, finder, financial advisor or otherwise in connection with the offering of interests in the Facility.

(v) Regulatory Status. On or before the Closing Date, (i) the Lessee meets the requirements for, and has been determined by FERC to be, an “exempt wholesale generator” within the meaning of Section 1262(6) of PUHCA (“Exempt Wholesale Generator” or “EWG”), (ii) the Facility is an “Eligible Facility” within the meaning of Section 32(a)(2) of the Public Utility Holding Company Act of 1935 (“PUHCA 1935”) (15 U.S.C. 79z5a(32)(a)(2)), as such section existed on the day before the effective date of PUHCA , (iii) any state consent required pursuant to Section 32(c) of PUHCA 1935 has been duly obtained and is in full force and effect, (iv) the Facility is interconnected with the high voltage network and has access to transmission services and ancillary services to sell wholesale electric power and (v) the Lessee has FERC authorization to sell electric energy, capacity and ancillary services at market-based rates (“MBR Authority”) pursuant to Section 205 of the FPA, and has been granted the regulatory waivers and blanket authorizations customarily granted by FERC to persons with MBR Authority, including blanket authorization pursuant to Section 204 of the FPA to issue securities and assume liabilities and obligations.

(w) Eminent Domain. There is no action pending or, to the Lessee’s Actual Knowledge, threatened by a Governmental Entity or other Person to initiate a taking or use of the Undivided Interest, the Facility or the Facility Site through condemnation, seizure, requisition of title, power of eminent domain or otherwise, which could reasonably be expected to have an adverse effect on the value, utility or useful life of the Facility (or the Undivided Interest) or would prevent or materially interfere with the use or operation of the Facility.

(x) Environmental Compliance.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, the Generating Station, the Facility, the Ancillary Facilities and the Facility Site have at all times within applicable statutes of limitations been, and continue to be, owned, leased or operated by the FirstEnergy Parties and any other party that was or is a party to the Operating Agreement in compliance with all applicable Environmental Laws.

(ii) Except as disclosed to the Owner Participant in writing, the Lessee has not received written notice of any, and does not have Actual Knowledge of any threatened, unresolved material (A) claims, complaints, notices or requests for information received by any FirstEnergy Party with respect to any alleged violation by such FirstEnergy Party of any applicable Environmental Law with respect to the Generating Station, the Facility, the Ancillary Facilities and the Facility Site, or (B) complaints, notices or inquiries to any FirstEnergy Party regarding potential liability or any investigatory, corrective or remedial obligation under any applicable Environmental Law with respect to the Generating Station, the Facility, the Ancillary Facilities or the Facility Site.

(iii) Each FirstEnergy Party has obtained, maintains in full force and effect and is in compliance in all material respects with all Governmental Approvals required under any Environmental Law necessary for the conduct of its business as the same relates to the Generating Station, the Facility, the Ancillary Facilities and the Facility Site including the operation thereof, and no actions are pending or, to the Actual Knowledge of the Lessee, threatened, to cancel, terminate, amend, restrict, limit, challenge or appeal any such Governmental Approvals.

(iv) None of the Generating Station, the Facility, the Ancillary Facilities and the Facility Site is listed or, to the Actual Knowledge of the Lessee, is proposed for listing on the National Priorities List pursuant to any Environmental Law, on the CERCLIS or on any similar state or local list of sites requiring investigation or clean-up.

(v) To the Actual Knowledge of the Lessee, no conditions are present or exist at, on, under or about the Generating Station, the Facility, the Ancillary

Facilities and the Facility Site or at any other location (including any location to which Hazardous Substances have been sent for re-use or for recycling or for treatment, storage or disposal) and no releases of Hazardous Substances have occurred, which could reasonably be expected to give rise to liability or an investigatory, corrective or remedial obligation under any applicable Environmental Law resulting in a Material Adverse Effect.

(vi) There are no unsatisfied or unfulfilled obligations or liabilities under the Consent Decree or any other administrative or judicial orders, agreements or decrees by, with or of any Governmental Entity for which the deadlines for completion or resolution have passed relating to or affecting the Generating Station, the Facility, the Ancillary Facilities or the Facility Site.

(vii) (A) The Lessee owns or is entitled to (as a matter of law or contract), and has disclosed to the Owner Participant in writing, all environmental credits, benefits, offsets and allowances (including emission allowances under the Federal Clean Air Act (42 U.S.C. § 7401 et seq., any applicable emission budget programs or any other state, regional or federal emission trading program) necessary to operate the Generating Station, the Facility, the Ancillary Facilities or the Facility Site (“Emission Allowances”), and (B) none of the Lessee or any other FirstEnergy Party has entered into any agreement either to pledge, transfer, relinquish or sell any of the Emission Allowances.

(y) Access; Egress. The Lessee has sufficient access to public roads, easements of ingress and egress and other rights of access to permit use and operation of the Facility and the Facility Site as contemplated by the Lessee Documents. To the Lessee’s Actual Knowledge, there are no plans of any Governmental Entity to change the highway or road system in the vicinity of the Facility or the Facility Site, or to restrict or change access from any such highway or road to the Facility or the Facility Site, in either case, in any manner which would reasonably be expected to have a material adverse effect on the use, occupancy or operation of the Facility Site or the Facility.

(z) Utility Services. The Facility and the Facility Site have available all public utility services necessary for the use and operation of the Facility as currently being used and as contemplated by the Lessee Documents.

(aa) Notices. To the Lessee’s Actual Knowledge, (i) there are no outstanding written notices from any Governmental Entity of any violation of, or that the Facility or the Facility Site are not in compliance with, any and all Applicable Laws relating to the Facility and the Facility Site or the ownership, use, occupancy and operation thereof and (ii) there are no outstanding written notices that any repairs or work or capital improvements are required to be done at or with respect to the Facility or the Facility Site by any Governmental Entity or by any insurance company which currently issues any insurance to the Lessee or by any board of fire underwriters or other body exercising similar functions, except, in either case with respect to (i) or (ii) above, where such violation, noncompliance or repairs would not reasonably be expected to have a Material Adverse Effect.

(bb) No Default of Judgment. The Lessee is not in default of any judgments, orders or decrees of any governmental authority relating to the Facility which would reasonably be expected to have a Material Adverse Effect.

(cc) Labor Disputes and Acts of God. Neither the business nor the properties of the Lessee are affected by any fire, explosion, accident, strike, lockout or pending or, to the Actual Knowledge of the Lessee, threatened unfair labor practices complaint or proceeding or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which would reasonably be expected to have a Material Adverse Effect.

(dd) No Fraudulent Conveyances. The Lessee is consummating the transactions contemplated hereby, including the transfer of certain of its assets and properties to the Lessor, in good faith and without any intent to defraud creditors of the Lessee or subsequent purchasers. Based upon the Closing Appraisal, the execution and delivery of the Lessee Documents and the granting of any Liens pursuant to such Lessee Documents by the Lessee will not render the Lessee insolvent under GAAP or leave the Lessee with assets whose present fair valuation is less than the present fair valuation of the Lessee’s debts. As used in this Section 3.1(dd), “debts” includes any and all liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, and whether or not such liabilities are required under GAAP to be shown on the Lessee’s balance sheet. Based upon the Closing Appraisal, the execution and delivery of the Lessee Documents and the granting of the Liens pursuant to such Lessee Documents by the Lessee will not leave the Lessee with property remaining in its hands which would constitute unreasonably small assets or capital, and the Lessee has and, after giving effect to such transactions will have, an adequate amount of assets and capital to engage in its business now and in the future, based on the actual and anticipated needs for capital of the businesses anticipated to be conducted by the Lessee, and based upon other information described herein. Based upon the Closing Appraisal and information available at the date hereof, after giving effect to the transactions contemplated under the Operative Documents, the Lessee believes it will be able to pay all of its debts and liabilities, including unrecorded contingent liabilities, as they mature, the Lessee will have positive cash flow after paying all of its scheduled and anticipated debt as it matures, and the Lessee will realize sufficient monies from current assets in the ordinary and usual course of business to pay recurring current debt, short-term debt and long-term debt as such debts mature.

(ee) Purchase Agreement. The Lessee hereby repeats in favor of the parties hereto the representations and warranties set forth in the Purchase Agreement, mutatis mutandis.

(ff) Waiver of Right to Partition; 1987 Support Agreement. The waivers of the right to seek or take any action to cause a partition of the Facility, the Facility Site, the Ancillary Facilities or any Modification, improvements or additions made or to be made in connection with the construction, operation, maintenance and repair of the Facility or the Ancillary Facilities, as set forth in Article VII (Waiver of Right to Partition) (the “Right to Partition Waiver”) of those certain Support Agreements dated as of September 30, 1987 each among The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and The Toledo Edison Company, on the one hand, and Meridian Trust Company, as Owner Trustee for the Bruce Mansfield 1987 Trust A to L, respectively, on the other, by the parties other than Lessee (the “1987 Facility Owners”) are and remain in full force and effect and are a legal, valid, binding and enforceable obligation of the 1987 Facility Owners, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the rights of creditors generally and by general principles of equity.

(gg) No Waiver of Right to Partition Waiver. The Lessee has not agreed to any waiver or other amendments to the Right to Partition Waiver.

(hh) Current Operating Agreement Participants. The Cleveland Electric Illuminating Company, The Toledo Edison Company, each an Ohio corporation, and the Lessee are the only Participants (as such term is defined in the Operating Agreement) currently a party to the Operating Agreement. Neither the CAPCO Unit Ownership Agreement nor the CAPCO Basic Operating Agreement (each as defined in the Operating Agreement) is currently in effect.

Section 3.2.            Representations and Warranties of the Lessor.

                The Lessor represents and warrants that as of the date of execution and delivery hereof and as of the Closing Date:

(a) Due Organization. The Lessor is a duly organized and validly existing trust under the laws of the State of Delaware, of which the Owner Participant is the sole beneficiary, and has the power and authority to enter into and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party.

(b) Due Authorization, Enforceability; etc. (i) (A) This Agreement and each of the other Operative Documents (other than the Notes) to which the Lessor is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Lessor, and (B) assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Lessor, this Agreement constitutes and when executed and delivered each of the other Operative Documents (other than the Notes) to which it is or will be a party will be the legal, valid and binding obligations of the Lessor, enforceable against the Lessor in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the rights of creditors generally and by general principles of equity.

(ii) Upon the execution of the Notes by the Lessor in accordance with the Indenture and delivery of such Notes against payment therefor, the Notes will constitute legal, valid and binding obligations of the Lessor, enforceable against the Lessor in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the rights of creditors generally and by general principles of equity.

(c) Non-Contravention. The execution, delivery and performance by the Lessor of this Agreement and the other Operative Documents to which it is or will be a party do not (i) contravene any Applicable Law of the United States of America or the State of Delaware, or any of the Lessor’s Organic Documents, (ii) contravene the provisions of, or constitute a default by the Lessor under, any material contract, agreement or instrument to which the Lessor is a party or by which the Lessor or its property is bound, or (iii) result in the creation of any Lessor’s Lien; provided, however, that no representation or warranty is being made (A) as to any Applicable Laws relating to the particular nature of the Facility or the Facility Site, (B) with respect to the right, power or authority of the Lessor to act as operator of the Facility following a Lease Event of Default or the expiration or termination of the Facility Lease or (C) with respect to Section 406 of ERISA or Section 4975 of the Code.

(d) Governmental Actions. Assuming the representations and warranties of the Lessee contained in Section 3.1(g), (l), (r), (u) and (v) are true, no authorization, approval, Permit or other action by, and no notice to or filing or registration with, any Governmental Entity is required for the due execution, delivery or performance by the Lessor, as the case may be, of the Trust Agreement, the Indenture, the Notes, this Agreement or the other Operative Documents to which the Lessor is or will be a party, other than any such authorization, approval, Permit or other action or notice or filing as has been duly obtained, taken or given; provided, however, that no representation or warranty is being made (A) as to any Applicable Laws relating to the particular nature of the Facility or the Facility Site, (B) with respect to the right, power or authority of the Lessor to act as operator of the Facility following a Lease Event of Default or the expiration or termination of the Facility Lease or (C) with respect to Section 406 of ERISA or Section 4975 of the Code.

(e) Litigation. There is no pending or, to the Actual Knowledge of the Lessor, threatened, action, suit, investigation or proceeding against the Lessor before any Governmental Entity which (i) questions the validity of the Operative Documents or the ability of the Lessor to perform its obligations under the Operative Documents to which it is or will be a party or (ii) if determined adversely to it, would reasonably be expected to materially adversely affect the ability of the Lessor to perform its obligations under this Agreement or any other Operative Document to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the Lien of the Indenture Trustee on the Indenture Estate.

(f) Liens. The Lessor’s right, title and interest in and to the Trust Estate is free of all Lessor’s Liens.

(g) Location of Corporate Records. The Lessor will keep its business records concerning the Facility, the Facility Site, and the Operative Documents with the Owner Trustee, at the Owner Trustee’s address set forth in Section 14.4 hereof.

(h) Securities Act. Neither the Lessor nor anyone authorized by it has directly or indirectly offered or sold any interest in the Trust Interest or the Notes or any part thereof, or in any similar security or lease, the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the Trust Interest or the Notes or any part thereof, or solicited any offer to acquire any of the same in violation of the registration requirements of Section 5 of the Securities Act.

(i) Federal Power Act. Immediately prior to executing this Agreement, the Lessor is not a “public utility” or “holding company” under the Federal Power Act.

Section 3.3.            Representations and Warranties of the Trust Company.

                The Trust Company hereby represents and warrants that as of the date of execution and delivery hereof and as of the Closing Date:

(a) Due Organization. The Trust Company is a national association duly organized and validly existing and in good standing under the laws of United States of America, and has all requisite power and authority, to enter into and perform its obligations under the Trust Agreement, this Agreement and each of the other Operative Documents to which it is a party.

(b) Due Authorization, Enforceability; etc. (i) (A) The Trust Agreement has been duly authorized, executed and delivered by the Trust Company, and (B) assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant, the Trust Agreement constitutes the legal, valid and binding obligation of the Trust Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

(ii) This Agreement and each of the other Operative Documents to which the Trust Company is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Trust Company, and, assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Trust Company, this Agreement constitutes and when executed and delivered each of the other Operative Documents to which it is or will be a party will be the legal, valid and binding obligations of the Trust Company enforceable against the Trust Company, in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

(c) Non-Contravention. The execution and delivery by the Trust Company of the Trust Agreement, this Agreement and the other Operative Documents to which it is or will be a party, the consummation by the Trust Company of the transactions contemplated hereby and thereby, and the compliance by the Trust Company with the terms and provisions hereof and thereof, do not and will not (i) contravene any Applicable Law of the State of Delaware governing the Trust Company or any United States federal law governing the banking or trust powers of the Trust Company or its Organic Documents, (ii) contravene the provisions of, or constitute a default by the Trust Company under, any indenture, mortgage or other material contract, agreement or instrument to which the Trust Company is a party or by which the Trust Company or its property is bound, or (iii) result in the creation of any Lessor’s Lien attributable solely to the Trust Company; provided, however, that no representation or warranty is being made (A) as to any Applicable Laws relating to the particular nature of the Facility or the Facility Site, (B) with respect to the right, power or authority of the Trust Company, acting in its capacity as Owner Trustee on behalf of the Lessor, to act as operator of the Facility following a Lease Event of Default or the expiration or termination of the Facility Lease or (C) with respect to Section 406 of ERISA or Section 4975 of the Code.

(d) Governmental Actions. Assuming the representations and warranties of the Lessee contained in Section 3.1(g), (l), (r), (u) and (v) are true, no authorization, approval, Permit or other action by, and no notice to or filing or registration with, any Governmental Entity is required for the due execution, delivery or performance by the Trust Company of the Trust Agreement, this Agreement or the other Operative Documents to which the Trust Company is or will be a party, other than any such authorization, approval, Permit or other action or notice or filing as has been duly obtained, taken or given; provided, however, that no representation or warranty is being made (A) as to any Applicable Laws relating to the particular nature of the Facility or the Facility Site, (B) with respect to the right, power or authority of the Trust Company, acting in its capacity as Owner Trustee on behalf of the Lessor, to act as operator of the Facility following a Lease Event of Default or the expiration or termination of the Facility Lease or (C) with respect to Section 406 of ERISA or Section 4975 of the Code.

(e) Litigation. There is no pending or, to the Actual Knowledge of the Trust Company, threatened, action, suit, investigation or proceeding against the Trust Company before any Governmental Entity which (i) questions the validity of the Operative Documents or the ability of the Trust Company to perform its obligations under the Operative Documents to which it is or will be a party or (ii) if determined adversely to it, could reasonably be expected to materially adversely affect the ability of the Trust

Company to perform its obligations under the Trust Agreement, this Agreement or any other Operative Document to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the Lien of the Indenture Trustee on the Indenture Estate.

(f) Liens. The Trust Estate is free of any Lessor’s Liens attributable solely to the Trust Company.

(g) Securities Act. Except as contemplated by the Operative Documents, neither the Trust Company nor anyone authorized by the Trust Company, acting in its capacity as Owner Trustee on behalf of the Lessor, has directly or indirectly offered or sold any interest in the Trust Interest or the Notes or the Pass Through Certificates or any part thereof, or in any similar security or lease involving the Lessor, the offering of which, for the purposes of the Securities Act, would be deemed to be part of the same offering as the offering of the Trust Interest or the Notes or the Pass Through Certificates or any part thereof, or solicited any offer to acquire any of the same in violation of the registration requirements of Section 5 of the Securities Act.

Section 3.4.            Representations and Warranties of the Owner Participant.

                The Owner Participant represents and warrants that as of the date of execution and delivery hereof and as of the Closing Date:

(a) Due Organization. The Owner Participant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement, the Trust Agreement and the Tax Indemnity Agreement. The Owner Participant is a direct wholly owned subsidiary of AIG Financial Products Corp.

(b) Due Authorization, Enforceability; etc. This Agreement, the Trust Agreement and the Tax Indemnity Agreement have been or when executed and delivered will be duly authorized, executed and delivered by the Owner Participant and assuming the due authorization, execution and delivery by each other party thereto, this Agreement, the Trust Agreement and the Tax Indemnity Agreement constitute or when executed and delivered will constitute the legal, valid and binding obligations of the Owner Participant, enforceable against the Owner Participant in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

(c) Non-Contravention. The execution, delivery and performance by the Owner Participant of this Agreement, the Trust Agreement, the Tax Indemnity Agreement and any other Operative Document to which the Owner Participant is or will be a party, do not (i) contravene any Applicable Law binding on the Owner Participant which reasonably would be expected to result in a material adverse change in or effect on the financial position of the Owner Participant affecting the ability of the Owner Participant to perform its obligations in any material respect under any of the Operative Documents, or its Organic Documents, (ii) contravene the provisions of, or constitute a default under, any material contract, agreement or instrument to which the Owner Participant is a party or by which the Owner Participant or its property is bound (except that no representation or warranty is offered hereby with respect to the other Operative Documents to which the Trust Company is a party) or (iii) result in the creation of any Owner Participant’s Lien (other than any Lien created under any Operative Document) upon the Trust Estate, the Facility Site or any interest therein or part thereof (it being understood that no representation or warranty is being made as to (A) any Applicable Laws relating to the particular nature of the Facility or the Facility Site or (B) other than its representations set forth in Section 3.4(g), Section 406 of ERISA or Section 4975 of the Code).

(d) Governmental Action. Assuming the representations and warranties of the Lessee contained in Section 3.1(g), (l), (r), (u) and (v) are true, no authorization, approval, Permit or other action by, and no notice to or filing or registration with, any Governmental Entity is required for the due execution, delivery or performance by the Owner Participant of this Agreement, the Trust Agreement, the Tax Indemnity Agreement or any other Operative Document to which the Owner Participant is or will be a party, other than any authorization, approval, Permit or other action or notice or filing as has been duly obtained, taken or given (it being understood that no representation or warranty is being made as to any Applicable Laws relating to the Facility or the Facility Site).

(e) Litigation. There is no pending or, to the Actual Knowledge of the Owner Participant, threatened, action, suit, investigation or proceeding against the Owner Participant before any Governmental Entity which (i) questions the validity of the Operative Documents or the ability of the Owner Participant to perform its obligations under the Operative Documents to which it is or will be a party or (ii) if determined adversely to it, would reasonably be expected to result in a material adverse change in or effect on the financial position of the Owner Participant affecting the ability of the Owner Participant to perform its obligations in any material respect under any of the Operative Documents.

(f) Liens. The Trust Estate is free of any Owner Participant’s Liens other than Liens arising pursuant to the Operative Documents.

(g) ERISA. No part of the funds to be used by the Owner Participant to make its investment pursuant to this Agreement, directly or indirectly, constitutes or is deemed to constitute assets (within the meaning of ERISA and any applicable rules, regulations and court decisions thereunder) of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to ERISA, of any Transaction Party or any ERISA Affiliate thereof.

(h) Acquisition for Investment. The Owner Participant is purchasing the Trust Interest to be acquired by it for its own account with no present intention of distributing such Trust Interest or any part thereof in any manner which would require registration under or would violate the Securities Act, but without prejudice, however, to the right of the Owner Participant at all times to sell or otherwise dispose of all or any part of such Trust Interest under an exemption from registration available under such act.

(i) Securities Act. Neither the Owner Participant nor anyone authorized by it has directly or indirectly offered or sold any interest in the Trust Interest or the Notes or the Pass Through Certificates or any part thereof, or in any similar security or lease, the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the Trust Interest or the Notes or the Pass Through Certificates or any part thereof, or solicited any offer to acquire any of the same in violation of the registration requirements of Section 5 of the Securities Act.

(j) Federal Power Act. Immediately prior to executing this Agreement, the Owner Participant is not a “public utility” or “holding company” under the Federal Power Act.

(k) Investment Company. The Owner Participant is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act.

(l) Event of Loss. The Owner Participant has no Actual Knowledge of any Regulatory Event of Loss or the occurrence of any event or any condition which would, or with the passage of time or the giving of notice, or both, constitute a Regulatory Event of Loss.

Section 3.5.	Representations and Warranties of the Indenture Trustee and the Indenture Company.

                The Indenture Company and the Indenture Trustee hereby severally represent and warrant that as of the date of execution and delivery hereof and as of the Closing Date:

(a) Due Organization. The Indenture Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority, as Indenture Trustee and/or in its individual capacity to the extent expressly provided herein or in the Indenture, to enter into and perform its obligations under the Indenture, this Agreement and each of the other Operative Documents to which it is or will be a party.

(b) Due Authorization, Enforceability; etc. (i) (A) This Agreement has been duly authorized, executed and delivered by the Indenture Trustee and the Indenture Company, and (B) assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Indenture Trustee and the Indenture Company, this Agreement constitutes a legal, valid and binding obligation of the Indenture Company and the Indenture Trustee, enforceable against the Indenture

Company or the Indenture Trustee, as the case may be, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

(ii) (A) Each of the other Operative Documents to which the Indenture Trustee is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Indenture Trustee, and (B) assuming the due authorization, execution and delivery of each of the other Operative Documents by each party thereto other than the Indenture Trustee, each of the other Operative Documents to which the Indenture Trustee is or will be a party constitutes or when executed and delivered will be a legal, valid and binding obligation of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

(c) Non-Contravention. The execution and delivery by the Indenture Company, in its individual capacity or as Indenture Trustee, as the case may be, of this Agreement and the other Operative Documents to which it is or will be a party, the consummation by the Indenture Company, in its individual capacity or as Indenture Trustee, as the case may be, of the transactions contemplated hereby and thereby, and the compliance by the Indenture Company, in its individual capacity or as Indenture Trustee, as the case may be, with the terms and provisions hereof and thereof, do not and will not (i) contravene any Applicable Law of the United States of America governing the Indenture Company or the banking or trust powers of the Indenture Company, or its Organic Documents, (ii) contravene the provisions of, or constitute a default by the Indenture Company under or pursuant to any indenture, mortgage or other material contract, agreement or instrument to which the Indenture Company is a party or by which the Indenture Company or its property is bound, or (iii) result in the creation of any Lien attributable to the Indenture Company upon the Indenture Estate, the Facility Site or any interest therein or any part thereof (other than the Lien of the Indenture), which would materially adversely affect the ability of the Indenture Company, in its individual capacity or as Indenture Trustee, as the case may be, to perform its obligations under this Agreement or the other Operative Documents to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Indenture Trustee in the Indenture Estate; provided, however, that no representation or warranty is made with respect to the right, power or authority of the Indenture Company or the Indenture Trustee to act as operator of the Facility following a Lease Event of Default.

(d) Governmental Action. Assuming the representations and warranties of the Lessee contained in Section 3.1(g), (l), (r), (u) and (v) are true, no authorization, approval, Permit or other action by, and no notice to or filing or registration with, any Governmental Entity is required for the due execution, delivery or performance by the

Indenture Company or the Indenture Trustee, as the case may be, of this Agreement or the other Operative Documents to which the Indenture Trustee is or will be a party, other than any such authorization, approval, Permit or other action or notice or filing as has been duly obtained, taken or given.

(e) Litigation. There is no pending or, to the Actual Knowledge of the Indenture Company, threatened, action, suit, investigation or proceeding against the Indenture Company before any Governmental Entity which (i) questions the validity of the Operative Documents or the ability of the Indenture Company or the Indenture Trustee to perform its obligations under the Operative Documents to which it is or will be a party or (ii) if determined adversely to it, could reasonably be expected to materially adversely affect the ability of the Indenture Company to perform its obligations under this Agreement or any other Operative Document to which it is or will be a party or could reasonably be expected to materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the Lien of the Indenture Trustee on the Indenture Estate.

Section 3.6.	Representations, Warranties and Covenants of the Pass Through Trustee and the Pass Through Trust Company.
The Pass Through Trust Company and the Pass Through Trustee hereby severally represent and warrant that as of the date of execution and delivery hereof and as of the Closing Date:

(a) Due Organization. The Pass Through Trust Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has the corporate power and authority, as Pass Through Trustee and/or in its individual capacity to the extent expressly provided herein or in the Pass Through Trust Agreement, to enter into and perform its obligations under the Pass Through Trust Agreement, this Agreement and each of the other Operative Documents to which it is or will be a party.

(b) Due Authorization, Enforceability; etc.

(1) (A) This Agreement has been duly authorized, executed and delivered by the Pass Through Trustee and the Pass Through Trust Company and (B) assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Pass Through Trustee and the Pass Through Trust Company, as the case may be, this Agreement constitutes a legal, valid and binding obligation of the Pass Through Trust Company and the Pass Through Trustee, enforceable against the Pass Through Trust Company or the Pass Through Trustee, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

(2) (A) Each of the other Operative Documents to which the Pass Through Trust Company or the Pass Through Trustee is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Pass Through Trust Company or the Pass Through Trustee, as the case may be, and (B) assuming the due authorization, execution and delivery of each of the other Operative Documents by each party thereto other than the Pass Through Trust Company or the Pass Through Trustee, as the case may be, each of the other Operative Documents to which the Pass Through Trust Company or the Pass Through Trustee is or will be a party constitutes or when executed and delivered will constitute a legal, valid and binding obligation of the Pass Through Trust Company or the Pass Through Trustee, enforceable against the Pass Through Trust Company or the Pass Through Trustee, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

(c) Non-Contravention. The execution and delivery by the Pass Through Trust Company, in its individual capacity or as Pass Through Trustee, as the case may be, of this Agreement and the other Operative Documents to which it is or will be a party, the consummation by the Pass Through Trust Company, in its individual capacity or as Pass Through Trustee, as the case may be, of the transactions contemplated hereby and thereby, and the compliance by the Pass Through Trust Company, in its individual capacity or as Pass Through Trustee, as the case may be, with the terms and provisions hereof and thereof, do not and will not (i) contravene any Applicable Law of the United States of America governing the Pass Through Trust Company or the banking or trust powers of the Pass Through Trust Company, or its Organic Documents, (ii) contravene the provisions of, or constitute a default by the Pass Through Trust Company under or pursuant to, any indenture, mortgage or other material contract, agreement or instrument to which the Pass Through Trust Company is a party or by which the Pass Through Trust Company or its property is bound or (iii) result in the creation of any Lien attributable to the Pass Through Trust Company upon the Pass Through Certificates which would materially adversely affect the ability of the Pass Through Trust Company, in its individual capacity or as Pass Through Trustee, as the case may be, to perform its obligations under this Agreement or the other Operative Documents to which it is a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Pass Through Trustee in the Indenture Estate; provided, however, that no representation is made with respect to the right, power or authority of the Pass Through Trust Company or the Pass Through Trustee to act as operator of the Facility following a Lease Event of Default.

(d) Governmental Action. Assuming the representations and warranties of the Lessee contained in Section 3.1(g), (l), (r), (u) and (v) are true, no authorization, approval, Permit or other action by, and no notice to or filing or registration with, any Governmental Entity is required for the due execution, delivery or performance by the

Pass Through Trust Company or the Pass Through Trustee, as the case may be, of this Agreement or the other Operative Documents to which the Pass Through Trustee is or will be a party, other than any such authorization, approval, Permit or other action or notice or filing as has been duly obtained, taken or given.

(e) Litigation. There is no pending or, to the Actual Knowledge of the Pass Through Trust Company, threatened action, suit, investigation or proceeding against the Pass Through Trust Company either in its individual capacity or as Pass Through Trustee, before any Governmental Entity which, if determined adversely to it, would materially adversely affect the ability of the Pass Through Trust Company, in its individual capacity or as Pass Through Trustee, as the case may be, to perform its obligations under this Agreement or the other Operative Documents to which it is a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Pass Through Trustee in the Indenture Estate or which questions the validity or enforceability of any Operative Document to which the Pass Through Trust Company or the Pass Through Trustee is a party.

SECTION 4.           CLOSING CONDITIONS

                The obligations of the Owner Participant, the OP Guarantor, the Lessor, the Trust Company, the Indenture Company, the Indenture Trustee, the Pass Through Trust Company, the Pass Through Trustee, the Guarantor and the Lessee to consummate the transactions contemplated hereby on the Closing Date shall be subject to the following conditions, except that the obligations of any Person shall not be subject to such Person’s own performance or compliance, and each of the Transaction Parties shall provide such proof of satisfaction of these conditions as any other Transaction Party shall reasonably request.

Section 4.1.            Exchange of Documents.  On or before the Closing Date, each of the Operative Documents to be delivered at or prior to the Closing (as well as the Operating Agreement, and any other agreements, certificates and other documents relating to the Overall Transaction to be delivered at the Closing) shall (a) have been duly authorized, executed and delivered by the Transaction Parties thereto (if attached as an Exhibit hereto, in substantially the form attached as such Exhibit or, if not so attached, in form and substance satisfactory to each Transaction Party to such agreement or to whom such certificate or document is to be delivered), (b) be in full force and effect and (c) delivered to the other Transaction Parties thereto (other than the Tax Indemnity Agreement which shall only be provided to the parties thereto) or to the Transaction Party to whom such certificate or document is addressed.

Section 4.2.            Opinion with Respect to Certain Tax Aspects.  The Owner Participant shall have received an opinion of Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Owner Participant, dated the Closing Date and addressed to the Owner Participant, in form and substance reasonably satisfactory to the Owner Participant, as to such Tax matters as the Owner Participant may reasonably request.

Section 4.3.            Other Opinions of Counsel.   Each of the relevant Transaction Parties shall have received an opinion or opinions, dated the Closing Date, of (a) Gary D. Benz, Esq., Associate General Counsel of the Lessee and the Guarantor (which opinion shall include, without limitation, a favorable opinion with respect to the sale by the Lessee of its interest in the Undivided Interest to the Lessor), (b) Akin Gump Strauss Hauer & Feld LLP, special counsel to the Lessee and the Guarantor, (c) Reed Smith LLP, Pennsylvania counsel to the Lessee, (d) Squire, Sanders & Dempsey LLP, Ohio counsel to the Lessee, (e) Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Owner Participant and to the Lessor, (f) in-house counsel to the Owner Participant and the OP Guarantor, (g) Carter Ledyard & Milburn LLP, counsel to the Indenture Company and the Indenture Trustee, (h) Carter Ledyard & Milburn LLP, counsel to the Pass Though Trustee and the Pass Through Trust Company, and (i) Morris James LLP, counsel to the Trust Company, in each case in form and substance reasonably satisfactory to each Transaction Party. Each such Person expressly consents to the rendering by its counsel of the opinion referred to in this Section 4.3 and acknowledges that such opinion shall be deemed to be rendered at the request and upon the instructions of such Person, each of whom has consulted with and has been advised by its counsel as to the consequences of such request, instructions and consent. Furthermore, each such counsel shall address such opinions to the Initial Purchasers and, to the extent requested, permit the Rating Agencies to rely on their opinion as if such opinion were addressed to such parties.

Section 4.4.            Appraisal.  The Owner Participant shall have received the Closing Appraisal in form and substance reasonably satisfactory to it. The Owner Participant shall be satisfied that the Facility shall be in the condition described in the Closing Appraisal.

Section 4.5.            Governmental Approvals.  The Lessee shall have obtained the Governmental Approvals listed on Part I of Schedule 4.5 hereof, and all such Governmental Approvals shall be in full force and effect on the Closing Date. The Lessee shall have valid MBR Authority and the regulatory waivers and blanket authorizations customarily granted by FERC to persons with MBR Authority, including blanket authorization pursuant to Section 204 of the FPA to issue securities and assume liabilities and obligations.

Section 4.6.            Other Authorizations.   All other material Permits necessary to consummate the Lease Transaction shall be in form and substance reasonably satisfactory to the Owner Participant and the Lessee and shall be in full force and effect.

Section 4.7.            Internal Approvals.   Each Transaction Party shall provide such documents and such evidence as each party hereto may reasonably request in order to establish the authority of each such Transaction Party to consummate the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and compliance with the conditions herein or therein set forth and the incumbency of all officers signing any of the Operative Documents or the Operating Agreement. Each of the foregoing documents shall be reasonably satisfactory to each recipient thereof.

Section 4.8.            Event of Loss, Lease Event of Default.  No Event of Loss, Lease Event of Default, or event that, with notice or lapse of time or both, would constitute an Event of Loss or

Lease Event of Default under any Operative Document shall have occurred and be continuing, and all conditions under all Operative Documents as are required to be satisfied on the Closing Date shall have been either satisfied or waived.

Section 4.9.            Accounting Treatment.    The Lessee shall have reasonably determined, based on the advice of PricewaterhouseCoopers LLP and such other information as it may reasonably believe to be relevant, that, upon consummation of the Exchange Offer and the registration of the Pass Through Certificates, the Lease Transaction will qualify for operating lease treatment by the Lessee pursuant to GAAP.

Section 4.10.          Change of Law.   No changes in Applicable Laws shall have been enacted prior to the Closing Date, and no changes in the interpretation of any Applicable Law by any competent court or other Governmental Entity shall have been decided prior to the Closing Date (which change was not in effect as of the date hereof), that would make it illegal for the Owner Participant, the Lessor, the Trust Company (individually or as Owner Trustee), the Indenture Trustee, the Pass Through Trustee or the Lessee to participate in the Overall Transaction or would materially adversely affect the Facility, the Facility Site, the Undivided Interest or the Ground Interest.

Section 4.11.          Change in Tax Laws.   No adverse change in the Code or the Treasury Regulations shall have occurred after May 11, 2007 but prior to the Closing Date, that has not been reflected in a rent adjustment as set forth in Section 12.1 nor shall any such change have been proposed after May 11, 2007 but prior to the Closing Date that, if enacted in the form proposed, would materially adversely affect the Owner Participant or the Lessee.

Section 4.12.          Pass Through Certificates.   The Purchase Agreement in respect of the Pass Through Certificates shall have been entered into and delivered by the Lessee and the Lead Initial Purchasers. All conditions precedent therein to the issuance of the Pass Through Certificates shall have been satisfied or waived by the Lead Initial Purchasers and the Initial Purchasers shall have purchased the Pass Through Certificates pursuant to, and in accordance with, the terms of the Purchase Agreement and the proceeds thereof shall have been provided to the Lessor through the purchase by the Pass Through Trustee of the Initial Notes.

Section 4.13.          Credit Rating.   The credit rating for the Guarantor’s long-term unsecured debt obligations shall be at least “Baa2” from Moody’s and at least “BBB-” from S&P.

Section 4.14.          Title Insurance.   The Owner Participant shall have received the Title Policy or a marked binding commitment to issue the Title Policy for the Lessor’s Interest in form and substance acceptable to the Owner Participant in an amount not less than 75% of the Purchase Price.

Section 4.15.          Environmental Report.   The Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee shall have received copies of the Environmental Report, which shall be in form and substance reasonably satisfactory to such parties.

Section 4.16.          Engineering Report.   The Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee shall have received copies of the Engineering Report, which shall be in form and substance reasonably satisfactory to such parties.

Section 4.17.          No Material Adverse Change.   The Financial Reports referred to in Section 3.1 of the Guaranty shall have been received by the Owner Participant, and there shall have been no material adverse change in the financial condition, business, assets, liabilities or results of operations of the Guarantor and its subsidiaries (on a consolidated basis) since the date of such Financial Reports.

Section 4.18.          Representations and Warranties.    The representations and warranties set forth in Section 3 hereof shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date and, if the date of this Agreement is not the Closing Date, each of the Transaction Parties shall have received a certificate of each of the parties hereto to such effect.

Section 4.19.         No Defaults, Etc.    No Lease Event of Default, Indenture Event of Default, Event of Loss, Burdensome Termination Event or event that, with the passage of time or giving of notice or both, would constitute a Lease Event of Default, Indenture Event of Default, an Event of Loss or Burdensome Termination Event shall have occurred and be continuing.

Section 4.20.          Insurance.   Insurance (including all related endorsements) complying with the requirements of Section 11 of the Facility Lease, as modified by Section 3.1(n) of the Lessee Disclosure Schedule, shall be in full force and effect and all premiums thereon shall be current. The Owner Participant, the OP Guarantor, the Lessor, the Trust Company, the Indenture Trustee and the Pass Through Trustee shall have received a certificate or certificates dated the Closing Date of the Lessee’s independent insurance broker or carrier reasonably satisfactory to such Persons stating that such insurance is in full force and effect. The OP Guarantor, the Owner Participant, the Trust Company and the Pass Through Trustee shall have received a report, addressed to the Owner Participant, the Indenture Trustee, the Trust Company and the Pass Through Trustee, from the Insurance Consultant in form and substance reasonably satisfactory to each such recipient.

Section 4.21.          Recordings and Filings.    All filings and recordings listed on Schedule 4.21 hereto shall have been duly made, including the recordation of a memorandum of lease, and all filing, recordation, transfer and other fees and Taxes payable in connection herewith shall have been paid; and the filing of all precautionary financing statements under the Uniform Commercial Code of Pennsylvania and any other mortgages, security agreements or other documents as may be reasonably requested by counsel to the Owner Participant, the Indenture Trustee or the Pass Through Trustee to perfect the right, title and interest of the Lessor in the Lessor’s Interest, or any part thereof or interest therein and the Lien of the Indenture Trustee in the Indenture Estate, shall have been made.

Section 4.22.          No Threatened Proceedings.    No action, suit, investigation or proceeding shall have been instituted nor shall governmental action be threatened before any Governmental Entity or otherwise, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Entity at the time of the Closing Date, to set aside, restrain, enjoin or prevent the consummation of the Lessee Documents or any of the transactions contemplated by any of the Lessee Documents.

Section 4.23.          Delivery of Order.   The Lessee shall have provided to the Owner Participant a copy of the Pennsylvania Public Utility Commission’s order granting the consent referred to in Section 3.1(v)(iii) hereof.

SECTION 5.           COVENANTS OF THE LESSEE AND GUARANTOR

                Each of the Lessee and the Guarantor, where applicable, covenants as follows:

Section 5.1.            Existence.

                Each of the Lessee and the Guarantor shall use its respective best efforts to (i) preserve and maintain its legal existence, (ii) preserve, renew and keep in full force and effect any Governmental Approvals material to the conduct of the business of the Lessee, and (iii) preserve and maintain all of its material rights, privileges and franchises in every jurisdiction in which the character of the property owned or the nature of the business transacted by it makes licensing or qualification necessary.

Section 5.2.           Financial Statements.

                The Guarantor shall deliver to the Owner Participant the following:

(i) quarterly unaudited consolidated financial statements for the Guarantor for each of the first three quarters of its fiscal year within 60 days following the end of such quarter;

(ii) year-end audited consolidated financial statements for each fiscal year of the Guarantor, all reported on in conformity with GAAP, with the unqualified opinion thereon of independent public accountants of recognized national standing, together with an annual no default certificate from the Guarantor (with respect to the covenants in the Guaranty) and the Lessee within 120 days following the end of such fiscal year; and

(iii) (A) annually, as soon as practicable, but in any event within 75 days, after the end of the prior year, a report in a form reasonably acceptable to the Owner Participant, showing selected operating data with respect to the Facility for the previous calendar year, including availability, capacity, total energy produced, down time, forced outages, maintenance activities, and revenue, expense and capital expenditure information, but only to the extent produced at the Facility level in a readily accessible and useable form in the Lessee’s ordinary course of business and, promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Lessee or its compliance with the terms of this Participation Agreement and the other Operative Documents to which it is a party that the Owner Participant may reasonably request, and (B) to the extent reasonably requested, such other financial or operating information that is routinely made available to creditors of the Lessee and/or the Guarantor.

Each of the Lessee and the Guarantor will deliver to the Lessor, at the time of delivery of the financial statements referred to in clause (ii) above, an Officer’s Certificate stating whether or not, to the Actual Knowledge of the Lessee or the Guarantor, as applicable, the Lessee is in default in the performance and observance of any of the terms, provisions and conditions of the Facility Lease, the Operating Agreement or any other Operative Document (without regard to any period of grace or requirement of notice provided hereunder) and, if the Lessee shall be in default, specifying all such defaults and the nature and status thereof and what action the Lessee or the Guarantor has taken or is taking or proposes to take with respect thereto.

Section 5.3.            Notification.

                The Lessee shall promptly notify the Lessor, the Owner Participant and the Indenture Trustee of (a) any Lease Event of Default, (b) other than as may be disclosed in the Guarantor’s or Lessee’s reports, schedules, forms or registration statements filed with the SEC, any material change in its business or financial condition or any event of force majeure, in each case, that would reasonably be expected to result in a Material Adverse Effect and (c) the existence of any Lessee Liens, other than Permitted Liens.

Section 5.4.           Compliance with Laws.

                Each of the Lessee and the Guarantor shall (i) comply with all Applicable Laws, including all Environmental Laws, the Consent Decree (and any other administrative or judicial orders or decrees by, with or of any Governmental Entity), all Permits and all Governmental Approvals, and (ii) respond to, correct and remediate any releases of Hazardous Substances to the extent required by a Governmental Entity or necessary to comply with all Environmental Laws, the Consent Decree (and any other administrative or judicial orders or decrees by, with or of any Governmental Entity), all Permits and all Governmental Approvals, except where such non-compliance or failure to respond, correct or remediate is the subject of appropriate contest proceedings as set forth in Section 7 or Section 8 of the Facility Lease or would not reasonably be expected to have a Material Adverse Effect. The Lessee shall comply with and perform all corrective or other actions under the Consent Decree and any other administrative or judicial orders or decrees by, with or of any Governmental Entity in a manner that is not materially adverse to the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest).

Section 5.5. Licenses and Governmental Approvals.

                The Lessee shall obtain and maintain all necessary Permits and Governmental Approvals required to use, operate and maintain the Facility and sell the energy and capacity therefrom at wholesale, except where (a) the failure to so obtain or maintain would not reasonably be expected to result in a Material Adverse Effect, or (b) the Permit or Governmental Approval is reasonably anticipated to be routinely granted at a later date in the ordinary course.

Section 5.6.            Payment of Taxes.

                Each of the Lessee and Guarantor shall file, or cause to be filed, all material Tax and information returns that are required to have been filed in any jurisdiction and pay when due all Taxes that are shown to be due and payable on such returns or pursuant to a final assessment received by the Lessee or the Guarantor, other than Taxes and assessments which are being diligently contested in good faith by the Lessee or the Guarantor and with respect to which adequate reserves have to the extent required by GAAP been set aside.

Section 5.7.            Operation and Maintenance.

                The Lessee shall maintain and operate the Facility and the Ancillary Facilities in accordance with a standard of care and usage no less than that which the Lessee and its Affiliates would apply with respect to other electric generating facilities and related properties owned, leased or operated by them.

Section 5.8.            Limitations on Lessee Liens.

                The Lessee shall not create or permit to exist any Lessee Liens other than Permitted Liens.

Section 5.9.            Limitation on Mergers and Consolidations.

                The Lessee will not consolidate or merge with or into any other entity or sell, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other entity, and will not permit any entity to consolidate with or merge into it unless:

(i) immediately prior to and immediately following such consolidation, merger, sale or lease, no Material Default or Lease Event of Default shall have occurred and be continuing that has not been waived;

(ii) the entity (including any such resulting entity that is an Affiliate of the Lessee) resulting from such consolidation, surviving such merger or succeeding to such properties and assets shall (A) be organized under the laws of the United States, any state thereof or the District of Columbia, (B) expressly assume, pursuant to an agreement reasonably acceptable to the Owner Participant and the Indenture Trustee, each obligation of the Lessee under each Lessee Document, and (C) provide the Owner Participant and the Indenture Trustee an

Officer’s Certificate stating that such consolidation, merger or disposition complies with the terms of this Section 5.9 and that all conditions precedent provided for relating to such transaction have been complied with and a legal opinion of counsel (such counsel reasonably acceptable to the Owner Participant and the Indenture Trustee) to the effect that, subject to customary assumptions, qualifications and exceptions, the assumption agreement mentioned in clause (B) is the duly authorized, valid and binding obligation of such entity enforceable against such entity in accordance with its terms; and

(iii) the Guarantor shall have affirmed its obligations under the Guaranty.

(iv) All reasonable costs and expenses of the Transaction Parties incurred in connection with the foregoing shall be for the account of the Lessee.

Section 5.10.          Defense of Title

                Except with respect to Lessor’s Liens and the rights of the Indenture Trustee under the Indenture, the Lessee will, at all times, at its own cost and expense, warrant and defend the Lessor’s fee title to the Undivided Interest and leasehold interest in the Facility Site and defend any action for partition of the Facility or the Facility Site brought by the 1987 Facility Owners. The Lessee shall maintain good and valid fee title to at least a 93.825% undivided interest in the land underlying the Facility Site and the Ancillary Facilities for the term of the Site Lease.

Section 5.11.          Further Assurances.

                The Lessee shall, at its own cost, expense and liability, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents, and assurances as may be necessary in order to carry out the intent and purposes of this Agreement and the other Lessee Documents and the transactions contemplated hereby and thereby. The Lessee, at its own cost, expense and liability, will cause such financing statements and fixture filings (and continuation statements with respect thereto) as may be necessary, and such other documents as the Owner Participant, the OP Guarantor, and the Lessor shall reasonably request, to be recorded or filed at such places and times in such manner, and will take all such other actions or cause such actions to be taken, as may be necessary or advisable in order to establish, preserve, protect and perfect the right, title and interest of the Lessor in and to the Undivided Interest, the Ground Interest under the Site Lease and Site Sublease, or any portion of any thereof or any interest therein and the first priority Lien intended to be created by the Indenture therein.

Section 5.12.          ERISA.

                The Lessee will not permit the occurrence of any event or condition with respect to a Plan if such event or condition, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 5.13.          Notice of Change in Address or Name.

                The Lessee shall provide the Owner Participant, the Lessor, the Owner Trustee and, so long as the Lien of the Indenture has not been terminated or discharged, the Indenture Trustee and the Pass Through Trustee, prompt written notice of any anticipated change to its chief executive office, principal place of business or name, or the place where it maintains its business records concerning the Facility and the Operative Documents, which notice shall, in any event, be provided no later than 30 days prior to such change.

Section 5.14.          Certain Contracts and Agreements.

                Without the consent of the Owner Participant, Lessee agrees that, except as expressly required by the Operative Documents, it will not enter into or become bound by any contract or agreement providing for the sale of energy produced by or from the Facility, or the purchase of services to be performed at, for or in connection with, the Facility or any other contract or agreement relating to the Facility that has a term that extends beyond the scheduled expiration date of the Facility Lease or the scheduled expiration of any Renewal Term then in effect or irrevocably elected by Lessee, unless such contract or agreement may be terminated by Lessee without material costs or obligation to the Lessor, the Owner Participant or, so long as the Notes are outstanding and the Lien of the Indenture has not been discharged, the Indenture Trustee or the Pass Through Trustee or any of their respective Affiliates prior to such expiration date or the scheduled expiration of such Renewal Term, as the case may be.

Section 5.15.          Relationship with Certificateholders.

                No FirstEnergy Party or any Affiliate thereof directly or indirectly and without the consent of the Owner Participant (i) has purchased or will purchase any Note or any Pass Through Certificate or (ii) has entered into or will enter into any agreement relating to the Overall Transaction with any holder of a Note or Pass Through Certificate other than the Operative Documents.

Section 5.16.          Regulatory Status.

                The Lessee shall not take any action or fail to take any action that would subject the Lessor, the Owner Participant, the OP Guarantor, the Indenture Trustee or the Pass Through Trustee to regulation under PUHCA, provided that with respect to circumstances or events outside of the control of the Lessee, the Lessee shall not be deemed to have breached the covenant contained in this Section 5.16 so long as the Lessee is using commercially reasonable efforts to maintain (or re-establish) such exemptions from regulation under PUHCA.

Section 5.17.          Security.

                The Lessee shall exercise reasonable and prudent security procedures and precautions and maintain strict security at the Facility Site from theft, vandalism, trespass or the like. The

Lessee shall be responsible for controlling access to the Facility Site and removing all unauthorized persons it discovers on the Facility Site.

Section 5.18.          Consent Decree.

                During the Lease Term, the Lessee shall not petition any court to be released from the Consent Decree with respect to the Undivided Interest unless such petition requests that the Lessor shall also be released.

SECTION 6.           COVENANTS OF THE LESSOR AND THE TRUST COMPANY

Section 6.1.            Compliance with the Trust Agreement.

                Each of the Lessor and the Trust Company hereby severally covenants and agrees that during the Lease Term it will:

(a) comply with all of the terms of the Trust Agreement applicable to it; and

(b) not amend, supplement, or otherwise modify Section 8.01, 10.01, 10.02 or 10.03 of the Trust Agreement without the prior written consent of the Lessee so long as no Material Default or Lease Event of Default has occurred and is continuing and the Indenture Trustee so long as the Lien of the Indenture has not been terminated or discharged.

Section 6.2.           Lessor’s Liens.

                The Lessor and the Trust Company each covenants severally and as to itself only that it will not directly or indirectly create, incur, assume or suffer to exist any Lessor’s Lien attributable to it and will promptly notify the Lessee, the Owner Participant and the Indenture Trustee of the imposition of any such Lien of which it has Actual Knowledge and shall promptly, at its own expense, take such action as may be necessary to duly discharge such Lessor’s Lien attributable to it.

Section 6.3.            Amendments to Operative Documents.

                The Lessor and the Trust Company each covenants severally and as to itself only that it will not, unless such action is expressly permitted by the Operative Documents, (a) through its own action terminate any Operative Document to which it is a party, (b) amend, supplement, waive or modify (or consent to any such amendment, supplement, waiver or modification of) such Operative Documents in any manner or (c) except as provided in Section 11 hereof or Section 2.10 or Section 5.6 of the Indenture, take any action to prepay or refund the Notes or amend any of the payment terms of the Notes without, in each case, the prior written consent of the Lessee so long as no Material Default or Lease Event of Default shall have occurred and be continuing and, in the case of clause (a) or (b), the Indenture Trustee so long as the Lien of the Indenture has not been terminated or discharged.

Section 6.4.            Transfer of the Lessor’s Interest. Other than as permitted by the Operative Documents, the Lessor covenants that it will not assign, pledge, sell, lease, convey or otherwise transfer any of its then existing right, title or interest in and to the Lessor’s Interest, the Trust Estate or the other Operative Documents.

Section 6.5.            Limitation on Indebtedness and Actions. The Lessor covenants that during the Lease Term it will not incur any indebtedness nor enter into any business or activity except as required or expressly permitted by any Operative Document.

Section 6.6.            Change of Location. The Lessor covenants that it shall provide the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Lessee at least 30 days’ prior written notice of any relocation of the Lessor’s chief executive office or the place where documents and records relating to the Lessor or the Trust Estate are kept from the location set forth in Section 3.2(g) and of any change in its name.

Section 6.7.           Bankruptcy of Lessor. Each of the Trust Company, the Owner Participant and the Lessor hereby covenants severally and as to itself only that it shall not voluntarily take any action that shall, or cause any action to be taken that is intended to, submit the Lessor, as debtor, to any proceeding under any Applicable Law involving bankruptcy, insolvency, reorganization or other laws affecting the rights of creditors generally unless a Lease Event of Default or a Material Default shall have occurred and be continuing (in which case, if the Lien of the Indenture shall not have been discharged, the Trust Company or the Lessor shall not take any such action unless the Indenture Trustee shall have given its prior written consent to such action in its sole discretion).

Section 6.8.            Cooperation. The Lessor agrees, and the Owner Participant agrees to cause the Lessor and instruct the Owner Trustee, and the Owner Trustee agrees to carry out any such instructions (subject to its protections and privileges in the Trust Agreement), to, at the request of the Lessee and at the sole cost and expense of the Lessee on an After-Tax Basis, take such reasonable actions as may be necessary for the Lessor to take as the owner of the Undivided Interest and holder of the Ground Interest for purposes of obtaining the valid and effective issue, transfer or amendment, as the case may be, of all Governmental Approvals to the extent the same are required for the use, ownership, operation or maintenance of the Facility, the Facility Site, the Undivided Interest, the Ground Interest or any Component by the Lessee or any permitted assignee of the Lessee in the manner contemplated by the Operative Documents, except to the extent the same involves any (a) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facility, the Undivided Interest or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, (b) risk of criminal liability being incurred by the Lessor, the Owner Participant, or the OP Guarantor, or (so long as the Notes are outstanding and the Lien of the Indenture has not been discharged) the Indenture Trustee or the Pass Through Trustee, or any of their respective Affiliates or (c) risk of any material adverse effect on the interests of the Lessor, the Owner Participant, or the OP Guarantor, or (so long as the Notes are outstanding and the Lien of the Indenture has not been discharged) the Indenture Trustee or the Pass Through Trustee or any of their respective Affiliates (including, without limitation, subjecting any such Person to regulation as a public utility under any Applicable Law). The Lessee shall pay on an After-Tax Basis all costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) of the Lessor and each other Person party to an Operative Document incurred in connection with any such action. It is understood and agreed that, with respect to the action requested of it, and taken by it, under this Section 6.8, none of the Lessor, the Owner Participant and the Trust Company, individually or as Owner Trustee, shall be deemed to make any representation or warranty as to, and shall have no responsibility for, the effectiveness of such action to accomplish or promote the objective intended by the Person making such request.

SECTION 7.           COVENANTS OF THE OWNER PARTICIPANT

Section 7.1.            Restrictions on Transfer of Trust Interest.

(a) The Owner Participant covenants and agrees that it shall not during the Lease Term assign, convey or transfer any of its right, title or interest in the Trust Interest without the prior written consent of the Lessee and, so long as the Lien of the Indenture has not been terminated or discharged, the Indenture Trustee; provided, however, that the Owner Participant may, subject to Section 7.6, assign, convey or transfer all, but not less than all, of the Trust Interest without such consent to a Person (the “Transferee”) which shall assume the duties and obligations of the Owner Participant under the Operative Documents with respect to the interest being transferred pursuant to an OP Assignment and Assumption Agreement substantially in the form of Exhibit J hereto, if each of the following conditions shall have been satisfied on or prior to such transfer:

(i) the Lessee and, so long as the Lien of the Indenture has not been terminated or discharged, the Indenture Trustee and the Pass Through Trustee shall have received an opinion(s) of counsel (including an opinion with respect to a guaranty pursuant to clause (iii) of this Section 7.1(a), if applicable), which opinion(s) and counsel are reasonably satisfactory to each such recipient, to the effect that, subject to customary qualifications and exceptions, such transfer will not violate any Applicable Laws;

(ii) the Transferee shall be a “United States person” within the meaning of Section 7701(a)(30) of the Code;

(iii) the Transferee shall be either (A) an Affiliate of the transferor Owner Participant; provided that, if the Transferee does not qualify under clause (B) below, all of the payment obligations of the Transferee with respect to the interest being transferred under the Operative Documents shall be guaranteed by the transferor Owner Participant, or a Person then providing a guaranty of the transferor Owner Participant’s payment obligations hereunder, pursuant to an OP Parent Guaranty, or (B) a Person which meets, or the payment obligations of which with respect to the interest being transferred under the Operative Documents are guaranteed (pursuant to an OP Parent Guaranty) by a Person (the transferor Owner Participant or such other guarantor, the “Transferee Guarantor”)

which meets, the following criteria: the tangible net worth or capital and surplus of the Transferee or Transferee Guarantor for its most recent fiscal quarter is at least $75 million calculated in accordance with GAAP; and

(iv) unless waived in writing by the Lessee prior to such transfer, such Transferee which qualifies under clause (iii)(B) above is not a Competitor of, or in material litigation with, the Lessee or any Affiliate of the Lessee.

Notwithstanding the foregoing, the restrictions set forth in Section 7.1 shall not inure to the benefit of the Lessee if such transfer occurs during the continuance of a Material Default or Lease Event of Default.

(b) For purposes of Section 7.1(a)(iv), a “Competitor” shall be an entity which at the time of the transfer is, or whose Affiliate is, engaged as a seller, marketer, trader, aggregator or generator of electric capacity or energy within the geographic area of the regional transmission organizations, or their equivalent, in which the Guarantor or any Affiliate thereof participates; provided that, a Competitor shall not include a bank, an insurance company or other financial institution or an Affiliate of any thereof in each case not owned by (i) an entity that owns and actually operates on a daily basis a fleet of power plants with capacity of 500 MW or greater, which power plants sell the majority of their energy into a competitive market (other than under long-term contracts) that the Guarantor operates in and competes directly with one or more of the Guarantor’s power stations in (such entity an “IPP”), (ii) the ultimate parent of an electric utility company or IPP or (iii) an ultimate parent whose principal or a substantial part of whose business is that of an electric utility company or IPP. For the avoidance of doubt, a Competitor shall not under any circumstances include banks, insurance companies or financial institutions or their Affiliates that would otherwise be a Competitor as a result of the operation of clause (i), (ii) or (iii) of the preceding sentence that are generally in the business of making passive investments or are not involved in the day-to-day decisions regarding plant dispatch and bidding strategies with respect to the power plants they own and operate. In addition, the Lessee will have the right to prepare and provide to the Owner Participant on the Closing Date a list of entities which shall be ineligible to qualify as a Transferee, provided that each such listed entity either (A) has publicly announced an intent or taken material steps to become a Competitor of the Lessee or its Affiliates and is not otherwise deemed to have been a Competitor pursuant to the proviso in the second preceding sentence, or (B) is a lessor or an owner participant in respect of a lease to the Lessee of an interest in the Generating Station that has taken, or failed to take, any action the result of which is materially adverse to the Lessee or any of its Affiliates and is inconsistent with the actions taken or not taken by at least 67% of other similarly situated lessors or owner participants; provided that the list shall at no time include more than three entities described in this clause (B) and the list may not include the Lessor, the Other Lessors, the Owner Participant and the Other Owner Participants or their Affiliates. The Lessee shall have the right to update such list (such updated list to replace the previous list) not more frequently than annually, commencing on the first anniversary of the Closing Date.

(c) During such time as a Material Default or Lease Event of Default shall have occurred and be continuing the foregoing restrictions (other than clauses (a)(ii) and (a)(iii) above for so long as the Notes are outstanding) shall not apply.

(d) The Lessee shall not be responsible for any adverse Tax consequence to the Lessor or the Owner Participant resulting from any transfer pursuant to this Section 7.1 (unless such transfer occurs while a Lease Event of Default is continuing) and the Pricing Assumptions shall not be changed as a result of any such transfer.

(e) The Owner Participant shall give the Indenture Trustee and, so long as no Material Default or Lease Event of Default shall have occurred and be continuing, the Lessee 15 Business Days’ prior written notice of such transfer, or five Business Days’ prior written notice in the case of a transfer to an Affiliate of the Owner Participant, specifying the name and address of any proposed Transferee and such additional information as shall be necessary to determine whether the proposed transfer satisfies the requirements of this Section 7.1. The Lessee will promptly after receipt of such notice acknowledge to the Owner Participant and the Indenture Trustee if all of the requirements to the proposed transfer have been or will be met. If the Lessee fails to provide such acknowledgment within 15 Business Days or (in the case of a transfer to an Affiliate of the Owner Participant) five Business Days after receipt of such notice, the Lessee shall be deemed to have given such acknowledgement.

(f) All reasonable fees, expenses and charges of the Indenture Trustee, the Pass Through Trustee, and the Lessee (including reasonable attorneys’ fees and expenses in connection with any such transfer or proposed transfer), including any of the foregoing relating to any amendments to the Operative Documents required in connection therewith, shall be paid on an After-Tax Basis by the Owner Participant, without any right of indemnification from the Lessee or any other Person; provided, however, that the Owner Participant shall have no obligation to pay fees, expenses or charges of the Lessee in connection with any transfer while a Material Default or a Lease Event of Default is continuing, in which case the Lessee shall be obligated to pay such costs.

(g) Upon any such transfer in compliance with this Section 7.1, (i) such Transferee shall (A) be deemed the “Owner Participant” for all purposes, and (B) enjoy the rights and privileges and perform the obligations of the Owner Participant hereunder and under each of the OP Assignment and Assumption Agreement, the OP Parent Guaranty and each other Operative Document to which such Owner Participant is a party, and each reference in this Agreement, the OP Parent Guaranty and each other Operative Document to the “Owner Participant” shall thereafter be deemed a reference to such Transferee for all purposes and (ii) subject to clause (a)(iii) above, the transferor Owner Participant and the OP Guarantor, if any, of such transferor Owner Participant’s obligations shall be released from all obligations hereunder and under each other Operative Document to which such transferor or OP Guarantor is a party or by which such transferor Owner Participant or OP Guarantor is bound to the extent such obligations are expressly assumed by a Transferee or in respect of whose payment obligations are guaranteed by a Transferee Guarantor meeting the requirements of this Section 7.1; provided, however, that in no event shall any such transfer be deemed to result in a waiver or release of the transferor or its OP Guarantor from any liability accruing or existing in respect of any period occurring on or prior to or occurring simultaneously with such transfer.

(h) The transfer restrictions set forth in Section 7.1 (other than the requirement that the Owner Participant and the Transferee enter into an OP Assignment and Assumption Agreement) shall also apply to any transfer of the equity ownership interests of an Owner Participant which has as its sole (or substantially equivalent to sole) business activity its participation in the transactions contemplated by the Operative Documents. In the case of such a transfer of equity ownership interests which satisfies such restrictions of this Section 7.1, the Owner Participant’s obligations under the Operative Documents shall continue, but the Owner Participant shall, except in the case of a transfer to a transferee described in clause (a)(iii)(A) above, procure a new OP Parent Guaranty from a guarantor meeting the requirements of clause (a)(iii)(B) above.

Section 7.2.            Owner Participant’s Liens. The Owner Participant covenants that it will not directly or indirectly create, incur, assume or suffer to exist any Owner Participant’s Lien and the Owner Participant shall promptly notify the Lessee and, so long as the Lien of the Indenture has not been terminated or discharged, the Indenture Trustee of the imposition or existence of any such Lien of which the Owner Participant has Actual Knowledge and shall promptly, at its own expense, take such action as may be necessary to duly discharge such Owner Participant’s Lien.

Section 7.3.            Amendments or Revocation of Trust Agreement. Notwithstanding anything to the contrary contained in the Trust Agreement, the Owner Participant covenants that during the Lease Term it will not (a) amend, supplement, or otherwise modify Section 8.01, 10.01, 10.02 or 10.03 of the Trust Agreement without the prior written consent of the Lessee so long as no Material Default or Lease Event of Default has occurred and is continuing, and without the prior written consent of the Indenture Trustee so long as the Lien of the Indenture has not been terminated or discharged, or (b) revoke, or otherwise waive compliance with or terminate the Trust Agreement without the prior written consent of the Lessee so long as no Material Default or Lease Event of Default has occurred and is continuing, and the Indenture Trustee so long as the Lien of the Indenture has not been terminated or discharged.

Section 7.4.            Bankruptcy Filings. The Owner Participant agrees that it will not file a petition, or join in the filing of a petition, seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Lessor under the Bankruptcy Code, or any other Applicable Law.

Section 7.5.            Instructions. The Owner Participant agrees that it will not instruct the Lessor to take any action that the Lessor is prohibited from taking by this Agreement or any other Operative Document.

Section 7.6.           Right of First Refusal. In the event the Owner Participant desires to sell, convey or otherwise transfer (including, without limitation, by means of a lease that is substantially equivalent economically to a sale) its Trust Interest, or cause the Lessor to sell all or substantially all of the Lessor’s Interest (each a “Sale”), upon or at any time during the three year period following the Date of Return of the Undivided Interest to any Person other than an Affiliate of the Owner Participant, or in the relevant circumstances described in Section 10, 13 or 14 of the Facility Lease, any such Sale shall, unless such sale, conveyance or transfer is in connection with the exercise of remedies upon a Lease Event of Default, be subject to the Lessee’s right of first refusal on the terms and conditions set forth in this Section 7.6. The Owner Participant shall give the Lessee prompt written notice of all bona fide offers for a Sale that have been received from any other Person that it wishes to accept, together with a statement of the price and all of the material terms, conditions and provisions contained in such offers for a Sale. The Lessee shall have the right within a period of 45 days from and after its receipt of such notice (the “Notice Period”) to notify the Owner Participant of its intent to exercise its right of first refusal with respect to a Sale; provided that the Lessee shall provide to the Owner Participant’s reasonable satisfaction evidence of the Lessee’s ability to pay the price and all other amounts that the Lessee will be obligated to pay in connection with such Sale. If the Lessee elects to exercise the right provided in the preceding sentence, it will within 45 days of its notice (the “Agreement Period”) execute a contract on terms and conditions not materially less favorable to it than the terms and conditions, taken as a whole, as the offer giving rise to such right and thereafter proceed to consummate such contract in accordance with its terms; provided, however, that in the case of a Sale pursuant to Section 10, 13 or 14 of the Facility Lease the purchase price shall not be less than the amount of the Qualifying Cash Bid. If the Lessee does not give such notice to the Owner Participant within the Notice Period or execute such a contract within the Agreement Period and thereafter proceed to consummate such contract in accordance with its terms, the Owner Participant will be free to proceed under the terms and conditions of the bid set forth in its notice to the Lessee, unless the failure to execute the contract with the Lessee within the Agreement Period or thereafter consummate such contract in accordance with its terms is attributable to the failure of the Owner Participant to negotiate or otherwise act in good faith or a breach by the Owner Participant of its obligations under such contract. In the event that the terms of the bid are revised in any way that changes the offer or agreement for the Sale, such that the terms of the Sale are materially less favorable to the Owner Participant (it being understood and agreed that any reduction in the price or a change in the terms of payment thereof in a manner beneficial to the potential purchaser shall be deemed to be materially less favorable to the Owner Participant), the Owner Participant shall again comply with the notice and right of first refusal provisions of this Section 7.6 prior to accepting such revised offer or entering into such revised agreement; provided that, for such revised offer or agreement, the Notice Period shall be ten Business Days from the date of such new notice, and the Agreement Period shall not exceed 45 days from the date of the Lessee’s notice accepting such new terms.

(b) Upon the closing of any Sale to the Lessee, the Lessee (or its successor or permitted assign) shall have the same rights as a Transferee under Section 7.1(g) hereof,

and the Owner Participant and the OP Guarantor, if any, shall be released from all obligations hereunder and under each other Operative Document except as provided in Section 7.1(g).

Section 7.7.            Appointment of Successor Owner Trustee. Notwithstanding any other provision of this Agreement, a successor Owner Trustee shall not be appointed by the Owner Participant without the consent of the Lessee and, so long as the Lien of the Indenture has not been terminated or discharged, the Indenture Trustee unless (a) such successor Owner Trustee (i) meets the requirements of the Trust Agreement, and (ii) has a combined capital and surplus of at least $150 million, and (b) the Lessee and, so long as the Lien of the Indenture has not been terminated or discharged, the Indenture Trustee shall have received such documentation, including opinions of counsel, reasonably satisfactory to the Lessee or the Indenture Trustee, as the case may be, as they may request.

SECTION 8.           COVENANTS OF THE INDENTURE TRUSTEE AND THE PASS THROUGH TRUSTEE

Section 8.1.            Indenture Trustee’s Liens. Neither the Indenture Company nor the Indenture Trustee will directly or indirectly create, incur, assume or suffer to exist any Indenture Trustee’s Lien attributable to it and arising out of events or conditions not related to its rights in the Indenture Estate or the administration thereof, and will promptly notify the Owner Participant, the Owner Trustee, the Lessor and the Lessee of the imposition of any such Lien of which it has Actual Knowledge and shall promptly (and in any event within 30 days of obtaining Actual Knowledge of such Lien), at its own expense, take such action as may be necessary to duly discharge such Indenture Trustee’s Lien.

Section 8.2.            Pass Through Trustee’s Covenant Not to Transfer Notes. The Pass Through Trustee agrees that it will not transfer any Note (or any part thereof) to any entity (except to a successor Pass Through Trustee appointed pursuant to the terms of the Pass Through Trust Agreement) until it receives from such entity a certification which makes a representation and warranty as of the date of such transfer that no part of the funds to be used by it for the purchase and holding of such Note (or any part thereof) constitutes assets of any Plan or that such purchase and holding will be covered by a prohibited transaction class exemption issued by the U.S. Department of Labor.

SECTION 9.           INDEMNIFICATION

Section 9.1.            General Indemnity.

(a) Claims Indemnified. The Lessee will assume all liability for, defend, hold harmless, and indemnify the OP Guarantor, the Owner Participant, the Lessor, the Trust Company (in its individual capacity and acting as Owner Trustee), the Pass Through Trustee, the Pass Through Trust Company, the Indenture Trustee, the Indenture Trust Company, the Account Bank and their respective Affiliates and the officers, directors, employees and agents thereof (each, an “Indemnified Party” and, collectively, the

“Indemnified Parties”), on an After-Tax Basis, from and against any and all Claims which may be imposed on, incurred by or asserted against any of the Indemnified Parties attributable to, arisingout of, in connection with, or relating to any of the following acts, events or circumstances, whether actual or Alleged:

(i) Any Lessee Person’s construction, financing, refinancing, acquisition, operation (including, without limitation, procurement, transportation and storage of supplies and use, storage, transportation, treatment, release or disposal or manufacture of hazardous substances or other emissions such as without limitation CO2, NOX or SO2 or mercury or particulate matter), warranty, ownership, possession, maintenance, repair, lease, alteration, return, sale or other disposition, insuring, manufacture, design, purchase, acceptance, rejection, delivery, non-delivery, sublease, rental, preparation, installation, modification, improvement, restoration, refurbishment, remediation, substitution, non-use, registration, transportation, transfer of title, abandonment, importation, exportation, retirement, storage, regulation of access, securing or other use (or misfeasance (by action, inaction, non-performance, breach or otherwise), malfeasance or negligence in connection with any thereof) (collectively, “Use”) of the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein(including, without limitation, the Undivided Interest);

(ii) The conduct of the business or affairs of any Lessee Person attributable to, arising out of, in connection with, or relating to the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest);

(iii) Any Environmental Laws, Hazardous Substances, any Permit, any Governmental Approval, the Consent Decree or any administrative consent order and agreement with any Governmental Entity, any actual or alleged injury or threat of injury to human health, safety, natural resources or the environment or any present or future Environmental Condition at, or resulting from or relating to any Lessee Person’s Use of, the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest) (each an “Environmental Claim”);

(iv) Any Lessee Person’s breach of, or negligence with respect to, the performance of its obligations under the Facility Lease, the Site Sublease or any other Operative Document or the Operating Agreement; or the inaccuracy of any representation or warranty made by any Lessee Person in any Operative Document or the Operating Agreement;

(v) Any Lessee Person’s action or failure to act, negligence, breach, misstatement of material facts or omission to state material facts, or violation of Applicable Law in connection with, or relating to, the offer, issuance, sale or acquisition of the Lease Debt(or any refinancing thereof) or of the Pass Through Certificates;

(vi) The execution, delivery or performance or non-performance of any of the terms of any Operative Document or the Operating Agreement by any Lessee Person; or the enforcement or attempted enforcement of any of the terms of any Operative Document or the Operating Agreement against any Lessee Person;

(vii) The condition of the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein(including, without limitation, the Undivided Interest) prior to the commencement of the Lease Term, or as a result of or arising out of, any Lessee Person’s Use thereof, or any accident in connection therewith (including, without limitation, latent and other defects, whether or not discoverable, whether preexisting or not and any Claim for patent, trademark or copyright infringement);

(viii) The imposition of any Lien on the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest) by or through any Lessee Person or arising as a result of, relating to or in connection with any Lessee Person’s Use of the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest); or the enforcement of any agreement, restriction or legal requirement arising as a result of, relating to or in connection with any Lessee Person’s Use of the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest);

(ix) A disposition of the Undivided Interest and the Lessor’s interests under the Operative Documents or the Operating Agreement or any part thereof in connection with a Lease Event of Default or an Event of Loss; or other remedies or actions in conjunction with a Lease Event of Default(or an event which with notice or lapse of time or both would become a Lease Event of Default) or an Event of Loss;

(x) The Consent Decree (including, without limitation, as a result of the OP Guarantor, the Owner Participant or the Lessor becoming a party to the Consent Decree); or the validity, execution, delivery or performance or non-performance, or enforcement or attempted enforcement, of any of the terms thereof; or any obligations, claims or liability thereunder; or any proceeding or other actions relating thereto; or any amendment, supplement or modification thereto; or any waiver of any terms thereof;

(xi) Any violation of, or liability or obligation relating to, Applicable Law, whether now or hereafter in effect (including, without limitation, Environmental Laws, any Permits, any Governmental Approvals, the Consent Decree or any other administrative or judicial orders, agreements or decrees by, with or of any Governmental Entity), arising as a result of, relating to or in connection with any Lessee Person’s Use of the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest); or any action of any Governmental Entity or other person taken with respect to such violation of law or such liability or such obligation, or otherwise in connection with, or relating to, any Lessee Person’s Use of the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest) or the interests of the OP Guarantor, the Owner Participant, the Lessor, the Indenture Trustee, the Pass Through Trustee or the Account Bank under the Operative Documents or the Operating Agreement; or the presence, use, storage, transportation, treatment, disposal, arrangement for or permitting the disposal, handling or manufacture of any Hazardous Substance in, at, under or from the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest) that relates to, or arises out of, any Lessee Person’s current or prior Use of, or prior ownership of, the Generating Station, the Facility, the Facility Site or the Ancillary Facilities;

(xii) Any act, event or circumstance that imposes strict liability or similar “no-fault” liability on any Lessee Person arising out of, relating to or in connection with the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest) (regardless of whether other persons are also strictly liable or subject to such similar “no fault” liability); or

(xiii) Subject to clause (g) of this Section 9.1, otherwise as a result of the transactions contemplated by the Operative Documents or a Transaction Party’s participation in the contemplated transactions.

(b) Claims Excluded. Any Claim, to the extent attributable to or arising out of or as a result of any of the following, is excluded from the Lessee’s obligations to indemnify, defend, protect and hold harmless any Indemnified Party under this Section 9.1:

(i) Claims arising with respect to a period or event occurring after the expiration or earlier termination of the Facility Lease and, if applicable, the return of the use and possession of the Facility Site and the Undivided Interest in accordance with the requirements of the Facility Lease and the Site Lease, other than Claims relating to or arising from events occurring prior to, or simultaneously with, such events;

(ii) In respect of any of the Indemnified Parties, Claims arising from the gross negligence or willful misconduct of such party or any Affiliate of such party, or any officer, director or employee of the foregoing (in each case except to the extent attributed to the Indemnified Party by reason of its interest in the Undivided Interest or Facility Site or due to a Lessee Person’s Use of the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest);

(iii) Taxes and costs of contesting Taxes, whether or not separately indemnified for (provided that this clause (iii) shall not affect Lessee’s obligation to pay indemnities pursuant to this Section 9.1 on an After-Tax Basis);

(iv) Any disposition by the Lessor or the Owner Participant of its interests under the Facility Lease, the Site Lease or the Owner Trust, as the case may be, unless such disposition is required by the terms of the Operative Documents or permitted by Section 10, 13 or 14 of the Facility Lease or occurs during the continuance of a Material Default or a Lease Event of Default;

(v) In respect of any of the Indemnified Parties, to the extent of the breach of any agreement, covenant, representation or warranty of such party or any Affiliate of such party (in each case except to the extent attributed to the Indemnified Party by reason of its interest in the Undivided Interest or Facility Site or due to a Lessee Person’s Use of the Generating Station, the Facility, the Facility Site, the Ancillary Facilities, or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest));

(vi) Amendments to the Operative Documents or the Operating Agreement that are not requested or consented to by the Lessee or are not required by the Operative Documents, the Operating Agreement or Applicable Law;

(vii) Claims arising out of or relating to an inspection of the Undivided Interest by or on behalf of any of the Indemnified Parties seeking indemnification (other than during the continuance of a Lease Event of Default);

(viii) Any of the Indemnified Parties’ costs of compliance with U.S. regulatory requirements (other than as a result of a Lease Event of Default or those costs arising as a result of a change in Applicable Law that are in whole or in part attributable to a Lessee Person’s actual or Alleged Use of the Generating Station, the Facility, the Ancillary Facilities, the Facility Site or any part thereof); and

(ix) Any of the Indemnified Parties’ overhead costs in monitoring or administering this investment.

Nothing herein shall be deemed to (A) constitute a guaranty of any useful life or any present or future residual value of the Facility or a guaranty that any amount of any Secured Indebtedness will be paid, or (B) prevent the Lessee from pursuing a Claim against any Lessee Person and any such Claim shall not be subject to indemnification or should otherwise be excluded from indemnification under this Section 9.1.

(c) Insured Claims. Subject to the provisions of paragraph (d) of this Section 9.1, in the case of any Claim indemnified by the Lessee hereunder which is covered by a policy of insurance maintained by the Lessee, each Indemnified Party agrees, unless it and each other Indemnified Party shall waive its rights to indemnification (for itself and each Related Party thereto) in a manner reasonably acceptable to the Lessee, to cooperate reasonably, at the sole cost and expense of the Lessee, with the Lessee and its insurers in the exercise of their rights to investigate, defend or compromise such Claim.

(d) Claims Procedure. Each Indemnified Party shall promptly after such Indemnified Party shall have Actual Knowledge thereof notify the Lessee of any Claim as to which indemnification is sought; provided, that the failure so to notify the Lessee shall not reduce or affect the Lessee’s liability which it may have to such Indemnified Party under this Section 9.1; provided further, that upon full payment of the amounts for which indemnification is payable hereunder, the Lessee shall be entitled, to the extent that the Lessee is materially prejudiced in the conduct of or precluded from conducting a meritorious contest of such Claim as a result of such failure, to pursue its legal rights and remedies against such Indemnified Party for actual damages resulting directly from the failure of such Indemnified Party to give the Lessee prompt notice. Subject to the foregoing, any amount payable to any Indemnified Party pursuant to this Section 9.1 shall be paid within 30 days after receipt of such written demand therefor from such Indemnified Party, accompanied by a certificate of such Indemnified Party stating in reasonable detail the basis for the indemnification thereby sought and (if such Indemnified Party is not a party hereto) an agreement to be bound by the terms of this Section 9.1 as if such Indemnified Party were such a party. Promptly after the Lessee receives notification of such Claim accompanied by a written statement describing in reasonable detail the Claims which are the subject of and basis for such indemnity and the computation of the amount so payable, the Lessee shall, without affecting its obligations hereunder, notify such Indemnified Party whether it intends to pay, object to, compromise or defend any matter involving the asserted liability of such Indemnified Party. The Lessee shall have the right to investigate and, so long as no Material Default or Lease Event of Default shall have occurred and be continuing, to defend or compromise any Claim for which indemnification is sought under this Section 9.1;

provided that no such defense or any settlement or other compromise shall involve any (i) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien other than a Permitted Lien on, any part of the Facility, the Ancillary Facilities, the Undivided Interest, the Ground Interest, the Facility Site, the Trust Estate or the Indenture Estate or the impairment of the use, operation or maintenance of the Facility, the Ancillary Facilities or the Facility Site, (ii) risk of criminal liability being incurred by such Indemnified Party, the Lessor, the Owner Participant or, if applicable, the OP Guarantor or (so long as the Notes are outstanding and the Lien of the Indenture has not been discharged) the Indenture Trustee or the Pass Through Trustee, or (iii) material risk of any material adverse effect on the interests of the Lessor, the Owner Participant or, if applicable, the OP Guarantor or (so long as the Notes are outstanding and the Lien of the Indenture has not been discharged) the Indenture Trustee or the Pass Through Trustee; provided, further, that no Claim shall be settled or compromised by the Lessee without the express written consent of such Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned, unless such settlement or compromise does not involve any admission of any criminal violation, gross negligence or willful misconduct on the part of the Indemnified Party, does not involve any relief other than the payment of money damages, and results in an unconditional release of the Indemnified Party with respect to such Claim; and provided, further, that to the extent that other claims unrelated to the transactions contemplated by the Operative Documents are part of the same proceeding involving such Claim, the Lessee may assume responsibility for the defense or compromise of such Claim only if the same may be and is severed from such other claims. In the event that in the course of the investigation or defense of a Claim, the Lessee shall in good faith reasonably determine that it is not liable for indemnification with respect thereto under this Section 9.1, it may give notice to the applicable Indemnified Party of such fact, and the Lessee may thereupon cease to defend such Claim; provided that (A) the Lessee’s conduct regarding the defense of such Claim or any decision to withdraw from such defense shall not prejudice or have prejudiced the Indemnified Party’s ability to contest such Claim (taking into account, among other things, the timing of the Lessee’s withdrawal and the theory or theories upon which the Lessee shall have based its defense), and (B) the Lessee shall have given such Indemnified Party all materials, documents and records relating to its defense of such Claim as such Indemnified Party shall have reasonably requested in connection with the assumption by such Indemnified Party of the defense of such Claim at the cost and expense of the Lessee. In the event that the Lessee shall cease to defend any Claim pursuant to the preceding sentence, the Lessee shall indemnify each Indemnified Party, without regard to any exclusion that might otherwise apply hereunder, to the extent that the actions of the Lessee in defending such Claim or the manner or time of the Lessee’s election to withdraw from the defense of such Claim shall have caused such Indemnified Party to incur any loss, cost, liability or expense which such Indemnified Party would not have incurred had the Lessee never undertaken to defend such Claim. If the Lessee elects, subject to the foregoing, to defend any such asserted liability, it may do so at its own expense and by counsel selected by it and reasonably satisfactory to such Indemnified Party. The Lessee agrees in any event to keep the Indemnified Party informed as to all proceedings with respect to any Claim and shall provide such Indemnified Party with copies of all material pleadings and material correspondence and other information relating to any Claim, in each case, as soon as practicable and, with respect to pleadings or other papers required to be filed in court, within a reasonable time to permit review thereof and comment thereon to the extent practicable in the circumstances. Upon the Lessee’s election to defend such asserted liability and prompt notification to such Indemnified Party of its intent to do so, such Indemnified Party shall use commercially reasonable efforts to cooperate at the Lessee’s expense with all reasonable requests of the Lessee in connection therewith and will provide the Lessee with all information not within the control of the Lessee as is reasonably available to such Indemnified Party which the Lessee may reasonably request; provided, however, that such Indemnified Party shall not, unless otherwise required by Applicable Law, be obligated to disclose to the Lessee or any other Person, or permit the Lessee or any other Person to examine, any tax returns of the Indemnified Party or any confidential or privileged information or pricing information not generally accessible by the public possessed by the Indemnified Party unless such Indemnified Party agrees to such disclosure and the Lessee obtains a stipulation from all parties to the related proceeding providing for the confidential treatment of such information. Where the Lessee, or the insurers under a policy of insurance maintained by the Lessee, undertakes the defense of such Indemnified Party with respect to a Claim (with counsel reasonably satisfactory to such Indemnified Party), no additional legal fees or expenses of such Indemnified Party in connection with the defense of such Claim shall be indemnified hereunder unless such fees or expenses were incurred at the request of the Lessee or such insurers. Notwithstanding the foregoing, an Indemnified Party may participate at its own expense in any judicial proceeding controlled by the Lessee, pursuant to the preceding provisions, but only to the extent that such party’s participation does not in the reasonable opinion of counsel to the Lessee interfere with such control or defense of such claim; provided, however, that such party’s participation does not constitute a waiver of the indemnification provided in this Section 9.1; and provided, further, that if and to the extent that (1) such Indemnified Party is advised by counsel that an actual or potential conflict of interest exists where it is advisable for such Indemnified Party to be represented by separate counsel or (2) there is a risk that such Indemnified Party may be subject to criminal liability and such Indemnified Party informs the Lessee that such Indemnified Party desires to be represented by separate counsel or (3) the Lessee has not defended the Claim diligently and in good faith, such Indemnified Party shall have the right to control its own defense of such Claim and the reasonable fees and expenses of such defense (including, without limitation, the reasonable fees and expenses of such separate counsel) shall be borne by the Lessee. So long as no Material Default or Lease Event of Default described in clause (a), (b), (g) or (h) of Section 16 of the Facility Lease has occurred and be continuing, no Indemnified Party shall enter into any settlement or other compromise with respect to any Claim without the prior written consent of the Lessee, such consent not to be unreasonably withheld, delayed or conditioned, unless (I) the Indemnified Party waives its rights to indemnification hereunder or (II) the Lessee has not acknowledged its indemnity obligation with respect thereto or (III) the

Indemnified Party has the right to control its own defense of such Claim pursuant to clause (2) or (3) of the immediately preceding sentence. Nothing contained in this Section 9.1(d) shall be deemed to require an Indemnified Party to contest any Claim or to assume responsibility for or control of any judicial proceeding with respect thereto.

(e) Subrogation. To the extent that a Claim indemnified by the Lessee under this Section 9.1 is in fact paid by the Lessee or an insurer under an insurance policy maintained by the Lessee (so long as no Material Default or Lease Event of Default shall have occurred and be continuing), such insurer shall be subrogated to the rights and remedies of the Indemnified Party on whose behalf such Claim was paid to the extent of such payment (other than rights of such Indemnified Party under insurance policies maintained at its own expense) with respect to the transaction or event giving rise to such Claim. Should an Indemnified Party receive any refund, in whole or in part, with respect to any Claim paid by the Lessee hereunder, it shall promptly pay over to the Lessee the lesser of (i) the amount refunded reduced by the amount of any Tax incurred by reason of the receipt or accrual of such refund and increased by the amount of any Tax not in excess of the amount of such reduction) saved as a result of such payment or (ii) the amount the Lessee or any of its insurers has paid in respect of such Claim; provided, however, that if a Material Default or a Lease Event of Default shall have occurred and be continuing, the Lessor may apply any such amounts to amounts which have become due and payable by the Lessee attributable thereto.

(f) Minimize Claims. The Owner Participant, the Lessor, and each of the other Transaction Parties will use their respective reasonable efforts to minimize Claims indemnifiable by the Lessee under this Section 9.1, including by complying with reasonable requests by the Lessee to do or to refrain from doing any act if such compliance is, in the good faith opinion of the Owner Participant, the Lessor, or such other Transaction Party, as the case may be, of a purely ministerial nature or otherwise has no unindemnified adverse impact on the Owner Participant, the Lessor, or such Transaction Party, as the case may be, or any Affiliate of any thereof or on the business or operations of any of the foregoing.

Section 9.2.           General Tax Indemnity.

(a) Indemnity. Except as provided in paragraph (b) below, the Lessee agrees to indemnify each of the Owner Participant, the Lessor, the Trust Company (in its individual capacity and as Owner Trustee), the Indenture Trustee, and the Pass Through Trustee and their respective Affiliates (each of the foregoing, a “Tax Indemnitee”) for, to hold each Tax Indemnitee harmless from and to defend each Tax Indemnitee against all Taxes that are imposed upon or with respect to or borne by or asserted against any Tax Indemnitee, the Facility, the Undivided Interest, the Facility Site, the Ground Interest, or any portion or Component thereof or any interest therein, or upon any Operative Document or interest therein, or in any way arising out of, in connection with or relating to, any of the following:

(i) the acceptance, rejection, delivery, construction, financing, refinancing, acquisition, operation, ownership, possession, maintenance, repair, lease, condition, alteration, modification, restoration, refurbishing, rebuilding, return, transport, assembly, repossession, servicing, dismantling, abandonment, retirement, decommissioning, preparation, installation, storage, replacement, purchase, sale or other disposition, insuring, sublease, or other use or non-use of, the imposition of any lien (or incurrence of any liability to refund or pay over any amount as a result of any lien) on, the Facility, the Undivided Interest, the Ground Interest, the Facility Site or any portion or Component thereof or any interest therein;

(ii) the conduct of the business or affairs of the Lessee, the Guarantor or FirstEnergy, the Facility or the Facility Site;

(iii) the execution or delivery of the Operative Documents or any other documents contemplated thereby or the performance, enforcement or amendment of any terms thereof;

(iv) the payment or receipt of Periodic Rent and Supplemental Rent or any other payment, receipt or earning under the Operative Documents;

(v) the conveyance of title to the Undivided Interest; or

(vi) otherwise relating to the transactions contemplated by the Operative Documents.

(b) Excluded Taxes. There shall be no indemnification under paragraph (a) above for any of the following Taxes (the “Excluded Taxes”):

(i) United States federal income Taxes imposed under Subtitle A of the Code (including minimum taxes).

(ii) Taxes, including franchise Taxes, which are based on or measured by the net or gross income, capital or net worth, net or gross receipts, excess profits, capital gain or conduct of business (including minimum taxes) (other than Taxes that are, or are in the nature of, sales, use, value-added, property, ad valorem, rental, stamp, transfer, excise or license Taxes) (“Income Taxes”) imposed by (i) the Commonwealth of Pennsylvania (or any local jurisdiction or taxing authority located therein), (ii) any foreign government or any foreign taxing authority, (iii) a taxing authority in any jurisdiction in which the Tax Indemnitee is organized, incorporated or has its principal place of business or is otherwise subject to Income Taxes as a result of income, assets or activities that are unrelated to the Transactions, and (iv) any other government or taxing authority, in each case other than Income Taxes imposed as a result of (A) the location, or the use or operation by a Lessee Person, of the Undivided Interest, the

Facility Site, the Ancillary Facilities or the Facility, or the recording or registration of any Tax Indemnitee’s interest in any of the foregoing, in the jurisdiction imposing such Tax, (B) the execution or delivery of any Operative Document in such jurisdiction, (C) the identity, organization, incorporation, activities or presence of a Lessee Person or (D) the making of any payment under the Operative Documents by or on behalf of the Lessee or any related person (collectively, a “Lessee Nexus”).

(iii) Taxes imposed with respect to a period or event occurring after the expiration or earlier termination of the Facility Lease and, if applicable, the return of the use and possession of the Facility Site and the Undivided Interest in accordance with the requirements of the Facility Lease and the Site Sublease, other than Taxes (i) relating to or arising from events occurring prior to, or simultaneously with, such events or (ii) imposed with respect to any payments due under the Operative Documents.

(iv) Taxes based on or measured by the fees or other compensation of the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Account Bank in connection with the Transactions.

(v) Taxes imposed on a Tax Indemnitee (i) resulting from the gross negligence, fraud or willful misconduct of such Tax Indemnitee or a related person or (ii) that would not have occurred but for the breach or inaccuracy by such Tax Indemnitee of any of its representations, warranties, covenants or obligations under the Operative Documents.

(vi) Taxes that are being contested in accordance with Section 9.2(g) during the pendency of such contest.

(vii) Taxes resulting from (i) a voluntary sale, assignment, transfer or other disposition (A) by such Tax Indemnitee of any interest in the Undivided Interest or any part thereof or (B) of any interest in the Tax Indemnitee, provided, in each case, such sale, assignment, transfer or other disposition is not while a Lease Event of Default is continuing or (ii) any involuntary sale, assignment, transfer or other disposition of the foregoing interests resulting from any bankruptcy or other proceeding for the relief of debtors in which such Tax Indemnitee is a debtor, or from any foreclosure by a creditor of such Tax Indemnitee in each case not attributable to a Lease Default or Lease Event of Default.

(viii) Taxes incurred or payable by a transferee (including any transfer by merger, consolidation, liquidation, reorganization or otherwise by operation of law) of a Tax Indemnitee to the extent of the excess of such Taxes over the amount of such Taxes which would have been imposed on the original Tax Indemnitee had there been no transfer (determined pursuant to Applicable Law in effect at the time of the transfer); provided that such transfer is not while a Lease Event of Default is continuing.

(ix) Taxes in the nature of an intangible or similar Tax, unless arising as a result of a Lessee Nexus.

(x) Taxes imposed on any Tax Indemnitee that would not have been imposed but for the Lessor being organized outside the United States or treated as other than a U.S. Person (as defined in Section 7701(a)(30) of the Code) or a grantor trust or a pass through entity for U.S. federal income tax purposes.

(xi) Taxes that have been included in the Purchase Price.

(xii) Taxes that result from the failure of a Tax Indemnitee to comply, following notice from the Lessee, with certification, reporting, filing or other similar requirements of the jurisdiction imposing such Tax.

(xiii) Taxes imposed by any jurisdiction that would not have been imposed on a Tax Indemnitee but for its activities in such jurisdiction unrelated to the transactions contemplated by the Operative Documents.

(xiv) Value added taxes imposed on a Tax Indemnitee, unless arising as a result of a Lessee Nexus.

(c) Payment. All payments by the Lessee pursuant to this Section 9.2 shall be made on an After-Tax Basis. Each payment required to be made by the Lessee to a Tax Indemnitee pursuant to this Section 9.2 shall be paid either (i) when due directly to the applicable taxing authority by the Lessee if it is permitted to do so, or (ii) where direct payment is not permitted, and with respect to gross up amounts, in immediately available funds to such Tax Indemnitee by the later of (A) 30 days following the Lessee’s receipt of the Tax Indemnitee’s written demand for the payment pursuant to clause (g)(i) below (which demand shall be accompanied by a written statement of the Tax Indemnitee describing in reasonable detail the Taxes for which the Tax Indemnitee is demanding payment and the computation of such Taxes), (B) subject to paragraph (g) below, in the case of amounts which are being contested pursuant to such paragraph (g), at the time and in accordance with a final determination of such contest, (C) in the case of any indemnity demand for which the Lessee has requested review and determination pursuant to paragraph (d) below, the completion of such review and determination; provided, however, except with respect to amounts being contested pursuant to paragraph (g) below, in no event later than the date which is one Business Day prior to the date on which such Taxes are required to be paid to the applicable taxing authority, or (D) any other such time or times as requested by the Lessee acting in good faith and agreed to by the Tax Indemnitee. Any amount payable to the Lessee pursuant to paragraph (e) or (f) below shall be paid promptly after the Tax Indemnitee realizes a Tax Benefit giving rise to a payment under paragraph (e) or receives a refund or credit giving rise to a payment under paragraph (f), as the case may be, and shall be accompanied by a statement of the Tax Indemnitee computing in reasonable detail the amount of such payment. Upon the final determination of any contest pursuant to paragraph (g) below in respect of any Taxes for which the Lessee has made a Tax Advance, the amount of the Lessee’s obligation under paragraph (a) above shall be reduced by such Tax Advance. Any obligation of the Lessee under this Section 9.2 and the Tax Indemnitee’s obligation to repay the Tax Advance will be satisfied first by set off against each other, and any difference owing by either party will be paid within ten days of such final determination.

(d) Independent Examination. Within ten days after the Lessee receives any computation from the Tax Indemnitee, the Lessee may request in writing that an independent public accounting firm selected by the Tax Indemnitee and reasonably acceptable to the Lessee review and determine on a confidential basis the amount of any indemnity payment by the Lessee to the Tax Indemnitee pursuant to this Section 9.2 or any payment by a Tax Indemnitee to the Lessee pursuant to paragraph (e) or (f) below. The Tax Indemnitee shall cooperate with such accounting firm and supply it with all information reasonably necessary for the accounting firm to conduct such review and determination; provided that such accounting firm shall agree in writing in a manner reasonably satisfactory to the Tax Indemnitee to maintain the confidentiality of such information. The parties hereto agree that the independent public accounting firm’s sole responsibility shall be to verify the computation of any payment pursuant to this Section 9.2 and that matters of interpretation of this Participation Agreement or any other Operative Document are not within the scope of the independent accountant’s responsibility. The fees and disbursements of such accounting firm will be paid by the Lessee; provided that such fees and disbursements will be paid by the Tax Indemnitee if the verification results in an adjustment in the Lessee’s favor of five percent or more of the indemnity payment or payments as originally computed by the Tax Indemnitee.

(e) Tax Benefit. If, as the result of any Taxes paid or indemnified against by the Lessee under this Section 9.2, the aggregate Taxes actually paid by the Tax Indemnitee for any taxable year and not subject to indemnification pursuant to this Section 9.2 are less (whether by reason of a deduction, credit, allocation or apportionment of income or otherwise) than the amount of such Taxes that otherwise would have been payable by such Tax Indemnitee (a “Tax Benefit”), then to the extent such Tax Benefit was not taken into account in determining the amount of indemnification payable by the Lessee under paragraph (a) or (c) above and provided no Material Default or Lease Event of Default shall have occurred and be continuing (in which event the payment provided under this Section 9.2(e) shall be deferred until the Material Default or Lease Event of Default has been cured), such Tax Indemnitee shall pay to the Lessee the lesser of (i) (A) the amount of such Tax Benefit, plus (B) an amount equal to any additional Tax Savings realized by the Tax Indemnitee as a result of the payment under clause (A) above and this clause (B) and (ii) the amount of the indemnity paid pursuant to this Section 9.2 giving rise to such Tax Benefit; provided, however, that any excess of (i) over (ii) shall be carried forward and reduce the Lessee’s obligations to make subsequent payments to such Tax Indemnitee pursuant to this Section 9.2. If it is subsequently determined that the Tax

Indemnitee was not entitled to such Tax Benefit, the portion of such Tax Benefit that is required to be repaid or recaptured will be treated as Taxes for which the Lessee must indemnify the Tax Indemnitee pursuant to this Section 9.2 without regard to paragraph (b) hereof (other than clauses (v) and (xii) of paragraph (b)).

Notwithstanding anything to the contrary herein, each Tax Indemnitee and the Lessee shall determine the allocation of any Tax benefits, savings, credit, deduction or allocation in its sole good faith discretion and each position to be taken on its Tax return shall be in its sole control and it shall not be required to disclose any Tax return or related documentation to any Person.

(f) Refund. If a Tax Indemnitee obtains a refund or credit of all or part of any Taxes paid, reimbursed or advanced by the Lessee pursuant to this Section 9.2, the Tax Indemnitee promptly shall pay to the Lessee (i) the amount of such refund or credit (net of any Tax payable by the Tax Indemnitee as a result of the receipt or accrual of such refund or credit) plus (ii) any additional Tax Savings realized by such Tax Indemnitee by reason of such payment to the Lessee; provided that (A) if at the time such payment is due to the Lessee a Material Default or Lease Event of Default shall have occurred and be continuing, such amount shall not be payable until such Material Default or Lease Event of Default has been cured, and (B) the amount payable to the Lessee pursuant to this sentence shall not exceed the amount of the indemnity payment in respect of such refunded or credited Taxes that was made by the Lessee. Any excess of (i) and (ii) over (B) in this Section 9.2(f) shall be carried forward and reduce the Lessee’s obligations to make subsequent payments to such Tax Indemnitee pursuant to this Section 9.2. If it is subsequently determined that the Tax Indemnitee was not entitled to such refund or credit, the portion of such refund or credit that is required to be repaid or recaptured will be treated as Taxes for which the Lessee must indemnify the Tax Indemnitee pursuant to this Section 9.2 without regard to paragraph (b) hereof. If, in connection with a refund or credit of all or part of any Taxes paid, reimbursed or advanced by the Lessee pursuant to this Section 9.2, a Tax Indemnitee receives an amount representing interest on such refund or credit, the Tax Indemnitee promptly shall pay to the Lessee (1) the amount of such interest that shall be fairly attributable to such Taxes paid, reimbursed or advanced by the Lessee prior to the receipt of such refund or credit (net of Taxes payable in respect of the receipt or accrual of such interest) and (2) any Tax Savings resulting from payments made by the Tax Indemnitee under (1) and (2).

(g) Contest.

(i) Notice of Contest. If a written claim for payment is made by any taxing authority against a Tax Indemnitee for any Taxes with respect to which the Lessee may be liable for indemnity hereunder (a “Tax Claim”), such Tax Indemnitee shall give the Lessee written notice of such Tax Claim promptly after its receipt, and shall furnish the Lessee with copies of such Tax Claim and all other writings received from the taxing authority to the extent relating to such Tax Claim; provided that, without limiting any damage claims or remedy the Lessee may otherwise have for such failure, failure to so notify the Lessee shall not relieve the Lessee of any obligation to indemnify the Tax Indemnitee hereunder except to the extent that such failure increases the amount otherwise required to be paid pursuant to this Section 9.2.

(ii) Control of Contest. Subject to paragraph (g)(iii) below, at the election of the Lessee, the Lessee (A) will be entitled to contest (acting through counsel selected by the Lessee and reasonably satisfactory to the Tax Indemnitee), and control the contest of, any Tax Claim either in its own name or the name of the Tax Indemnitee if (x) such Tax Claim may be pursued independently from any claim for Taxes for which the Lessee is not obligated to indemnify the Tax Indemnitee, (y) the Lessee shall have acknowledged in writing its liability hereunder if the Tax Claim is not successful, and (z) the Tax Indemnitee has reasonably determined, acting in good faith, that it will not be adversely affected by the Lessee’s control of such Tax Claim (a “Lessee-Controlled Contest”), or (B) may require that the Tax Indemnitee in good faith contest such Tax Claim. The following rules shall apply with respect to any contest hereunder:

(1) With respect to a Lessee-Controlled Contest:

a. the Lessee shall control any such claim (acting through counsel selected by the Lessee and reasonably satisfactory to the Tax Indemnitee) at the Lessee’s expense;

b. the decisions regarding what actions to be taken shall be made by the Lessee in its sole judgment, acting reasonably and in good faith; and

c. the Tax Indemnitee shall not otherwise settle, compromise or abandon such contest without the Lessee’s prior written consent except as provided in paragraph (g)(iv) below; and

d. the Lessee shall consult in good faith with the Tax Indemnitee and its designated counsel with respect to such Tax Claim and shall provide the Tax Indemnitee with copies of any reports or claims (or extracts therefrom) issued by the relevant auditing agents or taxing authority relating to such Tax Claim.

(2) With respect to the contest of any Tax Claim pursuant to clause (B) of Section 9.2(g)(ii) hereof:

a. the Tax Indemnitee shall control any such claim (acting through counsel selected by the Tax Indemnitee and reasonably satisfactory to the Lessee) at the Lessee’s expense;

b. the decisions regarding what actions to be taken shall be made by the Tax Indemnitee in its sole judgment, acting reasonably and in good faith;

c. the Tax Indemnitee shall not otherwise settle, compromise or abandon such contest without the Lessee’s prior written consent, except as provided in paragraph (g)(iv) below; and

d. the Tax Indemnitee shall consult in good faith with the Lessee and its designated counsel with respect to such Tax Claim and shall provide the Lessee with copies of any reports or claims (or extracts therefrom) issued by the relevant auditing agents or taxing authority relating to such Tax Claim.

(iii) Conditions of Contest. Notwithstanding the foregoing, no contest with respect to a Tax Claim will be required or permitted pursuant to this Section 9.2, and the Lessee shall be required to pay the applicable Taxes without contest, unless:

(1) within 30 days after written notice by the Tax Indemnitee to the Lessee of such Tax Claim (or such shorter period, to be specified by the Tax Indemnitee in such notice, as required for taking action with respect to such Tax Claim), the Lessee shall request in writing to the Tax Indemnitee that such Tax Claim be contested,

(2) no Material Default or Lease Event of Default has occurred and is continuing,

(3) there is no reasonably foreseeable risk of sale, forfeiture or loss of, or the creation of any Lien on, the Facility, the Facility Site, the Undivided Interest, the Ground Interest, or any portion or Component thereof or any interest therein as a result of such Tax Claim,

(4) there is no reasonably foreseeable risk of imposition of any criminal penalties or liabilities,

(5) if such contest involves payment of such Tax, the Lessee has advanced such amount necessary to pay the Tax to the Tax Indemnitee or its Affiliates on an interest-free basis and with no after-Tax cost to such Tax Indemnitee (a “Tax Advance”),

(6) the Lessee has agreed to pay (and pays on demand), and with no after-Tax cost to such Tax Indemnitee or its Affiliates, all reasonable costs, losses and expenses incurred by the Tax Indemnitee in connection with the contest of such claim (including, without limitation, all reasonable legal, accounting and investigatory fees and disbursements and penalties, interest and additions to Tax),

(7) if the subject matter of such claim shall be of a continuing or recurring nature and shall have previously been decided pursuant to this paragraph (g), there shall have been a change in law after such previously decided claim and such Tax Indemnitee receives, at the Lessee’s sole cost, an opinion of counsel selected by such Tax Indemnitee and reasonably acceptable to the Lessee to the effect that such change is favorable to the position asserted in the previous contest,

(8) no appeal to the U.S. Supreme Court shall be required or permitted, and

(9) in the case of a Tax Claim other than a Lessee-Controlled Contest, the amount of the claim and all future related claims exceeds $25,000 and, if requested by the Tax Indemnitee, the Lessee shall have delivered to the Tax Indemnitee an opinion of Independent Tax Counsel that there is a reasonable basis to contest such Tax Claim.

(iv) Waiver of Indemnification. Notwithstanding anything to the contrary contained in this Section 9.2, the Tax Indemnitee at any time may elect to decline to take any action or any further action with respect to (and the Lessee shall not be permitted to contest) a Tax Claim and may in its sole discretion settle or compromise any contest with respect to such Tax Claim without the Lessee’s consent if the Tax Indemnitee:

(1) waives its right to any indemnity payment by the Lessee pursuant to this Section 9.2 in respect of such Tax Claim (and any other claim for Taxes with respect to any other taxable year the contest of which is effectively precluded by the Tax Indemnitee’s declination to take action with respect to the Tax Claim), and

(2) promptly repays to the Lessee any Tax Advance and any amount paid to such Tax Indemnitee under Section 9.2(a) above in respect of such Taxes.

Except as provided in the preceding sentence, any such waiver shall be without prejudice to the rights of the Tax Indemnitee with respect to any other Tax Claim.

(h) Reports.

(i) If any report, statement or return is required to be filed by a Tax Indemnitee with respect to any Tax that is subject to indemnification under this Section 9.2, the Lessee will (A) notify the Tax Indemnitee in writing of such requirement not later than 30 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) and (B) either (1) unless directed by the Tax Indemnitee otherwise, if permitted by Applicable Law, prepare such report, statement or return for filing by the Lessee in such manner as will show the ownership of the Undivided Interest by the Lessor for United States federal, state and local income tax purposes (if applicable), send a copy of such report, statement or return to the Tax Indemnitee and timely file such report, statement or return with the appropriate taxing authority, or (2) in all other cases, prepare and furnish to such Tax Indemnitee not later than 30 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) a proposed form of such report, statement or return for filing by the Tax Indemnitee; provided that the only consequence for failure of the Tax Indemnitee to file such report, statement or return after compliance by the Lessee with the requirements hereof shall be a loss of indemnification from the Lessee in respect of any Tax to the extent resulting from such failure.

(ii) Each of the Tax Indemnitee and the Lessee, as the case may be, will timely provide the other, at the Lessee’s expense, with all information in its possession that the other party may reasonably require and request to satisfy its Tax filing obligations; provided that the Owner Participant and its Affiliates shall not be required to provide to the Lessee, and the Lessee shall not be required to provide to any Tax Indemnitee, copies of its income tax returns or any other information in respect of its income tax returns or reporting positions that such Person considers confidential.

(i) Non-Parties. If a Tax Indemnitee is not a party to this Agreement, the Lessee may require such Tax Indemnitee to agree in writing, in a form reasonably acceptable to the Lessee, to the terms of this Section 9.2 and any other relevant provision hereof prior to making any payment to such Tax Indemnitee under this Section. Subject to the preceding sentence, the Lessee’s obligations under this Section 9.2 shall inure to the benefit of each and every Tax Indemnitee without regard to whether such Tax Indemnitee is a party to this Agreement.

SECTION 10.         LESSEE’S RIGHT OF QUIET ENJOYMENT

                Each party to this Agreement acknowledges notice of, and consents in all respects to, the terms of the Facility Lease, the Site Lease and the Site Sublease and expressly, severally and as to its own actions only, agrees that, so long as no Lease Event of Default has occurred and is continuing and neither the Lessor nor the Indenture Trustee (as assignee of the Lessor) has commenced the exercise of remedies under the Facility Lease that it may have therein as a result thereof, it shall not take or cause to be taken any action or direct that any action be taken that would interfere with or interrupt the quiet enjoyment of the use, operation and possession by the Lessee of its rights and interests in the Undivided Interest or the Ground Interest subject to the terms of the Facility Lease and the Site Sublease.

SECTION 11.         SUPPLEMENTAL FINANCING MODIFICATIONS; OPTIONAL REFINANCINGS

Section 11.1.         Financing Modifications. Upon the request of the Lessee delivered at least 30 days prior to any proposed financing of a portion of the cost of any Required Modification or non-Severable Modification and subject to the consent of the Owner Participant, the Lessor and the Indenture Trustee shall cooperate with the Lessee, to the extent permitted under Rev. Proc. 2001-28, to (a) issue Additional Notes under the Indenture to finance such Modification which will rank pari passu with the Initial Notes and/or any Additional Notes then outstanding; (b) execute and deliver one or more supplements to the Indenture for the purpose of subjecting the Lessor’s interest in any such Modifications to the Liens thereof, and (c) execute and deliver an amendment to the Facility Lease to reflect the adjustments required by clause (c) below. If the Owner Participant consents to finance such Modifications through the issuance of Additional Notes under Section 2.12(a) of the Indenture (any financing of Modifications through the issuance of such Additional Notes under the Indenture being called a “Supplemental Financing”), such Supplemental Financing shall be subject to the following additional conditions:

(a) The Basic Rent and Termination Amounts (determined without regard to any Tax benefits associated with such Modifications, unless the Owner Participant is making an Additional Equity Investment) shall, subject to Section 12.2, be adjusted as agreed to by the Owner Participant and Lessee at the time of such financing;

(b) The Rating Agencies have confirmed that such financing shall not result in a withdrawal or downgrade of the credit rating of the Pass Through Certificates below that in effect on the date of the financing (except that, in respect of Required Modifications, this clause (B) will not be applicable);

(c) Such financing is for an amount not greater than the Lessor’s Percentage of the cost of the Modifications being financed, nor for an amount less than $20 million multiplied by the Lessor’s Percentage;

(d) As of the closing date of the Supplemental Financing, the aggregate balance of the Notes (including the additional debt being financed and taking into account all Modifications) shall not exceed 87% of the fair market value of the Undivided Interest;

(e) No Lease Event of Default shall have occurred and be then continuing unless the Modifications are intended to cure such Lease Event of Default and comply in all material respects with the Operative Documents;

(f) The final maturity date of the Additional Notes will be no later than the final maturity date of the Initial Notes and will be repaid in full out of additional Basic Rent during the Lease Term;

(g) The Owner Participant shall have received an opinion of independent tax counsel to the effect that such Supplemental Financing will not cause any adverse Tax consequences to the Owner Participant;

(h) The Supplemental Financing shall not change the Owner Participant’s treatment of the transaction under FASB 13;

(i) The Supplemental Financing shall not result in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; and

(j) The Owner Participant shall be paid a fee of $100,000 in connection with such Supplemental Financing.

Section 11.2.          Cooperation. The Owner Participant will consider in good faith any requests by the Lessee to refinance the Lease Debt; provided that any such refinancing of the Lease Debt shall otherwise be in accordance with the terms of the Operative Documents and other conditions to such refinancing agreed to by Lessee and the Owner Participant shall have been satisfied.

Section 11.3.          Other Financing. Notwithstanding the foregoing in this Section 11, the Lessee shall, at any and all times, have the right to fund Modifications to the Facility other than through the Facility Lease.

SECTION 12.         CERTAIN ADJUSTMENTS TO PERIODIC RENT, TERMINATION AMOUNTS AND OTHER
                                AMOUNTS

Section 12.1.          Pre-Closing Adjustments. Prior to the Closing Date, the Rent Factors shall be adjusted, either upward or downward, as the case may be (in either case, a “Rent Adjustment”), in the event of either of the following:

(a) to reflect any changes in the Pricing Assumptions (including any changes in the assumed amortization schedules for the Notes) or the Tax Assumptions from those specified in Schedule 2 hereto and in Section 1 of the Tax Indemnity Agreement, respectively; and

(b) at the request of the Lessee or the Owner Participant, to reflect any enactment, promulgation, release or adoption of, amendment to or change in the Code or Treasury Regulations (other than changes affecting alternative minimum tax provisions) (“Tax Law Change”) that is enacted, promulgated, released or adopted prior to the Closing Date and effective in respect of the U.S. federal income tax treatment of the Overall Transaction.

                Rent Adjustments will be calculated by the Owner Participant so as to preserve the Owner Participant’s Net Economic Return without altering the credit profile such that the Termination Amount reflected on the relevant schedule attached to the Form of Facility Lease Agreement attached as Exhibit C on any Termination Date while the Notes are outstanding shall not increase by more than 1.0% of the Purchase Price; provided, however, that each adjustment of Basic Rent and Allocated Rent shall comply with the requirements of Rev. Proc. 2001-28, as modified and as in effect at the time of such adjustment, and Section 467 of the Code and any proposed, temporary or final regulations thereunder as in effect at the time of such adjustment, and shall not cause the Facility Lease to be a “disqualified leaseback or long-term agreement” within the meaning of Section 467 of the Code and any such regulations thereunder. Such adjustment and the corresponding adjustments to the other Rent Factors shall be computed by such Owner Participant on the same basis that was used in calculating the Rent Factors as set forth in the schedules to the Facility Lease on the date hereof.

                If any adjustment required by this Section 12.1 would result in (A) the Facility Lease not qualifying as an operating lease for the Lessee under FASB 13 or FASB 98, or (B) the aggregate of all rent adjustments made on or before, or contemplated to be made on, the Closing Date (other than adjustments to reflect a change in Transaction Expenses or the actual interest rate of the Pass Through Certificates) causing the after-tax net present value of Basic Rent discounted at the Discount Rate to increase by more than 100 basis points from the amounts reflected on Schedule 1-A to the form of the Facility Lease attached as Exhibit C, then the Lessee shall not be obligated to close the Overall Transaction. Any adjustment pursuant to this Section 12.1 shall be calculated, at the option of the Lessee, to minimize the average annual Basic Rent over the Basic Term for the Lessee’s GAAP accounting purposes and/or the net present value to the Lessee of the Basic Rent.

Section 12.2.          Post-Closing Adjustments.

                Any adjustments after the Closing Date in the Basic Rent and the Termination Amounts shall be made only as the Lessee and the Lessor may agree in accordance with the terms of the Facility Lease.

SECTION 13.         TRANSFER OF THE LESSEE OWNERSHIP

Section 13.1.          No Assignment of Operative Documents. The Lessee covenants and agrees that it shall not during the Lease Term assign the Facility Lease or any other Operative Document, or any interest therein, without the prior written consent of the Owner Participant, such consent not to be unreasonably withheld, delayed or conditioned, but subject to Section 13.2 hereof. Notwithstanding the foregoing, but subject to Section 13.2 hereof, the Lessee may assign all or any part of the Facility Lease, its leasehold interest therein, and any other Operative Document to which it is a party, or any interest therein, to any of its Affiliates without the consent of the Lessor, the Owner Participant, the Indenture Trustee or any other Transaction Party.

Section 13.2.          Conditional Assignment. Assignment under Section 13.1 hereof by the Lessee shall be permitted (i) if the Lessee continues to remain liable under the Facility Lease and the other Lessee Documents after giving effect to such assignment or assignments and the Guarantor shall remain fully liable for its obligations under the Guaranty, and (ii) the following conditions have been satisfied:

(a) The Lessor, Owner Participant, Indenture Trustee and Pass Through Trustee shall have received opinions of counsel (in form and substance reasonably satisfactory to such recipients) (A) to the effect that all regulatory approvals required in connection with such assignment or necessary to assume the Lessee’s obligations under the Lessee Documents shall have been obtained; and (B) as to the assignment and assumption agreement referred to below.

(b) Such assignment shall be pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to the Lessor, Owner Participant, Indenture Trustee and Pass Through Trustee.

(c) No Material Default or Lease Event of Default shall have occurred and be then continuing or would result from such assignment that has not been waived.

(d) The assignment shall not cause the regulation of the Owner Participant or the Lessor as a public utility or public utility holding company.

(e) The assignment shall not result in a Regulatory Event of Loss.

(f) The Lessee shall pay, on an After-Tax Basis, all reasonable, documented, out-of-pocket expenses (including reasonable and documented fees and expenses of its outside counsel) of the Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee in connection with such assignment.

SECTION 14.         MISCELLANEOUS

Section 14.1.          Consents; Cooperation. The Owner Participant covenants and agrees that it shall not unreasonably withhold or delay its consent with respect to any consent requested of the Lessor under the terms of the Operative Documents that by its terms is not to be unreasonably withheld or delayed by the Lessor.

Section 14.2.          Successor Owner Trustee. The parties hereto agree that the transfer or assignment pursuant to the terms of the Trust Agreement by the Owner Trustee to a successor Owner Trustee will not violate the terms of any Operative Document.

Section 14.3.          Bankruptcy of Trust Estate. If (a) all or any part of the Trust Estate becomes the property of a debtor subject to the reorganization provisions of the Bankruptcy Code, as amended from time to time, (b) pursuant to such reorganization provisions the Owner Participant is required, by reason of the Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal or interest on the Notes, and (c) the Indenture Trustee actually receives any Excess Amount, as defined below, which reflects any payment by the Owner Participant on account of clause (b) above, the Indenture Trustee shall promptly refund to the Owner Participant such Excess Amount (and, to the extent so refunded, such amount owing under the Notes shall be reinstated). For purposes of this Section 14.3, “Excess Amount” means the amount by which such payment exceeds the amount which would have been received by the Indenture Trustee if the Owner Participant had not become subject to the recourse liability referred to in clause (b) above.

Section 14.4.          Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by telecopy transmission, and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by telecopy transmission, upon receipt by the sender of a confirmation report that all pages of the telecopy transmission were properly transmitted, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

If to the Lessee:

FirstEnergy Generation Corp. 76 South Main St. Akron, Ohio 44308 Attention: Vice President and Treasurer Attention: Associate General Counsel Facsimile: 330.384.3875

If to the Guarantor:

FirstEnergy Solutions Corp. 76 South Main St. Akron, Ohio 44308 Attention: Vice President and Treasurer Attention: Associate General Counsel Facsimile: 330.384.3875

If to the Lessor, the Trust Company or the Owner Trustee:

Mansfield 2007 Trust A c/o U.S. Bank Trust National Association 300 Delaware Avenue, 9th Floor Wilmington, DE 19801 Attention: Corporate Trust Services Facsimile: 302.567.3717

With a copy to the Owner Participant

If to the Owner Participant:

Hillbrook Corp.
50 Danbury Rd.
Suite 100
Wilton, CT 06897
Attention: Chief Financial Officer
Facsimile: 203.222.4780

With a copy to the General Counsel

If to the Indenture Trustee:

The Bank of New York Trust Company, N.A.
1660 West 2nd Street, Suite 830
Cleveland, OH 44113
Attention: Corporate Trust Department Facsimile: 216.621.1441

If to the Pass Through Trustee:

The Bank of New York Trust Company, N.A.
1660 West 2nd Street, Suite 830
Cleveland, OH 44113
Attention: Corporate Trust Department Facsimile: 216.621.1441

A copy of all notices provided for herein shall be sent by the party giving such notice to each of the other parties hereto. In addition, the Lessee shall (unless otherwise directed by the applicable Rating Agency) provide to each Rating Agency a copy of any information, report or notice it gives to the Indenture Trustee hereunder or any other Operative Documents.

Section 14.5.          Survival.

                All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by any such party or on behalf of any such party under this Agreement shall be considered to have been relied upon by each other party hereto and shall survive the consummation of the transactions contemplated hereby and in the other Operative Documents regardless of any investigation made by any such party or on behalf of any such party. In addition, the indemnifications by the Lessee under Sections 9.1 and 9.2 of this Agreement, subject to Sections 9.1(b) and 9.2(b), respectively, and the obligations of the Lessee under the Site Lease, the Tax Indemnity Agreement, the Support Agreement and the Operating Agreement, and the obligations of the Guarantor under the Guaranty, shall expressly survive the expiration or early termination (in either case, for whatever reason) of the Facility Lease or any of the other Operative Documents or the transfer or other disposition of the respective interests of the Lessee, the Owner Participant, the Lessor, the Indenture Trustee, the Pass Through Trustee and the Certificateholders in, to and under this Agreement and the other Operative Documents.

Section 14.6.          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns as permitted by and in accordance with the terms hereof, including each successive holder of the Trust Interest permitted under Section 7.1 and each successive transferee or transferees of Notes permitted under Section 2.8 of the Indenture. Except as expressly provided herein or in the other Operative Documents, no party hereto may assign its interests herein without the prior written consent of the other parties hereto.

Section 14.7.          Governing Law. This Agreement has been delivered in the State of New York and shall be in all respects governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity and performance without giving effect to the conflicts of laws provisions thereof except New York General Obligations Law Section 5-1401.

Section 14.8.          Severability. If any provision hereof shall be invalid, illegal or unenforceable under Applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

Section 14.9.          Counterparts. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Section 14.10.        Headings and Table of Contents. The headings of the sections of this Agreement and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 14.11.        Limitation of Liability.

(a) None of the Owner Participant, the Lessor, the Trust Company, (in its individual capacity or as the Owner Trustee), the Indenture Trustee, the Indenture Company, the Pass Through Trustee, the Pass Through Trust Company or the Certificateholders shall have any obligation or duty to the Lessee or to others with respect to the transactions contemplated hereby or by the other Operative Documents, except those obligations or duties expressly set forth in this Agreement, the Operating Agreement and the other Operative Documents to which such Person is a party, and none of the Owner Participant, the Lessor, the Trust Company (in its individual capacity or as the Owner Trustee), the Indenture Trustee, the Indenture Company, the Pass Through Trustee, the Pass Through Trust Company or the Certificateholders shall be liable for performance by any other party hereto or to the other Operative Documents of such other party’s obligations or duties hereunder. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall the Owner Participant be liable for any action or inaction on the part of the Lessor in connection with the transactions contemplated herein or in the other Operative Documents, whether or not such action or inaction is caused by willful misconduct or gross negligence of the Lessor, unless such action or inaction is at the written direction of the Owner Participant.

(b) Neither the Lessee nor any other FirstEnergy Party shall have any obligation or duty to the Owner Participant, the Lessor, the Trust Company, the Owner Trustee, the Indenture Trustee, the Indenture Company, the Pass Through Trustee, the Pass Through Trust Company, the Certificateholders or to others with respect to the transactions contemplated hereby, except those obligations or duties expressly set forth in this Agreement, the Operating Agreement and the other Operative Documents.

(c) The Indenture Company and the Pass Through Trust Company are entering into the Operative Documents to which they are a party solely as trustees under the Indenture and the Pass Through Trust Agreement, respectively, and not in their individual capacities, except as expressly provided herein or therein, and in no case whatsoever shall the Indenture Company or the Pass Through Trust Company be personally liable for, or for any loss in respect of, any of the statements, representations, warranties, agreements or obligations of the Lessor hereunder or under any other Operative Document, as to all of which the other parties hereto agree to look solely to the Indenture Estate and the Trust Estate, respectively; provided, however, that the Indenture Company and the Pass Through Trust Company shall be liable hereunder for their own negligence or willful misconduct or for a breach of their representations, warranties and covenants made in their individual capacity under any Operative Document.

(d) The right of the Indenture Trustee or the Pass Through Trustee to perform any discretionary act enumerated herein or in any other Operative Document (including, without limitation, the right to consent to any action which requires their consent and the right to waive any provision of, or consent to any change or amendment to, any of the Operative Documents) shall not be construed as a duty, and neither the Indenture Trustee nor the Pass Through Trustee shall be liable or answerable for other than its negligence or willful misconduct in the performance of such acts. In connection with any such discretionary acts, the Indenture Trustee may in its sole discretion (but shall not, except as otherwise provided herein or in the Indenture or as otherwise required by Applicable Law, have any obligation to) request the approval or instruction of the Pass Through Trustee as the holder of the Notes, and the Pass Through Trustee may in its sole discretion (but shall not, except as otherwise provided in the Operative Documents or as otherwise required by Applicable Law, have any obligation to) request the approval of the Certificateholders.

(e) The Owner Participant will give the Lessee at least 15 days’ prior notice of any proposed amendment or supplement to the Trust Agreement (other than an amendment solely effecting a transfer of the Owner Participant’s interest in the Trust

Estate) and deliver true, complete and fully executed copies to the Lessee of any amendment or supplement to the Trust Agreement.

Section 14.12.       Consent to Jurisdiction; Waiver of Trial by Jury; Process Agent.

(a) Each of the parties hereto (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Operative Documents, or the subject matter hereof or thereof or any of the transactions contemplated hereby or thereby brought by any of the parties hereto or their successors or assigns; (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court, or in such federal court; and (iii) to the extent permitted by Applicable Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the other Operative Documents, or the subject matter hereof or thereof may not be enforced in or by such court.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY BROUGHT BY ANY OF THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS.

Section 14.13.        Further Assurances.

                Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any party to whom such first party is obligated, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Agreement and the other Operative Documents.

Section 14.14.        Effectiveness. This Agreement has been dated as of the date first above written for convenience only. This Agreement shall be effective on the date of execution and delivery by each of the parties hereto.

Section 14.15.        Measuring Life. If and to the extent that any of the options, rights and privileges granted under this Agreement, would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule or law relating to the vesting of interests in property or the suspension of the power of alienation of property, then it is agreed that notwithstanding any other provision of this Agreement, such options, rights and privileges, subject to the respective conditions hereof governing the exercise of such options, rights and privileges, will be exercisable only during (a) the longer of (i) a period which will end 21 years after the death of the last survivor of the descendants living on the date of the execution of this Agreement of the following Presidents of the United States: Franklin D. Roosevelt, Harry S. Truman, Dwight D. Eisenhower, John F. Kennedy, Lyndon B. Johnson, Richard M. Nixon, Gerald R. Ford, James E. Carter, Ronald W. Reagan, George H.W. Bush, William J. Clinton and George W. Bush, or (ii) the period provided under the Uniform Statutory Rule Against Perpetuities or (b) the specific applicable period of time expressed in this Agreement, whichever of (a) and (b) is shorter.

Section 14.16.        No Partnership, Etc. The parties hereto intend that nothing contained in this Participation Agreement or any other Operative Document shall be deemed or construed to create a partnership, joint venture or other co-ownership arrangement by and among any of them.

Section 14.17.        Entire Agreement. This Agreement and the other Operative Documents, constitutes the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all oral and all prior written agreements and understandings with respect to such subject matter; provided that, notwithstanding the foregoing, the obligations of FirstEnergy with respect to fees and expenses set forth in the letter agreement dated November 3, 2006 between FirstEnergy and McManus & Miles Incorporated, as subsequently amended, shall not be superseded hereby and shall remain in full force and effect.

Section 14.18.        Confidentiality of Information.

                Each of the parties hereto agrees that any information (a) contained herein or in the other Operative Documents (including any terms, conditions, agreements, financial projections, and other financial and operating information contained herein or therein, and the terms of any insurance policies required or otherwise maintained pursuant hereto), (b) disclosed or to be disclosed by one such party to another such party (for purposes of this Section 14.18, each of the parties to this Agreement being referred to herein as a “Receiving Party”) in connection with this Agreement or any other Operative Document, or (c) otherwise received in connection with this Agreement or any other Operative Document (or the transactions contemplated thereby) and designated by the disclosing party in writing as confidential, shall, in each case, be kept confidential by the Receiving Party and shall not be used otherwise than in connection with the business of the Parties contemplated hereunder except:

(a) to the extent such information is generally available to the public prior to the Receiving Party’s receipt thereof, or which becomes public after such receipt, but through no violation by such Receiving Party of this Section 14.18;

(b) as may be required by Applicable Law or by judicial process;

(c) as may be independently developed by the Receiving Party other than in connection with the transactions contemplated hereby with respect to the Facility or the Facility Site;

(d) to the extent such information is in the possession of the Receiving Party prior to the Receiving Party’s receipt thereof from one of the other parties hereto or otherwise in connection with this Agreement or any other Operative Document or subsequently comes into the possession of the Receiving Party from a source that is not one of the other parties hereto and is not, to the Receiving Party’s knowledge, otherwise subject to a duty of confidentiality with respect to such information or not otherwise in connection with this Agreement or any other Operative Document;

(e) as may be disclosed to the Receiving Party’s directors, officers, employees, affiliates, counsel, auditors, accountants, advisors or other representatives in connection with the Overall Transaction, or to any regulatory, self-regulatory or similar authority;

(f) to the extent used in connection with any litigation to which the Receiving Party is a party, provided that the other parties hereto shall have been given prior written notice (to the extent permitted by law and to the extent practicable) of such proposed disclosure;

(g) as may be disclosed to any transferee or proposed transferee of the Receiving Party; provided, however, that, prior to any such disclosure, any such transferee or proposed transferee, as the case may be, shall have agreed in writing to be bound by the terms of this Section 14.18 or an equally restrictive non-disclosure obligation with respect to such information; or

(h) as may be necessary or desirable in connection with the enforcement of remedies by any party to any of the Operative Documents.

The foregoing obligation as to confidentiality and non-use shall survive the termination of this Agreement for a period of three years.

Section 14.19.        Amendments, Etc. No Operative Document nor any of the terms thereof (including the terms of this Section 14.19) may be terminated, amended, supplemented, waived or modified, except by an instrument in writing (a) signed, in the case of a waiver, by the party against which enforcement of such waiver is sought, and no such waiver shall become effective unless signed copies thereof shall have been delivered to each such party or (b) in the case of termination, amendments, supplements or modifications, consented to by all parties hereto; provided, however, that (i) the consent of the Lessee is not required in the case of amendments to any Operative Document to which the Lessee is not a party and which would not increase or accelerate the Lessee’s or the Guarantor’s obligations under any of the Operative Documents nor impair the Lessee’s or the Guarantor’s rights under any of the Operative Documents and (ii) the consent of the Trust Company, the Indenture Trustee and the Pass Through Trustee is not

required in the case of amendments to Excepted Payments. Notwithstanding the foregoing, Section 5.6 of the Indenture shall not be amended without the Guarantor’s consent.

[Signature pages follow]

                IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of June 26, 2007.

FIRSTENERGY GENERATION CORP.

By: /s/ James F. Pearson
Name: James F. Pearson
Title: Vice President and Treasurer

FIRSTENERGY SOLUTIONS CORP.

By: /s/ James F. Pearson
Name: James F. Pearson
Title: Vice President and Treasurer

MANSFIELD 2007 TRUST A

By: U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee

By: /s/ Mildred F. Smith
Name: Mildred F. Smith
Title: Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION, in its individual capacity as Trust Company

By: /s/ Mildred F. Smith
Name: Mildred F. Smith
Title: Vice President

HILLBROOK CORP.

By: /s/ William C. Kolbert
Name: William C. Kolbert
Title: Executive Vice President, Chief

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly provided herein, but solely as Indenture Trustee

By: /s/ Biagio S. Impala
Name: Biagio S. Impala
Title: Vice President

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly provided herein, but solely as Pass Through Trustee

By: /s/ Biagio S. Impala
Name: Biagio S. Impala
Title: Vice President

APPENDIX A - DEFINITIONS AND RULES OF INTERPRETATION

RULES OF INTERPRETATION

In this Appendix A and each Operative Document (as hereinafter defined), unless otherwise provided herein or therein:

(a) the terms set forth in this Appendix A or in any such Operative Document shall have the meanings herein provided for and any term used in an Operative Document and not defined therein or in this Appendix A but in another Operative Document shall have the meaning herein or therein provided for in such other Operative Document;

(b) any term defined in this Appendix A by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;

(c) words importing the singular include the plural and vice versa;

(d) words importing a gender include any gender;

(e) a reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment to or in respect of an Operative Document is a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, such Operative Document unless, in any such case, otherwise expressly provided in any such Operative Document;

(f) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in such Operative Document;

(g) a definition of or reference to any document, schedule, exhibit, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or novation of, any such document, schedule, exhibit, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

(h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;

(i) if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the

Participation Agreement (as hereinafter defined), such reference shall be deemed to be to such form and, following such execution and delivery and subject to paragraph (g) above, to the document, instrument or agreement as so executed and delivered;

(j) a reference to any Person (as hereinafter defined) includes such Person’s successors and permitted assigns;

(k) any reference to “days” means calendar days unless “Business Days” (as hereinafter defined) are expressly specified;

(l) if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge; provided that such payment is made on such next succeeding Business Day);

(m) any reference to the satisfaction, release and/or discharge of the Indenture or the Collateral Documents (each as hereinafter defined) or the Lien (as hereinafter defined) thereof or words of similar import shall, whether or not so expressly stated, be deemed to be a reference to the satisfaction, release and discharge in full and cancellation of the Lien of the Indenture or the Collateral Documents, as the case may be, in accordance with the express provisions thereof;

(n) words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof; and

(o) a reference to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof and of each Operative Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

DEFINED TERMS

“20-Year MACRS Deduction” shall have the meaning set forth in Section 1(b)(i) of the Tax Indemnity Agreement.

“467 Loan Principal Balance” shall have the meaning set forth in Section 3.2(d) of the Facility Lease.

“1987 Facility Owners” shall have the meaning set forth in Section 3.1(ff) of the Participation Agreement.

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“Account Bank” shall have the meaning set forth in Section 7.1(d) of the Indenture.

“Actual Knowledge” means, with respect to any Transaction Party, actual knowledge of, or receipt of notice by, an officer, or other employee, whose responsibilities include the administration of the Overall Transaction or operational oversight of the Facility for such Transaction Party.

“Additional Pass Through Certificates” means any additional certificates issued by the Pass Through Trust in connection with the issuance of Additional Notes.

“Additional Equity Investment” means the amount, if any, the Owner Participant shall provide (in its sole and absolute discretion) to finance all or a portion of the Lessor’s Percentage of the cost of any Required or Non-Severable Modification financed pursuant to Section 11.1 of the Participation Agreement.

“Additional Notes” shall have the meaning set forth in Section 2.12(a) of the Indenture.

“ADR Deductions” shall have the meaning set forth in Section 1(b)(ii) of the Tax Indemnity Agreement.

“Affiliate” or “Affiliated” means with respect to any specified entity, any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified entity. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling”, “controlled by” and “under common control with” shall have meanings correlative to the foregoing; provided, however, that none of the Trust Company (in its individual capacity or as the Owner Trustee) or the Lessor shall be treated as an Affiliate of each other and none of the Trust Company (in its individual capacity or as the Owner Trustee) or the Lessor shall be treated as an Affiliate of any Owner Participant except that, for purposes of Section 9 of the Participation Agreement, the Lessor will be treated as an Affiliate of an Owner Participant to the extent that the Lessor acts on the express direction or with the express consent of an Owner Participant.

“AFL Property” shall have the meaning set forth in the recitals to the AF Security Agreement.

“AF Percentage” shall have the meaning set forth in the recitals to the Ancillary Facilities Lease.

“AF Security Agreement” means the Security Agreement, to be dated as of the Closing Date, substantially in the form of Exhibit M to the Participation Agreement, between Lessee and Lessor.

“AF Start Date” shall have the meaning set forth in Section 5.1 of the Support Agreement.

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“After-Tax Basis” means, in the context of determining the amount of a payment to be made on such basis (the “First Amount”), the payment of an amount which, after reduction by the net increase in Taxes of the recipient as a result of the receipt or accrual of such payment (the “Grossed Up Amount”) (which net increase shall be calculated by taking into account any current Tax Savings realized by the recipient as a result of the Tax or Claim for which the First Amount is being paid, shall be equal to the First Amount. In calculating the Grossed Up Amount payable by reason of this provision, all income taxes payable and Tax Savings realized or to be realized shall be determined on the assumptions that (a) the recipient shall be subject to the applicable income taxes at the highest marginal tax rates then applicable to corporate taxpayers taxed on the same basis as the recipient that are in effect in the applicable jurisdictions at the time such amount is received or properly accrued, and (b) all related tax benefits are utilized at the highest marginal rates then applicable to corporate taxpayers taxed on the same basis as the recipient that are then in effect in the applicable jurisdictions.

“Agreement Period” shall have the meaning set forth in Section 7.6 of the Participation Agreement.

“Alleged” means, with respect to any act, event or circumstance, that such act, event or circumstance has been alleged or asserted, directly or indirectly, by any Person to have occurred unless, and until, it is determined in a final, non-appealable judicial determination that such act, event or circumstance did not occur.

“Allocated Rent” shall have the meaning set forth in Section 3.2(b) of the Facility Lease.

“Amendment” shall have the meaning set forth in Section 5(a)(2) of the Tax Indemnity Agreement.

“Amortization Deductions” shall have the meaning set forth in Section 1(c) of the Tax Indemnity Agreement.

“Ancillary Facilities” means the Common and Shared Facilities necessary or commercially advisable to operate and/or maintain the Facility in a commercially viable manner, as more specifically described in Exhibit A to the Support Agreement.

“Ancillary Facilities” shall have the meaning set forth in the recitals to the Ancillary Facilities Lease.

“Ancillary Facilities Interest” shall have the meaning set forth in the recitals to the Ancillary Facilities Lease.

“Ancillary Facilities Lease” means an agreement with respect to the lease of an undivided interest in the Ancillary Facilities in form and substance substantially in the form of Exhibit B to the Support Agreement.

“Ancillary Facilities Lease Event of Default” shall have the meaning set forth in Section 12.1 of the Ancillary Facilities Lease.

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“Ancillary Facilities Lessee” shall have the meaning set forth in the preamble to the Ancillary Facilities Lease.

“Ancillary Facilities Lessor” shall have the meaning set forth in the preamble to the Ancillary Facilities Lease.

“Ancillary Facilities Rent” shall have the meaning set forth in Article III of the Ancillary Facilities Lease.

“Ancillary Rights” shall have the meaning set forth in the recitals to the Support Agreement.

“Applicable Law” means, without limitation, all applicable laws, including, without limitation, all Environmental Laws, and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitration board or Governmental Entity and all applicable rules, regulations, orders, ordinances, licenses and permits of any Governmental Entity.

“Applicable Rate” means the Prime Rate plus 1% per annum.

“Appraisal Procedure” means (except with respect to the Closing Appraisal and any appraisal to determine Fair Market Sales Value or Fair Market Rental Value during any period when a Lease Event of Default shall have occurred and be continuing) an appraisal conducted by an Independent Appraiser or Independent Appraisers in accordance with the following procedures. Within ten Business Days of written notice from either the Lessee or the Owner Participant of the commencement of an Appraisal Procedure, the Lessee and the Owner Participant shall consult for the purpose of appointing a mutually acceptable Independent Appraiser. The determination of such Independent Appraiser shall be conclusive and binding on the Lessee and the Owner Participant. If the Lessee and the Owner Participant are unable to agree on an Independent Appraiser, the appraisal shall be conducted by two Independent Appraisers, one of whom shall be selected by each of the Lessee and the Owner Participant on or before the fifth Business Day following the expiration of the 10-Business Day period. If one party appoints an Independent Appraiser pursuant to the immediately preceding sentence, and if the other party fails to appoint a second Independent Appraiser within the applicable time period, the appraisal shall be made by the appointed Independent Appraiser. The average of the determinations of the two Independent Appraisers shall be conclusive and binding on the Lessee and the Owner Participant unless the higher such determination exceeds the lower determination by more than 10%, in which case such Independent Appraisers shall jointly appoint a third Independent Appraiser or, if such Independent Appraisers do not appoint a third Independent Appraiser, the Owner Participant and the Lessee shall jointly appoint the third Independent Appraiser. In such case, the average of the determinations of the three Independent Appraisers shall be conclusive and binding on the Owner Participant and the Lessee, unless the determination of one Independent Appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate Independent Appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Owner Participant and the Lessee. Any appraisal determined in accordance with

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the foregoing must be delivered within 30 days after the date on which the last of the Independent Appraisers is appointed pursuant to the process set forth above.

“Appraiser” means Navigant Consulting, Inc.

“Assigned Documents” shall have the meaning set forth in clause (1) of the Granting Clause of the Indenture.

“Assumed Deductions” shall have the meaning set forth in Section 1 of the Tax Indemnity Agreement.

“Assumed Tax Rate” shall have the meaning set forth in Section 1(f) of the Tax Indemnity Agreement.

“ASTM Standard Practice – Phase I Environmental Site Assessment Process” means the procedure for conducting an environmental site assessment developed by the American Society for Testing and Materials and typically involving a site visit to ascertain the subject property’s and adjoining property’s current and past uses and physical, geologic, hydrogeologic, hydrologic, and topographic setting; performing a search of federal, state, and local government records and other historical sources; and conducting interviews with owners and operators of the property and state and local government officials.

“Average Life Date” for purposes of determining the Special Event Amount, shall be the date which follows the Termination Date by a period equal to the Remaining Weighted Average Life.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time, 11 U.S.C. § 101 et seq.

“Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or State law for the relief of debtors.

“Basic Term” shall have the meaning set forth in Section 3.1 of the Facility Lease.

“Basic Rent” shall have the meaning set forth in Section 3.2(a) of the Facility Lease.

“Best Utility Practice” means any best acts, practices, methods, equipment, specifications and standards of safety, performance and conduct (including all acts, practices, methods, equipment, specifications and standards of safety, performance and conduct which are intended to prevent events and conditions at the Facility or any portion or component thereof which could reasonably be expected to lead to a Lessee Loss Event), as (i) (x) engaged in or approved or utilized by that portion of the electric utility industry that is recognized by others as leaders in the industry at such time, or (y) viewed as advanced, optimum or state of the art at such time by one or more nationally recognized organizations, including, but not limited to, EPRI, the American National Standards Institute, the Electric Utility Benchmarking Association, or a national professional engineering organization of national standing, and (ii) good, safe and

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best engineering practices would dictate in connection with the operation, maintenance, repair and use of electric generating stations and facilities and improvements of such electrical generating stations.

“Bill of Sale” means the Bill of Sale dated as of the Closing Date between the Lessee and the Lessor, substantially in the form of Exhibit B to the Participation Agreement, pursuant to which the Lessor will purchase the Undivided Interest from the Lessee.

“Burdensome Termination Date” shall have the meaning set forth in Section 13.1 of the Facility Lease.

“Burdensome Termination Event” shall have the meaning set forth in Section 13.1 of the Facility Lease.

“Burdensome Termination Notice” shall have the meaning set forth in Section 13.1 of the Facility Lease.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, the city and the state in which the Indenture Trustee Office is located or the city and state in which the Pass Through Trustee is located.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System and includes sites expected to be investigated by the Environmental Protection Agency for hazardous substance contamination and for possible inclusion on the National Priority List.

“Certificateholders” means each of the holders of Pass Through Certificates, and each of such holder’s successors and permitted assigns.

“Claim(s)” individually or collectively as the context may require, means any and all liabilities (including in respect of negligence, strict or absolute liability, in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligations, losses, damages, penalties, claims, actions, suits, judgments, fines and other legal or administrative sanctions, judicial or administrative proceedings (whether civil or criminal), costs, expenses and disbursements (including, without limitation, reasonable legal, investigation and expert fees and expenses) of any kind and nature whatsoever.

“Closing” shall have the meaning set forth in Section 2.2(a) of the Participation Agreement.

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“Closing Appraisal” means the appraisal, dated on or before the Closing Date, prepared by the Appraiser with respect to the Lessor’s Interest addressing such matters as the Owner Participant may reasonably request.

“Closing Date” shall have the meaning set forth in Section 2.2(a) of the Participation Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral Documents” means the Indenture and the financing statements.

“Commencement Date” with respect to the Site Lease, shall have the meaning set forth in Section 2.1 of the Site Lease.

“Common Facilities” means the facilities common to the operation of Units 1 and 2 of the Generating Station.

“Competitor” shall have the meaning set forth in Section 7.1(b) of the Participation Agreement.

“Component” means any appliance, part, instrument, appurtenance, accessory, furnishing, equipment or other property of whatever nature that may from time to time be incorporated in the Facility, except to the extent constituting Modifications or spare parts while being held for future use.

“Consent Decree” means the Consent Decree dated March 18, 2005 in the proceeding styled United States of America v. Ohio Edison Company and Pennsylvania Power Company (Civil Action No. 2:99-CV-1181).

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Date of Return” shall have the meaning set forth in Section 5.1 of the Facility Lease.

“Deduction Loss” shall have the meaning set forth in Section 5(a)(1) of the Tax Indemnity Agreement.

“Depreciation Deduction” shall have the meaning set forth in Section 1(b) of the Tax Indemnity Agreement.

“Discount Rate” means the initial coupon rate on the Notes plus 40 basis points.

“Dollars” or the sign “$” means the lawful currency of the United States.

“Effective Rate” shall have the meaning set forth in Section 5 of the Tax Indemnity Agreement.

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“Eligible Facility” shall have the meaning set forth in Section 3.1(v) of the Participation Agreement.

“Emission Allowances” shall have the meaning set forth in Section 3.1(x)(vii) of the Participation Agreement.

“Enforcement Notice” shall have the meaning set forth in Section 5.1 of the Indenture.

“Engineering Consultant” means Black & Veatch Corporation.

“Engineering Report” means, with respect to the Facility, the letter of the Engineering Consultant dated on or before the Closing Date addressing such matters as the Owner Participant may reasonably request.

“Environmental Claim” shall have the meaning set forth in Section 9.1(a)(iii) of the Participation Agreement.

“Environmental Condition” means any action, omission, event, condition or circumstance, including, without limitation, the presence or release of or exposure to any Hazardous Substance, which does or reasonably could (a) require assessment, investigation, abatement, correction, removal or remediation, (b) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (c) create or constitute a public or private nuisance or trespass, or (d) constitute a violation of or non-compliance with any Environmental Law.

“Environmental Consultant” means Civil and Environmental Consultants, Inc.

“Environmental Laws” means all applicable national, regional, federal, state, municipal, Native American, or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, directives, permits, licenses, approvals, codes, regulations, common or decisional law (including principles of tort, negligence, trespass, nuisance, strict liability, contribution and indemnification) or other requirements of any Governmental Entity, including, without limitation, any administrative or judicial orders, agreements or decrees by, with or of any Governmental Entity, relating to the environment, the safety or health of human beings or other living organisms, natural resources or toxic, explosive, corrosive, flammable, infectious, radioactive or other Hazardous Substances, as each may from time to time be amended, supplemented or supplanted.

“Environmental Report” means the Phase I Environmental Site Assessment Report, dated on or before the Closing Date, prepared by the Environmental Consultant, together with a letter from the Environmental Consultant permitting the Owner Participant to rely on such Assessment Report.

“Equity Investment” means the amount specified with respect thereto on Schedule 1-A to the Participation Agreement.

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“EOL Report” means the final report delivered by an independent engineer pursuant to Section 10.2(b) of the Facility Lease.

“Equity Portion of Periodic Rent” means for any Rent Payment Date the difference between (a) Periodic Rent scheduled to be paid under the Facility Lease on such Rent Payment Date and (b) the principal and interest scheduled to be paid on the Notes on such Rent Payment Date.

“Equity Portion of PVRR Amount” in respect of any determination of PVRR Amount or amount determined by reference to PVRR Amount payable pursuant to the Operative Documents as of a particular date, means an amount equal to the excess, if any, of (a) the PVRR Amount over (b) the principal and accrued interest on the Notes scheduled (in accordance with the payment terms of the Notes) to be outstanding on such date of determination.

“Equity Portion of Termination Amount” in respect of any determination of Termination Amount or amount determined by reference to Termination Amount payable pursuant to the Operative Documents as of a particular date, means an amount equal to the excess, if any, of (a) the Termination Amount set forth opposite the Termination Date corresponding to such date of determination on Schedule 2 of the Facility Lease over (b) the principal and accrued interest on the Notes scheduled (in accordance with the payment terms of the Notes) to be outstanding on such date of determination after application of any Basic Rent payable on such Termination Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Lessee would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) and/or (o) of the Code.

“Event of Loss” means any of the following events:

(a) the loss of the Undivided Interest or the use thereof due to destruction or damage that is beyond economic repair or that renders the Undivided Interest permanently unfit for normal use as determined in good faith and in the reasonable opinion of the Lessee or is not permanent but reasonably expected to last for at least 60 months; or

(b) any damage to the Undivided Interest that results in an insurance settlement with respect thereto on the basis of a total loss or an actual, constructive or a compromised total loss of the Undivided Interest; or

(c) a Requisition following exhaustion of all permitted appeals, which in the case of a Requisition of use would reasonably be foreseeable to exceed the Lease Term; or

(d) assuming the Lessee is diligently attempting to do so, failure of the Lessee to complete the repair or restoration of the Undivided Interest following a material partial loss or damage to the Undivided Interest prior to the earlier of (at which point such material partial loss or damage shall be deemed to be an “Event of Loss” for purposes of this definition) (i) 12

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months prior to the expiration of the Lease Term (or, if there occurs a material partial loss or damage to the Undivided Interest after the date that is 36 months prior to the expiration of the Lease Term, as promptly as practicable thereafter and (unless the Lessor shall agree otherwise) in no event later than the date of expiration of the Lease Term) and (ii) the date which is 36 months after the occurrence of such partial loss or damage; or

(e) if elected by the Owner Participant within six months after the date upon which it shall obtain Actual Knowledge of the event or circumstance which gives rise to such election under this clause (e) and only in such case as termination of the Facility Lease and transfer of the Undivided Interest shall remove the basis of the regulation described below, the Owner Participant shall reasonably determine (in consultation with counsel to the Owner Participant having expertise with respect to such regulation), that the Owner Participant’s or the Lessor’s interest in the Undivided Interest, any Operative Document or the Facility Lease, or any part thereof, is or will become subject to any rate of return regulation of any Governmental Entity, or the Owner Participant, the Lessor or the OP Guarantor is or will become subject to any other electric utility or holding company regulation of any Governmental Entity or any law which is materially burdensome, in either case by reason of the participation of the Owner Participant or the Lessor in the transactions contemplated by the Operative Documents, and not, in any event, as a result of (i) investments, loans or other business activities of the Owner Participant or its Affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the Owner Participant or its Affiliates (in each case other than investments, loans or other business activities with the Lessee or its Affiliates and properties or assets owned, leased, managed or otherwise used or made available for use by the Lessee or its Affiliates) or (ii) a failure of the Owner Participant or any of its Affiliates to perform routine, administrative or ministerial actions; provided that the Lessee, the Lessor and the Owner Participant agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation or law constituting an Event of Loss under this clause (e) (a “Regulatory Event of Loss”) at the cost and expense of the Lessee and so long as there shall be no material adverse consequences to the Owner Participant or the Lessor (or any of their respective Affiliates) as a result of taking such measures.

“Excepted Payments” means and includes (a)(i) any right, title or interest to any indemnity (whether or not constituting Supplemental Rent and whether or not a Lease Event of Default exists) payable to either the Lessor, the Trust Company, or the Owner Participant or to their respective Indemnified Parties and successors and permitted assigns (other than the Indenture Trustee) pursuant to Section 2.3, 9.1, 9.2, 11.1 or 11.2 of the Participation Agreement and any payments under the Tax Indemnity Agreement (provided that Excepted Payments shall not include any Periodic Rent) or (ii) any amount payable by the Lessee to the Lessor or the Owner Participant to reimburse any such Person for its costs and expenses in exercising its rights under the Operative Documents, (b)(i) insurance proceeds, if any, payable to the Lessor or the Owner Participant under insurance separately maintained by the Lessor or the Owner Participant with respect to the Facility as permitted by Section 11 of the Facility Lease or (ii) proceeds of personal injury or property damage liability insurance maintained under any Operative Document for the benefit of the Lessor or the Owner Participant, (c) any amount payable to the Owner Participant as the purchase price of the Owner Participant’s right and interest in the Trust Interest, (d) all other fees expressly payable to the Owner Participant under the Operative

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Documents, (e) any payments in respect of interest, or any payments made on an After-Tax Basis, to the extent attributable to payments referred to in clause (a) through (d) above; (f) any amounts paid to the Lessor as reimbursement for amounts expended pursuant to Section 20 of the Facility Lease; (g) proceeds of the items referred to in clause (a) through (f) above; and (h) any rights to demand, collect, sue for, or otherwise receive and enforce payment of the foregoing amounts, including under the Guaranty, but without limiting clause (e) of this definition above.

“Excess Amount” shall have the meaning set forth in Section 14.3 of the Participation Agreement, and, with respect to the Indenture, the meaning specified in Section 9.13 thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” shall have the meaning set forth in a registration rights agreement dated as of the Closing Date, by and among the Pass Through Trustee, the Lessee, the Lessor, the Guarantor and the Lead Initial Purchasers.

“Excluded Taxes” shall have the meaning set forth in Section 9.2(b) of the Participation Agreement.

“Exempt Wholesale Generator” or “EWG” shall have the meaning set forth in Section 3.1(v) of the Participation Agreement.

“Facility” means Unit 1 of the Generating Station and more fully described in Exhibit A to the Participation Agreement, but does not include the Facility Site or the Ancillary Facilities.

“Facility Lease” means the Facility Lease Agreement, to be dated as of the Closing Date, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, pursuant to which the Lessor will lease the Undivided Interest to the Lessee.

“Facility Lease Termination Date” shall have the meaning set forth in Section 2.2 of the Support Agreement.

“Facility Site” shall have the meaning set forth in the recitals to the Site Lease.

“Fair Market Rental Value” or “Fair Market Sales Value” means with respect to any property or service as of any date, the cash rent or cash price obtainable in an arm’s-length lease, sale or supply between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller or supplier, as the case may be, under no compulsion to lease or sell or supply the property or service in question, and shall, in the case of the Undivided Interest or the Lessor’s Interest, be determined (except pursuant to Section 17 of the Facility Lease or as otherwise provided below or in the Operative Documents) on the basis and assumption that (a) the conditions contained in Sections 7 and 8 of the Facility Lease shall have been complied with in all respects, (b) the lessee or buyer shall have rights in, or an assignment of, the Operative Documents to which the Lessor is a party and the obligations relating thereto, and (c) the Undivided Interest or the Lessor’s Interest, as the case may be, is free

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and clear of all Liens (other than Lessor’s Liens, Owner Participant’s Liens and Indenture Trustee Liens), and taking into account the remaining term of the Site Lease and, in the case of the Fair Market Rental Value, the terms of the Facility Lease and the other Operative Documents. If the Fair Market Sales Value of the Lessor’s Interest is to be determined during the continuance of a Lease Event of Default or in connection with the exercise of remedies by the Lessor pursuant to Section 17 of the Facility Lease, such value shall be determined by an Independent Appraiser appointed solely by the Lessor on an “as-is”, “where-is” and “with all faults” basis and shall take into account all Liens (other than Lessor’s Liens, Owner Participant’s Liens and Indenture Trustee Liens). If in any case other than in the preceding sentence the parties are unable to agree upon the Fair Market Sales Value of the Lessor’s Interest within 30 days after a request therefor has been made, the Fair Market Sales Value of the Lessor’s Interest shall be determined by appraisal pursuant to the Appraisal Procedures. Any fair market value determination of a Severable Modification shall take into consideration any liens or encumbrances to which the Severable Modification being appraised is subject and which are being assumed by the transferee.

“Fair Market Value Renewal Option” with respect to the Site Lease, shall have the meaning set forth in Section 2.2(a)(iii) of the Site Lease.

“Fair Market Value Renewal Term” with respect to the Facility Lease, shall have the meaning set forth in Section 15.2 of the Facility Lease.

“FASB 13” means the Statement of the Financial Accounting Standards Board No. 13, as amended and interpreted from time to time.

“FASB 98” means the Statement of the Financial Accounting Standards Board No. 98, as amended and interpreted from time to time.

“FERC” means the Federal Energy Regulatory Commission of the United States or any successor or predecessor agency thereto.

“FERC Orders” means any or all of the following FERC Orders required pursuant to Section 4.5 of the Participation Agreement:

(a) an approval from FERC for the Lessee to sell power at market-based rates under Section 205 of the FPA effective on or before the Closing Date; and

(b) an authorization from FERC under Section 203 of the FPA for the lease contemplated by the Operative Documents.

“FGCO” means FirstEnergy Generation Corp., an Ohio corporation.

“Final Determination” shall have the meaning set forth in Section 9 of the Tax Indemnity Agreement.

“Financial Reports” shall have the meaning set forth in Section 3.1(p) of the Participation Agreement.

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“First Amount” shall have the meaning set forth in the definition of After-Tax Basis herein.

“FirstEnergy” means FirstEnergy Corp., an Ohio corporation.

“FirstEnergy Parties” means the Guarantor, the Lessee and each other Affiliate of FirstEnergy, if any, that is or becomes a party to any Operative Document.

“Force Majeure Event” shall mean any event or condition that (i) is beyond the control of a Lessee Person, (ii) is not the result of any acts, omissions or delays of a Lessee Person, (iii) is not an event or condition, the risks or consequences of which the Lessee has expressly agreed to assume under the Facility Lease, any other Operative Document or the Operating Agreement and (iv) cannot be cured, remedied, offset, negotiated or otherwise overcome by the prompt exercise of due diligence of any Lessee Person. The term “Force Majeure Event” shall include the following (if, and for so long as, the requirements described in clauses (i) through (iv) of the above sentence are satisfied): floods, hurricanes, or other unusually severe weather conditions; earthquakes; volcanic eruptions; acts of war (whether declared or undeclared); sabotage or terrorism. Notwithstanding the foregoing, the term “Force Majeure Event” shall not include (a) weather conditions which could reasonably be anticipated by experienced operators of coal-fired electric generating facilities in the northeast region of the United States, (b) events or conditions arising out of the occurrence of any manpower or materials shortages, except if such shortage results from an event or condition which constitutes a Force Majeure Event, (c) events or conditions arising out of any failure by a Lessee Person to obtain and/or maintain any Permit it is required to obtain and/or maintain hereunder or to otherwise comply with Applicable Law, or (d) events or conditions arising out of any failure of the Lessee to comply with the provisions of the Facility Lease, any other Operative Document or the Operating Agreement.

“Foreclosure Transfer” with respect to, and as used in, the Site Lease, shall have the meaning set forth in Section 17.3 of the Site Lease, and with respect to, and as used in, the Ancillary Facilities Lease, shall have the meaning set forth in Section 17.3 of the Ancillary Facilities Lease.

“FPA” or “Federal Power Act” means the Federal Power Act, 16 U.S.C. §§ 824 et seq., or any successor statute.

“GAAP” means United States generally accepted accounting principles.

“Generating Station” means the Bruce Mansfield Generating Plant, a three-unit coal-fired generating facility that has a net demonstrated capacity of 2,460 MW located on approximately 473 acres of land on the south shore of the Ohio River in the Borough of Shippingport, Beaver County, Pennsylvania, and, to the extent not otherwise included therein, the Ancillary Facilities.

“Governmental Approvals” shall have the meaning set forth in Section 3.1(c) of the Participation Agreement.

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“Governmental Entity” means any national, Native American, regional, state, municipal or local government, any political subdivision of any thereof or any board, commission, department, division, organ, instrumentality, court or agency of any thereof.

“Grossed Up Amount” shall have the meaning set forth in the definition of After-Tax Basis herein.

“Ground Interest” shall have the meaning set forth in the recitals to the Site Lease.

“Guaranteed Party” shall have the meaning set forth in Section 5 of the Guaranty.

“Guarantor” shall have the meaning set forth in the preamble to the Participation Agreement.

“Guaranty” means the Guaranty, to be dated as of the Closing Date, in favor of the Guaranteed Parties, substantially in the form of Exhibit H to the Participation Agreement.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System and the “Most Recent H.15(519)” means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable Termination Date.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos or asbestos-containing materials, PCBs, radioactive material, or other compound, element, material, substance or waste in any form whatsoever (including products) regulated, restricted or controlled or with respect to which liability or standards of conduct are imposed by or under any Environmental Law.

“Inclusion” shall have the meaning set forth in Section 5(a)(2) of the Tax Indemnity Agreement.

“Income Taxes” shall have the meaning set forth in Section 9.2(b)(ii) of the Participation Agreement.

“Indemnified Party” shall have the meaning set forth in Section 9.1(a) of the Participation Agreement.

“Indemnitor” with respect to, and as used in, the Site Lease shall have the meaning set forth in Section 12.3 of the Site Lease and with respect to, and as used in, the Ancillary Facilities Lease, shall have the meaning set forth in Section 11.3 of the Ancillary Facilities Lease.

“Indenture” means the Indenture of Trust, Open-End, Mortgage and Security Agreement, dated as of the Closing Date, between the Lessor and the Indenture Trustee, in substantially the form of Exhibit I to the Participation Agreement.

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“Indenture Bankruptcy Default” means any event or occurrence which, with the passage of time or the giving of notice or both, would become a Indenture Event of Default under Section 4.2(e) or (f) of the Indenture.

“Indenture Company” shall have the meaning set forth in the preamble to the Participation Agreement.

“Indenture Default” means any event or occurrence which, with the passage of time or the giving of notice or both, would become a Indenture Event of Default.

“Indenture Estate” shall have the meaning set forth in the Granting Clause of the Indenture.

“Indenture Event of Default” shall have the meaning set forth in Section 4.2 of the Indenture.

“Indenture Trustee” shall have the meaning set forth in the preamble to the Participation Agreement.

“Indenture Trustee Account Collateral” shall have the meaning set forth in Section 3.11(c) of the Indenture.

“Indenture Trustee Office” means the office to be used for notices to the Indenture Trustee from time to time pursuant to Section 9.5 of the Indenture.

“Indenture Trustee’s Account” means the account specified with respect thereto on Schedule 1-B to the Participation Agreement or such other account of the Indenture Trustee as the Indenture Trustee may from time to time specify in a notice to the other parties to the Participation Agreement.

“Indenture Trustee’s Lien” means any Lien on the Trust Estate, the Facility, the Facility Site or any part thereof or any interest therein arising as a result of (a) Taxes against or affecting the Indenture Company or the Indenture Trustee, or any Affiliate thereof that are not related to, or that are in violation of, any Operative Document or the transactions contemplated thereby, (b) Claims against or any act or omission of the Indenture Company or the Indenture Trustee, or any Affiliate thereof that is not related to, or that is in violation of, any of such Person’s representations, warranties, covenants or agreements in an Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Indenture Company or the Indenture Trustee specified therein, (c) Taxes imposed upon the Indenture Company or the Indenture Trustee, or any Affiliate thereof that are not required to be indemnified against by the Lessee pursuant to any Operative Document or (d) Claims against or affecting the Indenture Company or the Indenture Trustee, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Indenture Company or the Indenture Trustee of any portion of the interest of the Indenture Company or the Indenture Trustee in the Trust Estate, other than pursuant to the Operative Documents.

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“Independent Appraiser” means a disinterested, licensed industrial property appraiser who is a member of the Appraisal Institute having experience in the business of evaluating facilities similar to the Facility.

“Independent Tax Counsel” shall mean Milbank, Tweed, Hadley & McCloy LLP or other independent tax counsel of nationally-recognized standing selected by Owner Participant and reasonably acceptable to Lessee.

“Initial Notes” shall have the meaning set forth in Section 2.2 of the Indenture.

“Initial Purchasers” means the initial purchasers of the Pass Through Certificates pursuant to the Purchase Agreement.

“Initial Sublease Term” with respect to the Site Sublease, shall have the meaning set forth in Section 2.1(a) of the Site Sublease.

“Initial Term” with respect to the Site Lease, shall have the meaning set forth in Section 2.1 of the Site Lease.

“Insurance Consultant” means Moore-McNeil, LLC.

“Interest Deductions” shall have the meaning set forth in Section 1(d) of the Tax Indemnity Agreement.

“Investment Banker” shall have the meaning set forth in Section 2.10(c) of the Indenture.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Grade” means, with respect to any Person, a Person that has unsecured debt (i) with an indicated “private” or official public rating of not lower than BBB- from S&P or a rating of not lower than Baa3 from Moody’s if such Person’s debt has ratings from only one of such services or (ii) an indicated “private” or official public rating of not lower than BBB- from S&P and a rating of not lower than Baa3 from Moody’s if such Person’s debt has ratings from both such services.

“IPP” shall have the meaning set forth in Section 7.1(b) of the Participation Agreement.

“IRS” means the Internal Revenue Service of the United States Department of Treasury or any successor agency.

“Lead Initial Purchasers” means Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC.

“Lease Debt” means the debt evidenced by the Notes.

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“Lease Debt Rate” means the applicable interest rate accruing on the Notes.

“Lease Default” means any event or occurrence which, with the passage of time or the giving of notice or both, would become a Lease Event of Default.

“Lease Event of Default” with respect to the Facility Lease, shall have the meaning set forth in Section 16 of the Facility Lease.

“Lease Term” with respect to the Facility Lease, means the term of the Facility Lease, including the Basic Term and all Renewal Terms.

“Lease Transaction” means the transaction involving the sale of the Undivided Interest to the Lessor in exchange for the Purchase Price, the lease of the Facility Site to the Lessor pursuant to the Site Lease and the simultaneous lease of the Undivided Interest and sublease of the Facility Site to the Lessee in accordance with the Operative Documents.

“Leasehold Lien” with respect to, and as used in, the Site Lease or the Site Sublease, shall have the meaning set forth in Section 15.4 of the Site Lease or Section 14.3 of the Site Sublease, and with respect to, and as used in, the Ancillary Facilities Lease, shall have the meaning set forth in Section 14.2 of the Ancillary Facilities Lease.

“Leasehold Mortgagee” with respect to, and as used in, the Site Lease or the Site Sublease, shall have the meaning set forth in Section 15.4 of the Site Lease or Section 14.3 of the Site Sublease, and with respect to, and as used in, the Ancillary Facilities Lease, shall have the meaning set forth in Section 14.1 of the Ancillary Facilities Lease.

“Lessee” shall have the meaning set forth in the preamble to the Participation Agreement.

“Lessee 467 Loan Interest” with respect to the Facility Lease, shall have the meaning set forth in Section 3.2(d) of the Facility Lease.

“Lessee 467 Loan Principal Balance” with respect to the Facility Lease, shall have the meaning set forth in Section 3.2(d) of the Facility Lease.

“Lessee Action” shall have the meaning set forth in Section 5(a)(1) of the Tax Indemnity Agreement.

“Lessee Assignee” shall have the meaning set forth in the definition of Lessee Person herein.

“Lessee Contract” shall have the meaning set forth in the definition of Lessee Person herein.

“Lessee-Controlled Contest” shall have the meaning set forth in Section 9.2(g)(ii) of the Participation Agreement.

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“Lessee Disclosure Schedule” shall have the meaning set forth in Section 3.1 of the Participation Agreement.

“Lessee Documents” means the Operative Documents to which the Lessee is a party and the Operating Agreement.

“Lessee Liens” means any Lien on or with respect to all or any part of the Undivided Interest or any part thereof or any of the Lessor’s or the Owner Participant’s right, title or interest in and to any of the foregoing or any part thereof.

“Lessee Loss Event” shall mean any event or condition that arises from any Lessee Person’s action, inaction, non-performance, breach or otherwise in the operation (including, without limitation, procurement, transportation, acceptance, installation, storage and use of supplies, parts, feedstocks, other consumables, intellectual property, and other tangible and intangible property, or use, storage, treatment, disposal or manufacture of hazardous substances or other emissions or regulation of access or otherwise securing site access) or maintenance (including, without limitation, repair, alteration, manufacture, design, preparation, installation, modification, improvement, restoration, refurbishment, remediation, substitution or replacement of components, retirement of parts or components), of the Facility or any portion or component thereof that is not consistent with Best Utility Practice or not otherwise a Force Majeure Event.

“Lessee Nexus” shall have the meaning set forth in Section 9.2(b)(ii) of the Participation Agreement.

“Lessee Operator” shall have the meaning set forth in the definition of Lessee Person herein.

“Lessee Person” means (i) the Lessee; (ii) the Guarantor; (iii) any assignee or sublessee of the Lessee (each a “Lessee Assignee”); (iv) the operator under the Operating Agreement or any other operator of the Generating Station, the Facility or the Ancillary Facilities or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest) (each a “Lessee Operator”); (v) (A) any Person under a contract with the Lessee, the Guarantor, a Lessee Assignee or a Lessee Operator which contract (each a “Lessee Contract”) relates to, arises out of or was entered into in connection with (1) the Generating Station, the Facility, the Facility Site, the Ancillary Facilities or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest) or (2) the Use thereof or (B) any contractor, subcontractor, consultant or agent under any Lessee Contract or any other Person supplying or transporting goods or performing services under any Lessee Contract or otherwise in connection with the Use of the Facility, the Facility Site, the Ancillary Facilities or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest); (vi) any Person to whom the Lessee, the Guarantor, a Lessee Assignee or a Lessee Operator shall have delegated duties or assigned rights (whether by contract or otherwise) relating to, arising out of or in connection with the Facility, the Facility Site, the Ancillary Facilities or any portion or component thereof or interest therein (including, without limitation, the Undivided Interest) or the Use thereof; (vii) any other Person occupying, in possession or control of, engaging in or participating in the Use of or otherwise present on or at, the Facility,

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the Facility Site or the Ancillary Facilities prior to or during the Lease Term with the knowledge or express or implied consent of (or as a result of the breach of contractual obligations (including, without limitation, the Operative Documents) of, or negligence of) the Lessee, the Guarantor, any Lessee Assignee or any Lessee Operator; (viii) any Affiliate of any of the Persons described in the foregoing clause (i) through (vii) above and (ix) any officers, directors, employees or agents of any of the Persons described in clauses (i) through (viii) above; provided that the Persons described in clauses (iii), (v) and (vii) above do not, and shall not be deemed to, include the Lessor, the Owner Participant or any other Person in possession of all or any portion of the Facility that is claiming that right to possession through the Lessor or the Owner Participant, other than through the Facility Lease.

“Lessee’s Advisor” means McManus & Miles Incorporated.

“Lessor” shall have the meaning set forth in the preamble to the Participation Agreement.

“Lessor 467 Loan Interest” with respect to the Facility Lease, shall have the meaning set forth in Section 3.2(d) of the Facility Lease.

“Lessor 467 Loan Principal Balance” with respect to the Facility Lease, shall have the meaning set forth in Section 3.2(d) of the Facility Lease.

“Lessor Closing Costs” means all reasonable costs and out of pocket expenses (except for Taxes other than those incurred in connection with the recordings and filings listed on Schedule 4.21 to the Participation Agreement) incurred by the Lessor, the Owner Participant, the Indenture Trustee, the Pass Through Trustee and the Account Bank in documenting and closing the Overall Transaction, including but not limited to, the costs of reproduction and printing of the offering materials of the Pass Through Certificates, fees and expenses of counsel for the Owner Participant, counsel for the Pass Through Trustee, counsel for the Owner Trustee, counsel for the Indenture Trustee and counsel for the Initial Purchasers, commissions and fees payable to and expenses of the Initial Purchasers and the Appraiser, title insurance premiums and costs, reasonable out-of-pocket expenses of the Owner Participants (including the fees and expenses, if any, of the Environmental Consultant, the Insurance Consultant, the Engineering Consultant, Thorndike Landing LLC, Arcadis, and MPR Associates, Inc.) and the initial fees of the Owner Trustee, Indenture Trustee and Pass Through Trustee.

“Lessor Expense Cap” means 1.17% of the Purchase Price.

“Lessor’s Account” means the bank account designated by Lessor to Lessee in writing from time to time.

“Lessor’s Interest” means the Lessor’s right, title (as applicable) and interest in and to the Undivided Interest, the Ground Interest, the Ancillary Facilities Interest and its rights under the Support Agreement.

“Lessor’s Lien(s)” individually or collectively as the context may require, means any Lien on the Trust Estate, the Facility Site, or any part thereof or interest therein arising as a result of (a) Taxes against or affecting the Lessor, the Trust Company or the Owner Trustee or

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any Affiliate thereof that are not related to, or that are in violation of, any Operative Document or the transactions contemplated thereby, (b) Claims against or any act or omission of the Lessor, the Trust Company or the Owner Trustee or any Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Lessor, the Trust Company or the Owner Trustee specified therein, (c) Taxes imposed upon the Lessor, the Trust Company or the Owner Trustee or any Affiliate thereof that are not required to be indemnified against by the Lessee pursuant to any Operative Document or (d) Claims against or affecting the Lessor, the Trust Company or the Owner Trustee or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Lessor, the Trust Company or the Owner Trustee of any portion of the interest of the Lessor in the Lessor’s Interest, other than pursuant to the Operative Documents.

“Lessor’s Percentage” means 16.8885%.

“Lien” means any security interest, security deed, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), lease, title retention arrangement, charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

“Limited Renewal Option” with respect to the Site Lease, shall have the meaning set forth in Section 2.2(a)(i) of the Site Lease.

“Limited Renewal Term” with respect to the Facility Lease, shall have the meaning set forth in Section 15.1(a) of the Facility Lease.

“Long Stop Date” means the date that is five years after the date of a Total Loss or, if less than five years remain prior to the expiration of the then current Lease Term (including any Renewal Term that has been irrevocably elected by the Lessee), the earlier of (i) the expiration date of the then current Lease Term (including any Renewal Term that has been irrevocably elected by the Lessee) and (ii) 48 months after such Total Loss.

“Losses” shall have the meaning set forth in Section 6.1 of the AF Security Agreement.

“Majority in Interest of Noteholders” as of any date of determination, means Noteholders holding in aggregate more than 50% of the total outstanding principal amount of the Notes; provided, however, that any Note held by the Lessee, the Guarantor or any Affiliate of either such party shall not be considered outstanding for purposes of this definition.

“Material Adverse Change” and “Material Adverse Effect” means a material adverse change in or effect on (a) the Facility or the financial position of the Lessee or the Guarantor affecting the ability of the Lessee or the Guarantor to perform its obligations in any material respect under any of the Operative Documents, including, without limitation, the operation of the Facility, or the Operating Agreement or (b) the validity or enforceability in any material respect of any Operative Document or the Operating Agreement.

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“Material Default” means, with respect to the Facility Lease, (a) a Lease Default under clause (a), (b), (g) or (h) of Section 16 of the Facility Lease, or (b) failure by the Lessee to comply in any material respect with its obligations under Section 19 of the Facility Lease.

“MBR Authority” shall have the meaning set forth in Section 3.1(v) of the Participation Agreement.

“MISO” shall have the meaning set forth in Section 4.2 of the Support Agreement.

“Modifications” means any modifications, alterations or improvements to the Facility, including any Required Modifications and Optional Modifications.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Most Recent H.15(519)” shall have the meaning specified in the definition of “H.15(519)” herein.

“National Priority List” means the National Priorities List, a list compiled by the Environmental Protection Agency of the highest-priority sites undergoing or scheduled for cleanup under CERCLA.

“Non-Registration Event” shall have the meaning specified in Section 2.5 of the Registration Rights Agreement dated as of the Closing Date among the Lessee, the Guarantor, the Pass Through Trustee and the Lead Initial Purchasers.

“Note(s)” means, individually or collectively as the context may require, the Initial Notes and Additional Notes, each issued pursuant to the Indenture.

“Note Register” shall have the meaning set forth in Section 2.8 of the Indenture.

“Noteholder(s)” means any holder of record (as reflected on the Note Register) from time to time of a Note outstanding.

“Notice Period” shall have the meaning set forth in Section 7.6(a) of the Participation Agreement.

“Obligations” with respect to, and as used in, the Guaranty, shall have the meaning set forth in Section 2.1 of the Guaranty and with respect to, and as used in, the AF Security Agreement, shall have the meaning set forth in the recitals to the AF Security Agreement.

“Offering Circular” means the Offering Circular to be issued with respect to the Pass Through Certificates.

“Officer’s Certificate” shall mean with respect to any Person, a certificate signed by any Responsible Officer of such Person.

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“Official Records” shall have the meaning set forth in the recitals to the Site Lease.

“OP Assignment and Assumption Agreement” means an assignment and assumption agreement in form and substance substantially in the form of Exhibit J to the Participation Agreement.

“OP Guarantor” means AIG Financial Products Corp., or any Person that shall guaranty the obligations of a Transferor under the Operative Documents in accordance with Section 7.1 of the Participation Agreement.

“OP Parent Guaranty” means, as applicable, (a) that certain guaranty of AIG Financial Products Corp., dated as of the date of the Participation Agreement, in favor of the Lessee, the Lessor, the Owner Trustee, the Trust Company, the Indenture Trustee, the Pass Through Trustee and the Certificateholders, or (b) any other guaranty agreement provided by an OP Guarantor in form and substance substantially in the form of Exhibit G to the Participation Agreement.

“Operating Agreement” means the Operating Agreement for Mansfield Units 1, 2, and 3 dated as of June 1, 1976, as amended on January 1, 2001 and as further amended on or before the Closing Date by an amendment substantially in the form of Exhibit L to the Participation Agreement.

“Operative Documents” means the Participation Agreement, the Bill of Sale, the Facility Lease, the Pass Through Certificates, the Site Lease, the Site Sublease, the Indenture, the Notes, the Pass Through Trust Agreement, the Trust Agreement, the Tax Indemnity Agreement, the Guaranty, the OP Parent Guaranty (if any), the Purchase Agreement, the Support Agreement and the AF Security Agreement.

“Operator” means FGCO or any replacement Operator appointed pursuant to the Operating Agreement.

“Optional Modification” with respect to the Facility Lease, shall have the meaning set forth in Section 8.2 of the Facility Lease.

“Organic Document” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; with respect to any Person that is a limited partnership, its certificate of limited partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company agreement, in each case, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, and with respect to any Person that is a business trust, its certificate of business trust and its trust agreement, in each case, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect from time to time.

“Other Facility Leases” means the “Facility Lease” as defined in Appendix A to each or any of, as the context shall require, the Other Participation Agreements.

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“Other Lessors” means the “Lessor” as defined in Appendix A to each or any of, as the context shall require, the Other Participation Agreements.

“Other Owner Participants” means “Owner Participant” as defined in Appendix A of each or any of, as the context shall require, the Other Participation Agreements.

“Other Participation Agreement” means each or any of, as the context shall require, the Participation Agreements identified as such in Exhibit I to this Appendix A other than the Participation Agreement.

“Overall Transaction” means all of the transactions contemplated by the Operative Documents.

“Overdue Rate” means a rate per annum equal to the Prime Rate plus 1%.

“Owner Breach Termination Date” shall have the meaning set forth in Section 14.1 of the Facility Lease.

“Owner Breach Termination Notice” shall have the meaning set forth in Section 14.1 of the Facility Lease.

“Owner Participant” shall have the meaning set forth in the preamble to the Participation Agreement, except that for the purposes of the Tax Indemnity Agreement, “Owner Participant” shall have the meaning set forth in Section 9 of such Tax Indemnity Agreement.

“Owner Participant’s Account” means the account maintained by the Owner Participant at the bank specified with respect thereto on Schedule 1-C to the Participation Agreement, or such other account of the Owner Participant as the Owner Participant may from time to time specify in a notice to the Indenture Trustee pursuant to Section 9.5 of the Indenture.

“Owner Participant’s Commitment” means the Owner Participant’s investment in the Lessor contemplated by Section 2.1(a) of the Participation Agreement.

“Owner Participant’s Lien(s)” individually or collectively as the context may require, means any Lien on the Trust Estate, the Facility Site, or any part thereof or interest therein arising as a result of (a) Claims against or any act or omission of the Owner Participant that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Participant set forth therein, (b) Taxes against the Owner Participant that are not required to be indemnified against by the Lessee pursuant to the Operative Documents or (c) Claims against or affecting the Owner Participant arising out of the voluntary or involuntary transfer by the Owner Participant of any portion of the interest of the Owner Participant in the Trust Interest, other than any transfer (i) pursuant to the exercise of any of the Lessee’s (or any Affiliate’s thereof) rights under the Operative Documents or (ii) during the continuance of a Lease Event of Default.

“Owner Participant’s Net Economic Return” means the after-tax yield (calculated according to the multiple investment sinking fund method) and the aggregate after-

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tax cash, but not the pattern of earnings, anticipated by the Owner Participant as of the Closing Date based on the Tax Assumptions and the Pricing Assumptions.

“Owner Trustee” shall have the meaning set forth in the Trust Agreement.

“Participation” shall have the meaning set forth in the preamble to the Operating Agreement.

“Participation Agreement” means the Participation Agreement, dated as of June 26, 2007, among the Lessee, the Guarantor, the Lessor, the Owner Participant, the Trust Company, The Bank of New York Trust Company, N.A., as Indenture Trustee, and The Bank of New York Trust Company, N.A., as Pass Through Trustee.

“Pass Through Certificates” means the Series A Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 2.4 of the Pass Through Trust Agreement.

“Pass Through Trust Company” shall have the meaning set forth in the preamble to the Participation Agreement.

“Pass Through Trust” means the pass through trust created pursuant to the Pass Through Trust Agreement.

“Pass Through Trust Agreement” means the Pass Through Trust Agreement, dated as of the date of the Participation Agreement, between the Lessee, the Guarantor and the Pass Through Trustee.

“Pass Through Trustee” shall have the meaning set forth in the preamble to the Participation Agreement.

“Paying Agent” shall have the meaning set forth in Section 2.6(a) of the Indenture.

“Payment Obligations” shall have the meaning set forth in Section 2.1 of the Guaranty.

“Performance Obligations” shall have the meaning set forth in Section 2.1 of the Guaranty.

“Periodic Rent” with respect to the Facility Lease, means Basic Rent and Renewal Rent, if any, as specified in Schedule 1 to the Facility Lease.

“Permit” means any action, approval, certificate, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from, and any filing with, a Governmental Entity.

“Permitted Encumbrances” means with respect to the Facility Site, all matters shown as exceptions on Schedule B to each of the Title Policies as in effect on the Closing Date.

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“Permitted Investments” means investments in securities that are: (a) direct obligations of the United States or any agency thereof; (b) obligations fully guaranteed by the United States or any agency thereof the obligations of which are backed by the full faith and credit of the United States of America; (c) certificates of deposit or bankers acceptances issued by commercial banks organized under the laws of the United States or of any political subdivision thereof or under the laws of Canada, Japan, Switzerland or any country that is a member of the European Union such commercial banks having a combined capital and surplus of at least $250,000,000 and having long-term unsecured debt securities then rated not lower than “AA-” by S&P and not lower than “Aa3” by Moody’s (but at the time of investment not more than $25,000,000 may be invested in such certificates of deposit from any one bank); (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above, entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) open market commercial paper of any corporation incorporated or doing business under the laws of the United States or of any political subdivision thereof having a rating of not lower than “A-1” from S&P and “P-1” from Moody’s (but at the time of investment not more than $25,000,000 may be invested in such commercial paper from any one company); (f) auction rate securities or money market preferred stock having one of the two highest ratings obtainable from S&P and Moody’s; (g) investments in money market funds or money market mutual funds sponsored by any securities broker dealer of recognized national standing (or an affiliate thereof), substantially all the invested assets of such fund which are invested in investments described in any one or more of the foregoing clauses having a rating of “A+” or better by S&P and “A1” or better by Moody’s, and (h) Class A shares of First American Prime Obligation Fund (FIVXX).

“Permitted Liens” means (a) liens for taxes not yet due and payable or taxes being contested in good faith by appropriate proceedings so long as such proceedings do not involve a material risk of the sale, forfeiture, loss or restriction on use of the Undivided Interest, the Facility Site or any interest in or material part of either; (b) suppliers’, vendors’, workmen’s, repairmen’s, employee’s, mechanics’, materialmen’s or other like liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith by appropriate proceedings so long as such proceedings do not involve a material risk of the sale, forfeiture, loss or restriction on use of the Undivided Interest, the Facility Site or any interest in or material part of either; (c) pre-judgment liens for claims against the Lessee or any sublessee permitted under the Facility Lease which are being contested in good faith and liens arising out of judgments or awards against the Lessee or any such sublessee with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review; provided that during such proceedings, there is not, and such proceedings do not involve a material risk of the sale, forfeiture or loss of the Undivided Interest, the Facility Site or any interest in or material part of either; (d) easements, servitudes and land charges in respect of the Facility which do not have a material adverse effect on the current or residual value, useful life or utility of the Undivided Interest; (e) liens arising by operation of law, to the extent not described above, and not including judgment liens, that do not involve a material risk of the sale, forfeiture or loss of the Undivided Interest, the Facility Site or any interest in or material part of either; (f) liens created or permitted by any Operative Document; and (g) any Liens created, or permitted to be created by, the Lessor, the Indenture Trustee or the Pass Through Trustee.

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“Person” means any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Phase I Environmental Survey” means a study, conducted in accordance with standards promulgated by the American Society for Testing and Materials or an equivalent environmental site assessment conducted pursuant to current good customary and commercial practice, that (i) evaluates the potential for Environmental Conditions to exist at the property that is the subject of the study as a result of historical or current operations or activities at said property and (ii) evaluates whether the subject property is in substantial compliance with applicable Environmental Laws.

“Phase II Environmental Survey” means a study that includes sampling and analysis of soil, groundwater and/or other environmental media, conducted pursuant to good customary and commercial practice, that evaluates potential Environmental Conditions determined in a Phase I Environmental Survey to exist at the property that is the subject of the study.

“Plan” means any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Lessee or an ERISA Affiliate of the Lessee or with respect to which the Lessee or an ERISA Affiliate of the Lessee would, under Section 4069 of ERISA, be an employer if such plan were to be terminated.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pricing Assumptions” means the “Pricing Assumptions” (attached as Schedule 2 to the Participation Agreement) for the Facility Lease.

“Prime Rate” means the rate of interest, as published by The Wall Street Journal or any successor publication, from time to time, as the prime rate.

“Proceeds” means the proceeds from the sale of the Pass Through Certificates by the Pass Through Trust to the Certificateholders on the Closing Date.

“Property Interest” shall have the meaning set forth in clause (1) of the Granting Clause of the Indenture.

“Prudent Industry Practice” means, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive coal fired electric generating industry operating similarly situated facilities in the eastern United States at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would reasonably have been expected to (i) accomplish the desired result at a reasonable cost consistent with good business practices,

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reliability, safety and expedition and (ii) maintain the Facility in as good of condition as when delivered to the Lessee, ordinary wear and tear excepted. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties and the requirements of any Governmental Entity having jurisdiction.

“PUHCA” means the Public Utility Holding Company Act of 2005, as enacted through the Energy Policy Act of 2005, Pub. L. No. 109-58, 119 Stat. 594 (2005).

“PUHCA 1935” shall have the meaning specified in Section 3.1(v) of the Participation Agreement.

“Purchase Agreement” means the Purchase Agreement for the Pass Through Certificates, dated as of a date on or before the Closing Date, among the Lessee, the Guarantor and the Lead Initial Purchasers.

“Purchase Price” with respect to the Undivided Interest, means $236,439,000.

“PVRR Amount” means the present value of all installments of Basic Rent (or Renewal Rent if in a Renewal Term) from the date of such event to the end of the Basic Lease Term or Renewal Term, as the case may be, then in effect or irrevocably elected by the Lessee, discounted at the Discount Rate.

“Qualifying Cash Bids” means bona fide bids from a Person other than the Lessee or an Affiliate of the Lessee to purchase the Lessor’s Interest for cash on an “as is”, “where is” and “with all faults” basis without any representations or warranties other than by the Lessor with respect to the absence of Lessor’s Liens and by the Owner Participant with respect to the absence of Owner Participant’s Liens.

“Rating Agencies” means each of S&P and Moody’s.

“Reasonable Basis” for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility of the American Bar Association (or any successor to such opinion).

“Receiving Party” shall have the meaning set forth in Section 14.18 of the Participation Agreement.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Indenture or the respective Note, which date shall be a Termination Date.

“Registrar” shall have the meaning set forth in Section 2.8 of the Indenture.

“Regulatory Event of Loss” shall have the meaning set forth in clause (e) of the definition of “Event of Loss.”

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“Related Party” means, with respect to any Person or its successors and assigns, an Affiliate of such Person or its successors and assigns and any director, officer, servant, employee or agent of that Person or any such Affiliate or their respective successors and assigns; provided that none of the Trust Company, the Owner Trustee or the Lessor shall be treated as Related Parties to each other and none of the Trust Company, the Lessor or the Owner Trustee shall be treated as a Related Party to any Owner Participant except that, for purposes of Section 9 of the Participation Agreement, the Lessor will be treated as a Related Party to an Owner Participant to the extent that the Lessor acts on the express direction or with the express consent of an Owner Participant.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, flow, leak, discharge, disposal or emission.

“Remaining Weighted Average Life” for purposes of determining the Special Event Amount, on a given Termination Date shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) each amount set forth in Column 2 of Schedule 3 to the Facility Lease corresponding to the dates in the Date column that are after the Termination Date by (ii) the number of days from and including such Termination Date to but excluding the date of each such amount, by (b) the sum of all amounts set forth in Column 2 of Schedule 3 to the Facility Lease corresponding to the dates in the Date column that are after the Termination Date.

“Renewal Rent” with respect to the Facility Lease, means the rent payable during any Renewal Term, in each case as determined in accordance with Section 15.3 of the Facility Lease.

“Renewal Site Lease Term(s)” individually or collectively as the context shall require, with respect to the Site Lease, shall have the meaning set forth in Section 2.2(c) of the Site Lease.

“Renewal Term” with respect to the Facility Lease, means the Limited Renewal Term, the Second Renewal Term or any Fair Market Value Renewal Term.

“Rent” means Periodic Rent and Supplemental Rent.

“Rent Adjustment” shall have the meaning set forth in Section 12.1 of the Participation Agreement.

“Rent Factors” shall have the meaning set forth in Section 3.4(a) of the Facility Lease.

“Rent Payment Date” shall have the meaning set forth on Schedule 1-A to the Facility Lease.

“Rent Payment Period” shall have the meaning set forth on Schedule 1-B to the Facility Lease.

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“Replacement Component” shall have the meaning set forth on Section 7.2 of the Facility Lease.

“Required Modification” shall have the meaning set forth in Section 8.1 of the Facility Lease.

“Requisition” means the seizure, condemnation, confiscation or taking of, or requisition of title to or use of, the Undivided Interest or the Ground Interest by any Governmental Entity.

“Responsible Officer” means, with respect to any Person, (a) its Chairman of the Board, its President, any Senior Vice President, the Chief Financial Officer, any Managing Director, any Vice President, the Treasurer or any other management employee (i) that has the power to take the action in question and has been authorized, directly or indirectly, by the Board of Directors or equivalent body of such Person, (ii) working under the direct supervision of such Chairman of the Board, President, Senior Vice President, Chief Financial Officer, Managing Director, Vice President or Treasurer and (iii) whose responsibilities include the administration of the Overall Transaction and (b) with respect to the Pass Through Trustee and the Indenture Trustee an officer in their respective corporate trust departments and (c) with respect to the Trust Company or Owner Trustee, an officer in its Corporate Trust Services Department with responsibility for the day to day administrations of the Lessor.

“Restoration Closing Date” shall have the meaning set forth in Section 10.2(d) of the Facility Lease.

“Return Conditions” shall have the meaning set forth in Section 5.2 of the Facility Lease.

“Revenues” shall have the meaning set forth in clause (2) of the Granting Clause of the Indenture.

“Rev. Proc. 2001-28” means Revenue Procedure 2001-28, 2001-1 C.B. 1156.

“Right to Partition Waiver” shall have the meaning set forth in Section 3.1(ff) of the Participation Agreement.

“Sale” shall have the meaning set forth in Section 7.6(a) of the Participation Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Scheduled Closing Date” means July 10, 2007.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Renewal Term” with respect to the Facility Lease, shall have the meaning set forth in Section 15.1(b) of the Facility Lease.

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“Second Renewal Option” with respect to the Site Lease, shall have the meaning set forth in Section 2.2(a)(ii) of the Site Lease.

“Section 467 Interest” with respect to the Facility Lease, shall have the meaning set forth in Section 3.2(d) of the Facility Lease.

“Section 467 Interest Deduction” shall have the meaning set forth in Section 1(d) of the Tax Indemnity Agreement.

“Section 467 Loan” with respect to the Facility Lease, shall have the meaning set forth in Section 3.2(d) of the Facility Lease.

“Secured Indebtedness” shall have the meaning set forth in Section 1.1(b) of the Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary’s Jurisdiction” shall have the meaning set forth in Section 9.12 of the Indenture.

“Severable Modifications” means any Modifications that are not Required Modifications and are removable from the Facility without causing material damage thereto.

“Shared Facilities” means the facilities shared by Units 1, 2 and 3 of the Generating Station.

“Site Lease” means the Site Lease, to be dated as of the Closing Date, between the Lessee and the Lessor, substantially in the form of Exhibit D to the Participation Agreement, pursuant to which the Lessee will lease the Ground Interest to the Lessor.

“Site Lease Event of Default” with respect to the Site Lease, shall have the meaning set forth in Section 13.1 of the Site Lease.

“Site Lease Termination Date” shall have the meaning set forth in Section 2.1 of the Site Lease.

“Site Lessee” shall have the meaning set forth in the preamble to the Site Lease.

“Site Lessor” shall have the meaning set forth in the preamble to the Site Lease.

“Site Rent” shall have the meaning set forth in Section 4.1 of the Site Lease.

“Site Sublease” means the Site Sublease, to be dated as of the Closing Date, between the Lessee and the Lessor, substantially in the form of Exhibit E to the Participation Agreement, pursuant to which the Lessor will sublease the Ground Interest to the Lessee.

“Site Sublessee Event of Default” shall have the meaning set forth in Section 12.1 of the Site Sublease.

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“Special Event Amount” means, with respect to any Termination Date, an amount (as determined by an independent investment bank of national standing) equal to the excess, if any, of (a) the present value of the amounts in Column 1 of Schedule 3 to the Facility Lease corresponding to the dates in the Date column that are after the Termination Date, computed by discounting such amounts on a semiannual basis on each such date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield plus 35 basis points over (b) the sum of (i) the sum of all amounts set forth in Column 2 of Schedule 3 to the Facility Lease corresponding to the dates in the Date column that are after the Termination Date and (ii) the product of (x) the amount by which the amount in Column 1 of Schedule 3 to the Facility Lease corresponding to the date in the Date column following the Termination Date exceeds the amount in Column 2 of Schedule 3 to the Facility Lease corresponding to the date in the Date column following the Termination Date and (y) the number of days (measured assuming a 360-day year of twelve 30-day months) from and including the date in the Date column preceding the Termination Date to but excluding the Termination Date divided by (A) number of days between the Closing and December 1, 2007, if the Termination Date occurs on or before 12/1/2007, or (B) 180, if the Termination Date occurs after December 1, 2007. The date of determination of a Special Event Amount shall be the third Business Day prior to the applicable Termination Date.

“Subrent” shall have the meaning set forth in Section 4.1 of the Site Sublease.

“Successor Guarantor” shall have the meaning set forth in Section 3.2(b) of the Guaranty.

“Supplemental Financing” shall have the meaning set forth in Section 11.1 of the Participation Agreement.

“Supplemental Rent” means any and all amounts, liabilities and obligations (other than Basic Rent) which the Lessee assumes or agrees to pay under the Operative Documents (whether or not identified as “Supplemental Rent”) to the Lessor or any other Person, including, without limitation, the Termination Amount and the PVRR Amount.

“Support Agreement” means the Support Agreement dated as of the Closing date, and substantially in the form of Exhibit L to the Participation Agreement, between the Lessee and the Lessor.

“Tax” or “Taxes” means any and all taxes, levies, imposts, duties, deductions, withholdings or similar charges (including ad valorem charges) imposed by the United States federal, any state or local, any non-United States, or any other government or other taxing authority and any and all interest, penalties and additions to tax related thereto.

“Tax Advance” shall have the meaning set forth in Section 9.2(g)(iii)(5) of the Participation Agreement.

“Tax Assumptions” means the items described in Section 1 of the Tax Indemnity Agreement.

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“Tax Benefit” shall have the meaning set forth in Section 9.2(e) of the Participation Agreement.

“Tax Claim” shall have the meaning set forth in Section 9.2(g)(i) of the Participation Agreement.

“Tax Event” means any event or transaction that will be a taxable transaction to the holders of the Notes (or any Certificateholder) or result in an adverse change in the tax characterization of the Pass Through Trust.

“Tax Indemnitee” shall have the meaning set forth in Section 9.2(a) of the Participation Agreement.

“Tax Indemnity Agreement” means the Tax Indemnity Agreement, to be dated as of the Closing Date, between the Lessee and the Owner Participant.

“Tax Law Change” shall have the meaning set forth in Section 12.1(b) of the Participation Agreement.

“Tax Loss” shall have the meaning set forth in Section 5(a)(2) of the Tax Indemnity Agreement.

“Tax Representation” means each of the items described in Section 5(a)(1) of the Tax Indemnity Agreement.

“Tax Savings” means actual reductions in Taxes not indemnified against by the Lessee pursuant to Section 9.2 of the Participation Agreement.

“Taxes and Assessments” with respect to, and as used in, the Site Lease, shall have, collectively, the meaning set forth in Section 16.1 of the Site Lease, and with respect to, and as used in, the Ancillary Facilities Lease, shall have the meaning set forth in Section 15.1 of the Ancillary Facilities Lease.

“Term” with respect to, and as used in, the Site Lease or the Site Sublease, shall have the meaning set forth in Section 2.2(c) of the Site Lease or Section 2.1(b) of the Site Sublease, and with respect to, and as used in, the Ancillary Facilities Lease, shall have the meaning set forth in Article II of the Ancillary Facilities Lease.

“Termination Amounts” with respect to the Facility Lease and each Termination Date, means the amounts equal to the Purchase Price multiplied by the percentage of the Purchase Price specified on Schedule 2 to the Facility Lease as the corresponding “Termination Amount” plus the Special Event Amount unless the Termination Amount is being paid pursuant to Section 10.3 or 17 of the Facility Lease.

“Termination Date” with respect to the Facility Lease, means each of the monthly dates during the Lease Term identified as a “Termination Date” on Schedule 2 of the Facility Lease.

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“Termination Notice” shall have the meaning set forth in Section 10.3(a)(ii) of the Facility Lease.

“TIA” means the Trust Indenture Act of 1939.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” means the title insurance policy, dated as of the Closing Date, to be issued by the Title Company with respect to the Lessor’s Interest and delivered pursuant to Section 4.14 of the Participation Agreement.

“Total Loss” shall have the meaning set forth in Section 10.2 of the Facility Lease.

“Transaction Expenses” means the Lessor Closing Costs and such additional expenses as may be payable by the Lessee pursuant to Section 2.3 of the Participation Agreement.

“Transaction Party” means, individually or collectively, as the context shall require, all, each, or any of the parties to the Operative Documents (including the Indenture Company and the Pass Through Company).

“Transferee” means a transferee of the Owner Participant permitted by Section 7.1 of the Participation Agreement.

“Transferee Guarantor” shall have the meaning set forth in Section 7.1(a)(iii) of the Participation Agreement.

“Treasury Regulations” means regulations, including temporary regulations, promulgated under the Code.

“Treasury Yield” means, for purposes of determining the Special Event Amount, at the date of determination of the Special Event Amount, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date and (B) the other maturing as close as possible to, but later than, the Average Life Date, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519).

“Trust Agreement” means the Trust Agreement, dated as of June 26, 2007, between the Owner Participant and the Trust Company, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

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“Trust Company” shall have the meaning set forth in the preamble to the Participation Agreement.

“Trust Estate” means all the estate, right, title and interest of the Lessor in, to and under the Undivided Interest, the Ground Interest, the Operating Agreement and the Operative Documents, including all funds advanced to the Lessor by the Owner Participant, all installments and other payments of Periodic Rent, Supplemental Rent or Termination Amount under the Facility Lease, condemnation awards, purchase price, sale proceeds, insurance proceeds and all other proceeds, rights and interests of any kind for or with respect to the estate, right, title and interest of the Lessor in, to and under the Undivided Interest, the Ground Interest and the Operative Documents and any of the foregoing.

“Trust Interest” means the interest of the Owner Participant in the Lessor.

“Undivided Interest” means an undivided 16.8885% interest in the Facility to be granted or conveyed to the Lessor from the Lessee pursuant to the Bill of Sale and leased by the Lessor to the Lessee pursuant to the Facility Lease, as more fully described in Exhibit A to the Participation Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction.

“United States Person” means a “United States person” as that term is defined in Section 7701(a)(30) of the Code or any successor provision thereto.

“Use” shall have the meaning set forth in Section 9.1(a)(i) of the Participation Agreement.

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Exhibit I

Participation Agreements

The separate Participation Agreements dated as of June 26, 2007 among the Lessee, the Guarantor, the Owner Participant identified therein, the Trust Company, The Bank of New York Trust Company, N.A., as Indenture Trustee, The Bank of New York Trust Company, N.A., as Pass Through Trustee, and each of the following Lessors:

1. Mansfield 2007 Trust A

2. Mansfield 2007 Trust B

3. Mansfield 2007 Trust C

4. Mansfield 2007 Trust D

5. Mansfield 2007 Trust E

6. Mansfield 2007 Trust F